As filed with the Securities and Exchange Commission on March 10, 2022

Registration Statement No. 333-261735

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A

Amendment No. 1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QSAM Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2842	20-1602779
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

QSAM Biosciences, Inc.

9442 Capital of Texas Hwy N, Plaza 1, Suite 500

Austin, TX 78759

Tel: (512) 343-4558

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas R. Baum

Chief Executive Officer

QSAM Biosciences, Inc.

9442 Capital of Texas Hwy N, Plaza 1, Suite 500

Austin, TX 78759

Tel: (512) 343-4558

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joel D. Mayersohn, Esq. Rasika A. Kulkarni, Esq. Dickinson Wright PLLC 350 East Las Olas Blvd Suite 1750, Ft. Lauderdale FL 33301 Tel. (954) 991-5426 Fax: (844) 670-6009	Gregory Sichenzia, Esq. Marcelle S. Balcombe, Esq. Sichenzia Ross Ference LLP 1185 Avenue of the Americas 31st Floor New York, NY 10036 Tel.: (212) 930-9700 Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement related to these securities filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MARCH 10, 2022

1,428,571 Shares of Common Stock

Pre-Funded Warrants to Purchase up to 1,428,571 Shares of Common Stock

QSAM Biosciences, Inc.

We are offering 1,428,571 shares of our common stock par value $0.0001 per share (“common stock”), at an assumed offering price of $14.00 per share (based upon the last reported sale price of our common stock on OTCQB Venture Market on March 9, 2022). We are also offering to each purchaser whose purchase of shares of our common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding shares of our common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants to purchase shares of our common stock (the “pre-funded warrants”), in lieu of shares of common stock. Each pre-funded warrant will be exercisable for one share of our common stock.

Our common stock is currently traded on OTCQB Venture Market of OTC Markets Group (“OTCQB”), under the symbol “QSAM.” We have applied to list our common stock on the Nasdaq Capital Market (“NASDAQ”) under the symbol “QSAM”. If our application is not approved, we will not complete this offering. No assurance can be given that our application will be approved or that a trading market will develop.

In order to obtain NASDAQ listing approval we conducted a 1-for-40 reverse split of our issued and outstanding common stock that was made effective by Financial Industry Regulatory Authority (“FINRA”) approval on March 10, 2022. A “D” has been placed on the QSAM Biosciences Inc. ticker symbol, QSAM, for 20 business days starting on March 10, 2022 to alert the public of the 1-for-40 reverse stock split effectuated on that day on OTC Markets.

On March 9, 2022, the last reported sale price of our common stock was $14.00 per share as adjusted to reflect the 1-for-40 reverse stock split of our common stock. All share numbers in this registration statement have been adjusted to give effect to this reverse split unless otherwise indicated.

The final public offering price of the shares of common stock in this offering will be determined through negotiation between us and the underwriters in the offering and the recent market price used throughout this prospectus may not be indicative of the final offering price. There is no established trading market for the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of pre-funded warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

Investing in our securities involves risks. See “Risk Factors” beginning on page 10 of this prospectus for a discussion of the risks that you should consider in connection with an investment in our securities. Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Per Pre-Funded Warrant	Total
Public offering price	$	$	$
Underwriting discounts and commissions (1)	$	$	$
Proceeds to us, before expenses	$	$	$

(1)	In addition, we have agreed to reimburse the underwriters for certain expenses. See “Underwriting” beginning on page 60 of this prospectus for additional disclosure regarding underwriter compensation and offering expenses.

We have granted the underwriters an option for a period of 45 days to purchase up to 214,286 additional shares of common stock solely to cover over-allotments, if any.

The underwriters expect to deliver the Company’s securities to the purchasers on or about           , 2022.

ThinkEquity

The date of this prospectus is               , 2022.

QSAM Biosciences

Clinical Stage Targeted Radiopharmaceuticals For Treatment of Cancer

Our drug candidate, CycloSam®, is a clinical-stage radiotherapeutic designed to deliver targeted radiation to bone tumors

CycloSam® combines a potent radioisotope (Samarium-153) with a calcium-seeking chelant (DOTMP) to deliver a controlled dose of radiation to sites of high bone mineral turnover near tumors.

Based on animal and human data, we believe multiple-dose regimens of CycloSam® can be safely used to arrest or regress primary and metastatic bone tumors

Metastatic Bone Cancers	Pediatric Osteosarcoma/ Ewing's Sarcoma	Bone Marrow Ablation
Phase I Trials Commenced	Orphan & Rare Pediatric Designations Granted	Single Patient IND Completed

Our mission is to advance next-generation radiotherapies to help children & adults

fight cancer

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You should rely only on the information contained in this prospectus and any free writing prospectus that we have authorized for use in connection with this offering. Neither we nor the underwriters have authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, the securities covered hereby only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities covered hereby. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should also read and consider the information in the documents to which we have referred under the caption “Where You Can Find Additional Information” in the prospectus. In addition, this prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

For investors outside the United States: Neither we nor any of the underwriters have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside of the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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PROSPECTUS SUMMARY

This summary highlights information about us, this offering and selected information contained elsewhere in this Prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus and the documents incorporated by reference herein, including our financial statements and the related notes and the information set forth under the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented on a retrospective and pro forma basis to reflect the reverse stock split of our outstanding shares of common stock at a ratio of 1-for-40 effective as of March 10, 2022.

Except where the context requires otherwise, in this prospectus the “Company,” “we,” “us” and “our” refer to QSAM Biosciences Inc., a Delaware corporation and, where appropriate, its subsidiaries.

The Company

We are developing next-generation nuclear medicines for the treatment of cancer and related diseases. Our initial technology is Samarium-153 DOTMP, a/k/a CycloSam® (“CycloSam®” or the “New Technology”), a clinical-stage bone targeting radiopharmaceutical. CycloSam® features a patented, low specific activity form of Samarium-153, a beta-emitting radioisotope with a short 46-hour half-life, and the chelating agent DOTMP, which selectively targets sites of high bone mineral turnover and reduces off-site migration of the tumor-killing radiation. We believe improvements in formulation and manufacturing from a prior FDA-approved drug (Quadramet®) utilizing the same radioisotope has resulted in our drug candidate demonstrating significantly less impurities, lower costs and more frequent availability. Samarium-153 and DOTMP form a highly stable complex, which we believe, when used either as a monotherapy or in combination with other more widely used treatments such as external beam radiation, may demonstrate meaningful disease modifying results in primary and metastatic bone cancer. Ultimately, we may seek to further develop and commercialize CycloSam® for one or more market indications or license the technology to a larger pharmaceutical partner.

In August 2021, the Food & Drug Administration (FDA) cleared our Investigational New Drug (IND) application to commence Phase 1 clinical trials for CycloSam® as a treatment for cancer that has metastasized to the bone from the lung, breast, prostate and other areas. We initiated this trial at our first site (Houston, TX) in November 2021, and we seek to commence dosing patients in this open-label, dose escalating study in the first quarter or early second quarter of 2022. Also in August 2021, the FDA granted Orphan Drug Designation for the use of CycloSam® to treat a primary bone cancer called osteosarcoma, a devastating disease that mostly affects children and young adults. Although patients with osteosarcoma or Ewing’s sarcoma are eligible to participate in our initial Phase 1 trials, we anticipate filing an amended protocol to our current commercial IND application in 2022 to commence clinical trials specifically for these primary, pediatric bone cancers. In March 2020, CycloSam® was also utilized in a Single Patient Investigational New Drug for Emergency Use at the Cleveland Clinic. We believe the study we conducted at the Cleveland Clinic showed promising safety results in connection with a bone marrow ablation procedure, including patient tolerability at high dosages. To date, CycloSam® has completed animal studies in both small and large animals, including treating bone cancer in patient dogs at a university veterinary clinic.

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Clinical trials, the drug approval process, and the marketing of drugs are intensively regulated in the United States and in all major foreign countries. In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act (“FDCA”), and related regulations. Drugs are also subject to other federal, state, and local statutes and regulations. Failure to comply with the applicable U.S. regulatory requirements at any time during the product development process, approval process or after approval may subject an applicant to administrative or judicial sanctions. These sanctions could include the imposition by the FDA Institutional Review Board (“IRB”) of a clinical hold on trials, the FDA’s refusal to approve pending applications or supplements, withdrawal of an approval, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties or criminal prosecution. Any agency or judicial enforcement action could have a material adverse effect on us.

Current Development Stage of CycloSam® for Target Indications. Our initial IND to commence Phase 1 clinical trials for CycloSam® as a treatment for cancer that has metastasized to the bone from the lung, breast, prostate and other areas has been cleared by the FDA, and we seek to commence dosing patients in the first quarter or early second quarter of 2022. Patients with primary bone cancer, such as osteosarcoma or Ewing’s sarcoma, are eligible to participate in our initial Phase 1 trials; however, we anticipate filing an amended protocol to our current commercial IND application in 2022 to commence an additional clinical trial specifically for these primary, pediatric bone cancers. Our initial Phase 1 trial is an open label, dose escalating study of approximately 17 patients. Enrollment commenced in March 2022 and the Phase 1 trials are expected to continue over the following 12 to 24 months.

What is CycloSam®. CycloSam® is a targeted, bone seeking therapeutic radiopharmaceutical (or radiotherapeutic) that combines the beta-emitting radioisotope Samarium-153 (153Sm) with a chelating agent, DOTMP (1, 4, 7, 10-tetraazacyclododecane-1, 4, 7, 10-tetramethylenephosphonic acid). Samarium-153 is acquired from a nuclear reactor from a third party and the chelating agent is supplied in the form of kits. Chelating agents are organic compounds capable of linking together metal ions to form complex ring-like structures. This combination forms a stable complex which delivers a radioactive dose to sites of rapid bone mineral turnover such as bone cancers and tumors. CycloSam® has a physical half-life of 46 hours (radiation decreases by half in 46 hours) and emits both medium-energy beta particles that produce the therapeutic effect, and gamma photons that make it possible to take images of the skeleton and locate and characterize the size and nature of tumors. The use of radioisotopes to both diagnose and treat disease is called “theranostics” and is a rapidly growing area of medical discovery.

CycloSam® [Samarium-153 DOTMP]

Next-Generation Targeted Radiotherapeutic

RADIOISOTOPE: SAMARIUM-153

- Short 46-hour half-life
- Beta-emitter (~3mm tissue penetration); Gamma (imaging)
- Lower specific activity; lower impurities
- FDA approved in Quadramet®

BONE TARGETING AGENT: DOTMP

- Seeks high mineral turnover in bone near tumors
- Firm binding with Sm-153
- Limited off-target migration
- Lower toxicity with dose-proportionate radiation

Potential Higher & Multi-Dose regimens*

Potential Disease Modifying Effects*

Potential Broader Indications*

Radioactive
Radioactif
Radioaktiv

** In the belief of management based on pre-clinical and clinical studies*
Image shown is not CycloSam

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How CycloSam® Works – Mechanism of Action & Administration. CycloSam® utilizes a chelating agent called DOTMP that seeks out bone locations of high mineral turnover, typically near cancer cells and tumor growth. The DOTMP part of the molecule is taken up by calcium turnover locations in bones and carries the radioactive “payload” along with it. The radioisotope Samarium-153 emits radiation as it decomposes in the form of beta particles. Approximately 50% of the radioactivity concentrates in bone mineral with a very high lesion-to-normal bone ratio. We believe this provides a radiation dose to the adjacent tumor cells. The absorbed radiation dose produces the presumed therapeutic effect to the tumor, killing the cancer cells or slowing their growth by damaging their DNA. Our pre-clinical studies and single patient IND performed at the Cleveland Clinic demonstrates that the remaining half of the administered activity is rapidly excreted through the kidneys.

Generally, radiation therapy does not immediately kill cancer cells and more than one treatment is expected to eradicate a tumor, dramatically reduce its size, or slow its growth. CycloSam® has a short half-life of 46 hours and is rapidly eliminated from the body. This avoids an undesirable radioactive buildup in healthy tissues and organs when used in multiple treatments, which we believe, is an important feature of CycloSam® over predecessor drugs. CycloSam® has also not demonstrated saturation of the bone sites in animal studies, which supports a multi-dosage treatment regimen. Additionally, we believe that high dosages may be administered for ablating the marrow in patients that may require procedures such as stem cell transplants.

The final drug product of CycloSam® is prepared from DOTMP kits and 153SmCl in 0.1 N HCl at a nuclear pharmacy local to the patient administration site. The final drug product is then delivered to the physician for use as an intravenous (IV) injection within 72 hours.

What are CycloSam®’s anticipated competitive advantages. We believe CycloSam® has competitive advantages over current radiopharmaceutical offerings in the marketplace. Such potential competitive advantages include:

●	CycloSam®’s radioisotope, Samarium-153, emits beta particles that travel farther than alpha particles with what we believe is sufficient energy to slow the growth or decrease the size of target cancer cells. We believe beta particles penetrate bone matter deeper than the alpha emitting radiopharmaceuticals currently in the marketplace and may be more effective in treating tumors that form in or metastasize to bones.
●	CycloSam®’s delivery agent, DOTMP, compared to other chelating agents such as EDTMP used in Quadramet®, has shown in animal and other pre-clinical testing to have a high bone binding affinity allowing for the maximum delivery of the radioactive “payload” adjacent to the tumor without saturation of the bone, as observed from our pre-clinical trials.
●	Our method of manufacturing Samarium-153 compared to Quadramet®, has shown in our pharmacopeial limits studies to produce a 30-fold reduction in levels of the long-lived radioactive impurity, Europium-154. We believe this may mitigate toxicity issues with the patient.
●	Our initial studies show CycloSam® has fewer toxicities and a short 46 hour half-life that may allow for more frequent and repeated dosing of our radiopharmaceutical. We believe this may have a greater ability to slow or reverse tumor growth.
●	We believe we have in place an efficient and cost-effective manufacturing process and established distribution system that may in the future allow for 24/7 availability and enable the clinician to order and have the treatment delivered to the patient within approximately 72 hours.

The competitive advantages we believe to be important to CycloSam® are based on pre-clinical animal and other studies including our single patient IND performed at the Cleveland Clinic. We cannot be sure that our technology will perform similarly in clinical trials with multiple human patients. Failure to achieve these competitive advantages could negatively affect our ability to achieve FDA approval as a new drug, or our ability to market CycloSam® as a treatment for bone cancer.

Radiopharmaceuticals and Market Growth

Radiation is one of the most widely used treatments for cancer, with approximately 50% of all cancer patients receiving radiation therapy during their course of treatment [Source: Baskar R, Lee KA, Yeo R, Yeoh KW. Cancer and Radiation Therapy: Current Advances and Future Directions. Int J Med Sci 2012; 9(3):193-199. doi:10.7150/ijms.3635]. A major limitation of some forms of radiation treatments, such as external beam therapy, is that radiation cannot be delivered with enough precision to prevent collateral damage to healthy tissue. Radiopharmaceuticals seek to overcome these limitations by delivering the tumor-killing power of radiation directly to tumor cells while sparing healthy tissue. This also expands the potential therapeutic benefit to a broader array of cancer type and stages, including metastatic disease.

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To create radiopharmaceuticals, radiation emitting medical isotopes are typically attached to targeting molecules and administered via intravenous injection. Once administered, the radiopharmaceuticals selectively target tumor characteristics that are unique to, or preferentially expressed on, cancer cells. In the case of CycloSam®, we attach Samarium-153 to a chelating agent called DOTMP. This chelator seeks out and targets sites of high bone mineral turnover adjacent to cancer cells that have formed in or metastasized to the bone.

The radiopharmaceutical market is projected to reach $13.8 Billion by 2028 from $7.6 Billion in 2021, according to a published study by The Insight Partners: “Radiopharmaceuticals Market to 2028 – Global Analysis and Forecast – by Type, Product Type, Application, and End User.” North America dominates the global radiopharmaceuticals market, which is attributed to the prevalence of chronic disorders and the presence of supportive government plans for the development of research regarding radiopharmaceuticals. Based on type, the radiopharmaceuticals market is bifurcated into diagnostic nuclear medicine and therapeutic nuclear medicine. By application, the market is segmented into oncology, cardiology, neurology, and others, with the oncology segment holding the largest market share in 2021.

Another study published in 2019 in Radiotherapeutics and Radiodiagnostics shows similar growth, but with therapeutics experiencing the highest CAGR from 2020 to 2025, and the overall market reaching over $13.8 Billion by 2025:

Potential Market Indications for CycloSam®.

CycloSam’s therapeutic profile and presumed advantages over other radiopharmaceuticals, including Quadramet, translate to several potential key market indications as detailed in the following table:

Market	Estimated New Cases Diagnosed Annually (US)
Bone Metastases (Breast, Prostate, Lung)	400,000
Other Primary Bone Cancers	2,400
Primary Bone Cancer – Osteosarcoma	1,000
Bone Marrow Ablation	15,000
Primary Bone Cancer – Ewing’s Sarcoma	200

Source: American Cancer Society estimates of new cases reported each year in the United States. Data as of July 2020.

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Bone metastases arise in about 5% of all types of cancer, 29% of patients with multiple myeloma (15,000), 16% of lung (37,000), 6% of prostate (48,000) and 7% of breast cancers (70,000). Roughly 70% of patients with bone metastases will experience bone pain, and many are at risk for skeletal-related events including fracture and spinal cord compression. The total annual cost for treatment of metastatic bone disease is approximately $12.7 billion or 17% of the total of $74 billion that was spent on direct medical costs of these cancers [Source: Schulman KL, Kohles J. Economic burden of metastatic bone disease in the U.S. Cancer. 2007 Jun 1;109(11):2334-42. doi: 10.1002/cncr.22678. PMID: 17450591]. In addition to metastatic bone cancers, according to the National Institute of Health SEER, there are approximately 14,000 people living with osteosarcoma in the US at any one time [Source: Damron TA, Ward WG, Stewart A. Osteosarcoma, chondrosarcoma, and Ewing’s sarcoma: National Cancer Data Base Report. Clin Orthop Relat Res. 2007 Jun;459:40-7. doi: 10.1097/BLO.0b013e318059b8c9. PMID: 17414166, and National Cancer Institute: Surveilance, E., and End Results Program Cancer Stat Facts: Bone and Joint Cancer, <https://seer.cancer.gov/statfacts/html/bones.html> (2020)] and their cost of care is estimated to exceed $100,000 per patient [Source: American Cancer Society. Key Statistics About Bone Cancer].

Metastatic bone cancer is currently incurable, and therefore palliation and arrest or deceleration of the progress of disease are important near-term goals. Quadramet® (Samarium-153-EDTP) and MetastronTM (89Sr chloride) were approved by the FDA for pain palliation resulting from osteoblastic bone metastases, but their widespread acceptance and use is hampered by concern about the perceived risk of myelosuppression when administered concurrently with chemotherapy. Xofigo®, an alpha particle emitter, was approved in May 2013 and initially was expected to capture significant market share rapidly; however, the product has only recently proven market success after many additional clinical trials.

Osteosarcoma is the most common childhood and adolescent/young adult (ages 15-39) primary high-grade bone malignancy [Source: Taran SJ, Taran R, Malipatil NB. Pediatric Osteosarcoma: An Updated Review. Indian J Med Paediatr Oncol. 2017;38(1):33-43. doi:10.4103/0971-5851.203513]. Patients can often have metastatic cancer at diagnosis, and metastasis to the lungs is often fatal for these patients. For patients who develop or present with metastatic cancer in this diagnosis, the 5-year survival rate is 66% [Source: Osteosarcoma - Childhood and Adolescence - Statistics.”Cancer.Net,30 Sept.2021,https://www.cancer.net/cancer-types/osteosarcoma-childhood-and-adolescence/ statistics]. Osteosarcoma standard-of-care usually involves chemotherapy which has substantial negative side effects, or drastic surgeries such as limb salvage or amputation. Osteosarcoma is relatively resistant to External Beam Radiation Therapy (EBRT), and currently approved radiopharmaceutical therapeutics fall short due to myelotoxicity and long-lived radioactive impurities. There is a tremendous unmet need for a better treatment that is more efficacious against pediatric osteosarcoma and better tolerated by patients.

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Recent Developments

In connection with our application to list our shares of common stock on NASDAQ and to meet initial listing qualifications required by NASDAQ, on December 17, 2021, our board of directors approved via unanimous written consent a reverse stock split of outstanding shares of our common stock in the range of 1:2 to 1:40. On January 6, 2022, our stockholders holding 58.5% of the Company’s voting stock, voting on as-converted basis took action by written consent to approve the same, and authorized the board to determine the exact ratio of split at its discretion in connection with the Company’s uplisting to a national securities exchange. On February 22, 2022, our board through a unanimous written consent set the reverse stock split ratio at 1:40. Subsequently, we filed an amendment to our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on March 4, 2022 to effectuate the reverse stock split as of March 9, 2022. Further, FINRA approved the reverse stock split pursuant to Rule 6490 effective March 10, 2022. All share numbers in this Prospectus have been adjusted to account for this reverse split.

On January 24, 2022, we appointed Adriann Sax as an independent member of our board of directors. Ms. Sax has a 30+ year career in biotech and life sciences, most recently serving as CEO and co-founder of Vetigenics LLC, an animal health biotech company, and earlier in her career as Entrepreneur in Residence at Fortress Biotech, Vice President at Bristol Myers Squibb, Executive Director at Merck & Co., and Executive Vice President in charge of Business Development and Strategic Planning at King Pharmaceuticals, leading to its acquisition by Pfizer.

On March 3, 2022, Jeffrey M. Soinski agreed to join as an independent member of our board of directors and to chair our audit committee, effective immediately prior to the completion of this offering and listing on NASDAQ. Mr. Soinski has 30 years of experience building operating companies in diverse healthcare segments, including his current role as President and CEO and a member of the board of directors of Avinger, Inc., (NASDAQ: AVGR), a developer and manufacturer of proprietary image-guided medical devices for the treatment of vascular disease. Earlier in his career, Mr. Soinki has served in several executive positions within medicine and healthcare industry as well as in venture capital and investment banking.

On March 3, 2022, we appointed Adam King to serve as our Chief Financial Officer. Since December 6, 2021, Mr. King served as Interim CFO for the Company. Mr. King is the founder and CEO of King Consulting Group, where he provides a range of financial and reporting services for clients that range from large private equity-backed international companies to small start-ups. Earlier in his career, Mr. King was Office Managing Audit Director at the national accounting firm BDO, Director of Revenue Assurance and Internal Controls at Bandwidth.com, and Audit Manager at Ernst & Young.

On March 4, 2022, Christopher Nelson and Joel Mayersohn both resigned from our board. Both Messrs. Nelson and Mayersohn have served on our board since 2015. Mr. Mayersohn served on our audit and compensation committees at the time of his resignation. Their departure from the board was effected to provide open seats to new independent directors in contemplation of the Company’s listing on, and pursuant to the board independence requirements of, NASDAQ. Mr. Nelson will remain General Counsel of the Company.

As of March 9, 2022, the Company has reached agreements with all Series A Preferred Stock and Series B Preferred Stock holders to convert their respective shares of preferred stock into common stock, effective immediately prior to the closing of this offering. Our issued and outstanding shares of common stock disclosed in this Prospectus reflect these conversions.

On March 8, 2022, the Company signed an extension to its Exclusive Option Agreement with IsoTherapeutics Group, LLC – inventors of the Company’s CycloSam® technology -- to allow the Company period of time through June 30, 2022 to perform diligence and potentially negotiate a worldwide, exclusive license agreement for a pre-clinical stage radiochemical therapy called BetaBrachTM. BetaBrach is a brachytherapy, a cancer treatment where radioactive implants are inserted directly into diseased tissue to eradicate the target tumor. BetaBrach uses beta radiation (Yyttrium-90) chemically formulated to significantly reduce migration to non-targeted healthy tissue. It has been used extensively in numerous small animal laboratory models of cancer as well as in the University of Missouri’s College of Veterinary Medicine to treat large animals with naturally occurring tumors with early yet promising results. Such therapy could be used to treat many types of cancer in humans, including breast and prostate.

Summary of Risk Factors

Our business is subject to numerous risks and uncertainties, including, but not limited to, the following:

●	COVID-19 and the related governmental restrictions could have a material and adverse effect on our business, financial condition and results of operations.

●	Drug development is a long and inherently uncertain process with a high risk of failure at every stage of development.

●	The future of our business and operations depends on the success of our development and commercialization programs.

●	If we do not obtain regulatory approval for our product candidates or if the terms of any approval impose significant restrictions or limitations on use, our business, results of operations and financial condition will be adversely affected.

●	Setbacks in clinical development programs could have a material adverse effect on our business.

●	Our business is highly dependent on our lead product candidate, CycloSam®, and a failure to obtain regulatory approval or successfully commercialize our product could adversely affect our financial condition and results of operations.

●	Our FDA approvals are dependent upon successful clinical trials for our product candidates. Clinical trial results may be unfavorable or inconclusive, and often take longer and cost more than expected.

●	We are subject to extensive and ongoing regulation which can be costly and time consuming, may interfere with marketing approval for our product candidates, and can subject us to unanticipated limitations, restrictions, delays and fines.

●	We are increasingly dependent on information technology, and potential cyberattacks, security problems, or other disruption and expanding social media vehicles present new risks.

●	We have been and expect to continue to be dependent on collaborators for the development, manufacturing and sales of certain products and product candidates, which expose us to the risk of reliance on these collaborators.

●	Manufacturing resources could limit or adversely affect our ability to commercialize products.

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●	Failure of any manufacturer of our various product candidates to comply with applicable regulatory requirements could subject us to penalties and have a material adverse effect on supplies of our product candidates.

●	The validity, enforceability and commercial value of our patents and other intellectual property rights are highly uncertain.

●	We have a limited operating history and are operating at a loss, and there is no guaranty that we will become profitable.

●	Because our history is limited and we are subject to intense competition, any investment in us would be inherently risky.

●	If you purchase shares of common stock or pre-funded warrants in this offering, you will suffer immediate and substantial dilution of your investment.

●	There is no market for pre-funded warrants and one is not expected to develop.

●	Holders of the pre-funded warrants purchased in this offering will have no rights as common stockholders until such holders exercise such warrants and acquire our common stock.

●	Significant holders or beneficial holders of shares of our common stock may not be permitted to exercise the pre-funded warrants that they hold.

●	We have a high concentration of stock ownership and control within our executive officers and certain existing stockholders.

●	We are a smaller reporting company, and we cannot be certain if the reduced reporting requirements applicable to smaller reporting companies will make our common shares less attractive to investors.

●	We have historically identified certain material weaknesses in our internal control over financial reporting and if our remediation of such material weaknesses is not effective, or if we fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.

General Information

Our common stock is currently traded on the OTCQB, under the symbol “QSAM.” On March 9, 2022, the last reported sale price of our common stock was $14 per share, as adjusted to reflect 1-for-40 reverse stock split.

Our corporate headquarters is located at 9442 Capital of Texas Hwy N, Plaza 1, Suite 500 Austin, TX 78759 and our main phone number is (512) 343-4558. We maintain a website at www.qsambio.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus and is intended for informational purposes only.

The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

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THE OFFERING

Common stock offered by us	1,428,571 shares

Pre-funded warrants offered by us	We are also offering, in lieu of shares of our common stock to certain investors, pre-funded warrants to purchase shares of common stock that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock. Each pre-funded warrant will be exercisable for one share of common stock. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrant sold in this offering. The pre-funded warrants will be exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each pre-funded warrant that we sell, the number of shares of common stock that we are offering will be decreased on a one-for-one basis.

Common stock to be outstanding after this offering (1)	3,564,041 shares (or 3,778,327 shares if the underwriters exercise in full their option to purchase additional 214,286 shares to cover over-allotments, if any) in each case, assuming no exercise of any pre-funded warrants offered and sold by us, and to the extent pre-funded warrants are sold it will reduce the number of shares of common stock on a one for one basis.

Underwriter’s over-allotment option	We have granted the underwriters an option for a period of 45 days from the date of this prospectus to purchase up to an additional 214,286 shares, representing 15% of shares of common stock sold in the public offering, solely to cover over-allotments, if any. The purchase price to be paid per additional share of common stock shall be equal to the public offering price, less the underwriting discount.

Use of proceeds	We estimate that we will receive gross proceeds of approximately $20,000,000 (or approximately $23,000,000 if the underwriters exercise in full their option to purchase additional shares), assuming a public offering price of $14 per share, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We currently expect to use the net proceeds from this offering for the following purposes:

●	Approximately $14 million towards the advancement of our current Phase 1 clinical trials of CycloSam® for the indication of bone metastasis, and possible commencement of an amended protocol clinical trial for the indication of primary bone cancer, including osteosarcoma; and research and development of other indications and radiopharmaceutical assets; and

●	The remainder towards working capital and general corporate purposes, including offering expenses.

See “Use of Proceeds” for additional information.

Proposed Nasdaq Capital Market symbol	We have applied to list the common stock to be issued in this offering on the Nasdaq Capital Market tier under the symbol “QSAM.” We do not intend to list the pre-funded warrants on the Nasdaq Capital Market or any other national securities exchange or nationally recognized trading system.

Reverse stock split	We completed a reverse split of our common stock at a ratio of 1-for-40, which became effective on March 9, 2022 pursuant to the filing of a certificate of amendment to our amended and restated certificate of incorporation, and was approved by FINRA under Rule 6490 effective March 10, 2022. The purpose of the reverse stock split was principally to meet NASDAQ’s minimum stock price requirement. All share numbers in this registration statement have been adjusted to give effect to this reverse split except as otherwise indicated.

Risk factors	See “Risk Factors” beginning on page 10 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Lock-up	We, our executive officers and directors, and holders of 5% or more of our common stock, have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, encumber or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 180 days in the case of officers and directors, and 90 days in the case of other stockholders, after the date of this prospectus. See “Underwriting” on page 60 of this prospectus.

(1) The number of shares of common stock outstanding after this offering is based on 2,135,470 shares outstanding prior to this offering as of March 7, 2022 and excludes:

●	37,083 shares of common stock issuable upon the exercise of warrants outstanding, exercisable at a weighted average price of $19.52 per share; and

●	177,815 shares of common stock issuable upon the exercise of outstanding options to directors, employees and consultants under our 2016 Omnibus Equity Incentive Plan and grants and awards approved by the board of directors (collectively the “Equity Incentive Plan”), exercisable at a weighted average exercise price of $12.57 per share, of which 19,765 are vested as of March 7, 2022.

Unless otherwise indicated, all information in this prospectus assumes and gives effect to:

●	a public offering price of $14, based upon the last reported sale price of our common stock on OTCQB as of March 9, 2022, as-adjusted for reverse stock split;

●	a 1:40 reverse stock split effective March 10, 2022;

●	no exercise of the underwriter’s warrants;

●	no exercise of the pre-funded warrants;

●	the conversion of all outstanding convertible notes into an aggregate of approximately 77,117 shares of common stock immediately prior to the completion of this offering;

●	the conversion of the remaining outstanding Series A preferred stock into an aggregate of approximately 108,480 shares of common stock immediately prior to the completion of this offering; and

●	the conversion of the remaining outstanding Series B preferred stock into an aggregate of approximately 263,552 shares of common stock immediately prior to the completion of this offering.

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Summary Financial Information

The following tables summarize our audited consolidated financial data for our business for each of the financial years ended December 31, 2021 and 2020. Our financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results are not necessarily indicative of our future results. You should read this data together with our consolidated financial statements and related notes appearing elsewhere in this prospectus and the information contained under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Balance Sheet Data:

	As of December 31, 2021
	Actual	Pro Forma (1)	Pro Forma As Adjusted (2)
Cash	$1,499,866	$1,499,866	$19,099,866
Total assets	1,669,880	1,669,880	19,269,880
Total liabilities	1,392,964	672,221	672,221
Total stockholders’ (deficit) equity	(416,664)	997,659	18,597,659
Total liabilities & stockholders’ (deficit) equity	$1,669,880	$1,669,880	$19,269,880

(1)	Pro Forma includes conversion of Series A preferred, Series B preferred stock and convertible notes into common stock in connection with this offering.
(2)	Pro Forma as Adjusted includes the Pro Forma adjustments set forth above and approximately $17.6 million net proceeds from the offering after underwriting discounts and fees and offering expenses.

Statement of Operations Data:

	For the years ended
	December 31,
	2021	2020

REVENUES	$-	$-

Operating Expenses
Compensation and related expenses	8,290,699	379,242
Professional Fees	1,985,780	442,795
General and administrative	117,483	139,903
Research and development	647,302	362,456
Total Operating Expenses	11,041,264	1,324,396

Loss from Continuing Operations	(11,041,264)	(1,324,396)

Other Income (Expense) from continuing operations	(935,801)	(4,495,541)

Loss from continuing operations before income taxes	(11,977,065)	(5,819,937)
Income Taxes	-	-
Income from discontinued operations	-	957,254
NET LOSS	(11,977,065)	(4,862,683)

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RISK FACTORS

Investing in our common stock and pre-funded warrants involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including our financial statements and related notes, before deciding whether to purchase shares of our securities. If any of the following risks is realized, our business, operating results, financial condition and prospects could be materially and adversely affected. In that event, the price of our common stock and pre-funded warrants could decline, and you could lose part or all of your investment.

General Risks Related to our Business and Technology

Drug development is a long and inherently uncertain process with a high risk of failure at every stage of development.

Drug development is a highly uncertain scientific and medical endeavor, and failure can unexpectedly occur at any stage of clinical development. Typically, there is a high rate of attrition for product candidates in preclinical and clinical trials due to scientific feasibility, safety, efficacy, changing standards of medical care and other variables. Pre-clinical studies and clinical trials are long, expensive and highly uncertain processes that can take many years. It will take us several years to complete our clinical trials and the time required for completing, testing and obtaining approvals is uncertain. The start or end of a clinical trial is often delayed or halted due to changing regulatory requirements, manufacturing challenges, required clinical trial administrative actions, slower than anticipated patient enrollment, changing standards of care, availability or prevalence of use of a comparator drug or required prior therapy, clinical outcomes, or financial constraints. The FDA and other U.S. and foreign regulatory agencies have substantial discretion, at any phase of development, to terminate clinical trials, require additional clinical development or other testing, delay, condition or withhold registration and marketing approval and mandate product withdrawals, including recalls. Additionally, we may also amend, suspend or terminate clinical trials at any time if we believe that the participating patients are being exposed to unacceptable health risks. Results attained in our single early human clinical trial may not be indicative of results in later clinical trials. Our failure to demonstrate adequately the safety and efficacy of a product under development would delay or prevent marketing approval, which could adversely affect our operating results and credibility. The failure of one or more of our product candidates could have a material adverse effect on our business, financial condition and results of operations.

The future of our business and operations depends on the success of our development and commercialization programs.

Our business and operations entail a variety of serious risks and uncertainties and are inherently risky. The development programs on which we focus involve novel approaches to treating bone cancer and related diseases. Our product candidates are in clinical development, and in some respects, involve technologies with which we have limited prior experience. We are subject to the risks of failure inherent in the development and commercialization of product candidates based on new technologies. There is some precedent for the successful commercialization of products based on our technologies, but there are still a number of technological challenges that we must overcome to complete our clinical trials and development efforts. We may not be able to successfully further develop our product candidates. We must successfully complete clinical trials and obtain regulatory approvals for potential commercial products. Once approved, if at all, commercial product sales are subject to general and industry-specific local and international economic, regulatory, technological and policy developments and trends. Delays, higher costs or other weaknesses in the manufacturing process or any of our contracted manufacturing organizations could hinder the development and commercialization of our product pipeline. The oncology space in which we operate presents numerous significant risks and uncertainties that may be expected to increase to the extent it becomes more competitive or less favored in the commercial healthcare marketplace.

We currently have no in-house sales, marketing or distribution capabilities and have limited experience in marketing products. We may in the future develop an in-house marketing and sales team, which would require significant capital expenditures, management resources and time. We will have to compete with other pharmaceutical and biotechnology companies to recruit, hire, train and retain marketing and sales personnel. If we decide against absorbing marketing and sales responsibilities in-house, we will need to collaborate with third-parties. However, there can be no assurance that such collaborations will be successful or even if they are, they will be profitable for the Company after expending capital resources in fees and expenses. There can be no assurance that we will be able to develop in-house sales and distribution capabilities or establish or maintain relationships with third-party collaborators to commercialize any product.

If we do not obtain regulatory approval for our product candidates on a timely basis, or at all, or if the terms of any approval impose significant restrictions or limitations on use, our business, results of operations and financial condition will be adversely affected. Setbacks in clinical development programs could have a material adverse effect on our business.

Regulatory approvals are necessary to market product candidates and require demonstration of a product’s safety and efficacy through extensive pre-clinical and clinical trials. We may not obtain regulatory approval for product candidates on a timely basis, or at all, and the terms of any approval (which in some countries includes pricing and reimbursement approval) may impose significant restrictions, limitations on use or other commercially unattractive conditions. The process of obtaining FDA and foreign regulatory approvals often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved. We have had only limited experience in filing and pursuing applications and other submissions necessary to gain marketing approvals. Products under development may never obtain marketing approval from the FDA or other regulatory authorities necessary for commercialization.

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We or regulators may also amend, suspend or terminate clinical trials if we or they believe that the participating patients are being exposed to unacceptable health risks, and after reviewing trial results, we may abandon projects which we previously believed to be promising for commercial or other reasons unrelated to patient risks. During this process, we may find, for example, that results of pre-clinical studies are inconclusive or not indicative of results in human clinical trials, clinical investigators or contract research organizations do not comply with protocols or applicable regulatory requirements, or that product candidates do not have the desired efficacy or have undesirable side effects or other characteristics that preclude marketing approval or limit their potential commercial use if approved. In such circumstances, the entire development program for that product candidate could be adversely affected, resulting in delays in trials or regulatory filings for further marketing approval and a possible need to reconfigure our clinical trial programs to conduct additional trials or abandon the program involved. Conducting additional clinical trials or making significant revisions to a clinical development plan would lead to delays in regulatory filings. If clinical trials indicate, or regulatory bodies are concerned about, actual or possible serious problems with the safety or efficacy of a product candidate, we may stop or significantly slow development or commercialization of affected products. As a result of such concerns, the development programs for our product candidates may be significantly delayed or terminated altogether.

The results of our preclinical or initial single patient clinical studies may not be predictive of the results of clinical trials, and the results of any early-stage clinical trials we commence may not be predictive of the results of the later-stage clinical trials. In addition, initial success in clinical trials may not be indicative of results obtained when such trials are completed. There can be no assurance that any of our current or future clinical trials will ultimately be successful or support further clinical development of any of our product candidates. There is a high failure rate for drugs and biologics proceeding through clinical trials.

If the results of any of our clinical trials are not satisfactory or we encounter problems and/or delays enrolling patients, clinical trial supply issues, setbacks in developing drug formulations or in clinical trials, including raw material supply, manufacturing, stability or other difficulties, or issues complying with protocols or applicable regulatory requirements, the entire development program for our product candidates could be adversely affected in a material manner. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses and many companies that believed their product candidates performed satisfactorily in preclinical studies or clinical trials nonetheless failed to obtain FDA approval or approval from foreign regulatory authorities.

Our business is highly dependent on our lead product candidate, CycloSam®, and a failure to obtain regulatory approval or successfully commercialize our product could adversely affect our financial condition and results of operations.

In April 2020, the Company, through its wholly-owned subsidiary QSAM Therapeutics entered into an exclusive worldwide patent and technology license agreement and trademark assignment with respect to CycloSam® and obtained exclusive commercial rights to the patent portfolio developed by IGL Pharma Inc. (“IGL”) (the “Original Agreement”). The agreement was mutually amended on November 24, 2021 (collectively with the Original Agreement referred to hereinafter as the “License Agreement). The License Agreement is terminable in the event of a material breach by us that is not cured within a predefined period of time after notice of the breach is provided to us. If the License Agreement is terminated, the Company will not have further rights to CycloSam® and will be unable to continue its regulatory approval process or if already commercialized, benefit from the future sales of CycloSam®. Further, the Company may be liable for damages for the breach and may suffer additional losses, which could adversely impact our financial condition. As of the date of this prospectus, the Company’s focus is to solely develop CycloSam® and it does not possess licenses to other product candidates. If we do not obtain regulatory approval for CycloSam® or fail to successfully commercialize CycloSam®, we currently have no fall back options to continue our business operations unless we secure licenses of or develop alternative drug candidates. There is no assurance that either will occur.

We must design and conduct successful clinical trials for our product candidates to obtain regulatory approval. We rely on third parties to conduct our clinical trials, which reduces our control over their timing, conduct and expense and may expose us to conflicts of interest. Clinical trial results may be unfavorable or inconclusive, and often take longer and cost more than expected.

We have limited internal resources for conducting clinical trials, and we rely on or obtain the assistance of others to design, conduct, supervise, or monitor some or all aspects of some of our clinical trials. In relying on these third parties, we have less control over the timing and other aspects of clinical trials than if we conducted them entirely on our own. Problems with the timeliness or quality of the work of a contract research organization or clinical data management organization may lead us to seek to terminate the relationship and use an alternative service provider. However, making this change may be costly and may delay our trials and contractual restrictions may make such a change difficult or impossible. These third parties may also have relationships with other entities, some of which may be our competitors. In all events, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. The FDA and other foreign regulatory authorities require us to comply with good clinical practices for conducting and recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity, and confidentiality of trial participants are protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements.

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To obtain regulatory approval of our product candidates we must demonstrate through preclinical studies and clinical trials that they are safe and effective. Adverse or inconclusive clinical trial results concerning any of our product candidates that regulators find deficient in scope, design or one or more other material respects, could require additional trials, resulting in increased costs, significant delays in submissions of approval applications, approvals in narrower indications than originally sought, or denials of approval, none of which we can predict. As a result, any projections that we publicly announce of commencement and duration of clinical trials are not certain. Clinical trial delays may occur as a result of slower than anticipated enrollment. Delays can be caused by, among other things, deaths or other adverse medical events; regulatory or patent issues; interim or final results of ongoing clinical trials; failure to enroll clinical sites as expected; competition for enrollment from other clinical trials; scheduling conflicts with participating clinicians and institutions; disagreements, disputes or other matters arising from collaborations; our inability to obtain necessary funding; or manufacturing problems.

A pandemic, epidemic or outbreak of an infectious disease, such as COVID-19, or coronavirus, may materially and adversely affect our business and our financial results.

The COVID-19 pandemic, including the recent surge caused by the “delta variant”, has materially affected segments of the global economy and may affect our operations by causing a period of business disruption, supply chain issues, including the potential interruption of our clinical trial activities and delays or disruptions in the supply of our products and product candidates. In addition, there could be a potential effect of COVID-19 to the business at FDA or other health authorities, which could result in delays of reviews and approvals, including with respect to our product candidates.

The continued spread of COVID-19 globally could also adversely impact our clinical trial operations, including our ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 if an outbreak occurs in their geography. COVID-19, or another infectious disease, could also negatively affect our manufacturing operations, which could result in delays or disruptions in the supply of our product candidates. Specifically, in the recent months, COVID-19 has had direct impact on the commencement of our clinical trials. Due to COVID-19 infections at one of our vendor labs, team members leading certain startup activities for our project were sent home and work could only be initiated upon their return, causing us to delay a key procedure, which was ultimately completed. General conditions around COVID-19 have also created supply chain delays with certain of our manufacturers and distributors. Lastly, there remains a risk with the rise of COVID-19 cases in the US could delay enrollment of patients into our clinical trials, interrupt treatment, or cause a patient to withdraw due to prolonged effects of infection. While we are taking mitigating measures to reduce the impact of COVID-19, we cannot be certain that new surges in cases won’t disrupt our planned operations and clinical trials.

We cannot presently predict the scope and severity of any potential business shutdowns or disruptions, but if we or any of the third parties with whom we engage were to experience shutdowns or other business disruptions, our ability to conduct our business in the manner and on the timelines presently planned could be materially and negatively impacted, which could have a material adverse effect on our business and our results of operation and financial condition.

Even if our product candidates obtain marketing approval, our ability to generate revenue will depend upon public perception of radiopharmaceuticals and will be diminished if our products are not accepted in the marketplace, or if we select pricing strategies for our products that are less competitive than those of our competitors, or fail to obtain acceptable prices or an adequate level of reimbursement for products from third-party payers or government agencies.

Adverse events in clinical trials of our product candidates or in clinical trials of others developing similar products and the resulting negative publicity, as well as any other adverse events in the field of radiopharmaceuticals that may occur in the future, could result in a decrease in demand for our products or any product candidates that we may develop. If public perception is influenced by claims that radiopharmaceuticals or specific therapies within radiopharmaceuticals are unsafe, our products or product candidates may not be accepted by the general public or the medical community.

The commercial success of our products will depend upon their acceptance by the medical community and third-party payers as clinically useful, cost effective and safe. Market acceptance of approved products is affected by a wide range of factors including the timing of regulatory approvals, product launches and the presence of generic, over-the-counter or other competitors; the pricing of the product and relative prices of competing products; product development efforts for new indications; the availability of reimbursement for the product; our ability to obtain sufficient commercial quantities of the product; success in arranging for necessary sublicense or distribution relationships; and general and industry-specific local and international economic pressures. If health care providers believe that patients can be managed adequately with alternative, currently available therapies, they may not prescribe our products, especially if the alternative therapies are viewed as more effective, as having a better safety or tolerability profile, as being more convenient to the patient or health care providers or as being less expensive. Third-party insurance coverage may not be available to patients for any products we develop. For pharmaceuticals administered in an institutional setting, the ability of the institution to be adequately reimbursed from government and health administration authorities, private health insurers and other third-party payers could also play a significant role in demand for our products. Significant uncertainty exists as to the reimbursement status of newly-approved pharmaceuticals. Government and other third-party payers increasingly are attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new drugs and by refusing, in some cases, to provide coverage for uses of approved products for indications for which the FDA has not granted labeling approval. In most foreign markets, pricing and profitability of prescription pharmaceuticals are subject to government control. In the U.S., we expect that there will continue to be a number of federal and state proposals to implement similar government control and that the emphasis on managed care in the U.S. will continue to put pressure on the pricing of pharmaceutical products. Cost control initiatives could decrease the price that we can receive for any products in the future and adversely affect our ability to successfully commercialize our products. If any of our product candidates do not achieve market acceptance, we will likely lose our entire investment in that product candidate.

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We are subject to extensive and ongoing regulation, which can be costly and time consuming, may interfere with marketing approval for our product candidates, and can subject us to unanticipated limitations, restrictions, delays and fines.

Our business, products and product candidates are subject to comprehensive regulation by the FDA and comparable authorities in other countries, and include the Sunshine Act under the Patient Protection and Affordable Care Act (“PPACA”). These agencies and other entities regulate the pre-clinical and clinical testing, safety, effectiveness, approval, manufacture, labeling, marketing, export, storage, recordkeeping, advertising, promotion and other aspects of our products and product candidates. We cannot guarantee that approvals of product candidates, processes or facilities will be granted on a timely basis, or at all. If we experience delays or failures in obtaining approvals, commercialization of our product candidates will be slowed or stopped. In addition to these uncertainties, there have been several attempts and public announcements by members of the U.S. Congress to repeal the PPACA and replace it with a curtailed system of tax credits and dissolve an expansion of the Medicaid program. For example, Tax Cuts and Jobs Act of 2017 was enacted in 2017, which, among other things, eliminated the individual mandate requiring most Americans (other than those who qualify for a hardship exemption) to carry a minimum level of health coverage, and became effective January 1, 2019. There is considerable uncertainty regarding the future of the current PPACA framework, and any changes will likely take time to unfold. As such, we cannot predict what effect the PPACA or other healthcare reform initiatives that may be adopted in the future will have on our business.

Even if we obtain regulatory approval for a product candidate, the approval may include significant limitations on indicated uses for which the product could be marketed or other significant marketing restrictions.

If we violate regulatory requirements at any stage, whether before or after marketing approval is obtained, we may be subject to forced removal of a product from the market, product seizure, civil and criminal penalties and other adverse consequences.

Our products may face regulatory, legal or commercial challenges even after approval.

Even if a product receives regulatory approval:

●	It might not obtain labeling claims necessary to make the product commercially viable (in general, labeling claims define the medical conditions for which a drug product may be marketed, and are therefore very important to the commercial success of a product), or may be required to carry warnings that adversely affect its commercial success.

●	Approval may be limited to uses of the product for treatment or prevention of diseases or conditions that are relatively less financially advantageous to us than approval of greater or different scope or subject to an FDA imposed Risk Evaluation and Mitigation Strategy (“REMS”) that imposes limits on the distribution or use of the product. While we may develop a product candidate with the intention of addressing a large, unmet medical need, the FDA or other foreign regulatory authorities may only approve the use of the drug for indications affecting a relatively small number of patients, thus greatly reducing the market size and our potential revenues.

●	Side effects identified after the product is on the market might hurt sales or result in mandatory safety labeling changes, additional pre-clinical testing or clinical trials, imposition of a REMS, product recalls or withdrawals from the market, reputational harm to us, and lawsuits (including class-action suits).

●	Efficacy or safety concerns regarding a marketed product, or manufacturing or other problems, may lead to a recall, withdrawal of marketing approval, marketing restrictions, reformulation of the product, additional pre-clinical testing or clinical trials, changes in labeling, imposition of a REMS, warnings and contraindications, the need for additional marketing applications, declining sales or other adverse events. These potential consequences may occur whether or not the concerns originate from subsequent testing or other activities by us, governmental regulators, other entities or organizations or otherwise, and whether or not they are scientifically justified. If products lose previously received marketing and other approvals, our business, results of operations and financial condition would be materially adversely affected.

●	In certain foreign jurisdictions, drug products cannot be marketed until pricing and reimbursement for the product is also approved. In the United States, reimbursement approval is not required, but if not available, that may severely limit the sales, and the Center for Medicare & Medicaid Services may require additional clinical studies, more than the FDA demands.

●	We will be subject to ongoing FDA obligations and continuous regulatory review, and might be required to undertake post-marketing trials to verify the product’s efficacy or safety or other regulatory obligations.

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We are increasingly dependent on information technology, and potential cyberattacks, security problems, or other disruption and expanding social media vehicles present new risks.

We rely on information technology networks and systems, including the internet, to process, transmit, and store electronic information, and to manage or support a variety of business processes, including financial transactions and records, billing, and operating data. We may purchase some of our information technology from vendors, on whom our systems will depend, and we rely on commercially available systems, software, tools, and monitoring to provide security for processing, transmission, and storage of confidential operator and other customer information. We depend upon the secure transmission of this information over public networks. Our networks and storage applications could be subject to unauthorized access by hackers or others through cyberattacks, which are rapidly evolving and becoming increasingly sophisticated, or by other means, or may be breached due to operator error, malfeasance or other system disruptions. In some cases, it will be difficult to anticipate or immediately detect such incidents and the damage they cause. Any significant breakdown, invasion, destruction, interruption, or leakage of information from our systems could harm our reputation and business.

In addition, the use of social media could cause us to suffer brand damage or information leakage. Negative posts or comments about us on any social networking website could damage our or our brands’ reputations. Employees or others might disclose non-public sensitive information relating to our business through external media channels, including through the use of social media. The continuing evolution of social media will present us with new challenges and risks.

Risks Related to our Financial Position and Operating History

We have a limited operating history and are operating at a loss, and there is no guaranty that we will become profitable.

We recently began operations under our current business model and anticipate that we will operate at a loss for some time. Since we have limited operating history and no history of profitability, we have limited financial results upon which you may judge our potential. Further, our ability to become profitable depends upon our ability to generate revenue. We have recorded no revenue from continuing operations since inception. We do not expect to generate significant product revenue unless or until we successfully complete clinical development and obtain regulatory approval of, and then successfully commercialize, at least one of our product candidates; or alternatively, out license or sell our drug candidates. Both of these scenarios are highly uncertain. In the future, we may experience under-capitalization, development delays, set-backs with our drug development programs, lack of funding options, setbacks and many of the problems, delays and expenses encountered by any early stage business, many of which are beyond our control. These include, but are not limited to:

●	our lack of an operating history;
●	the net losses that we expect to incur as we develop our business;
●	obtaining FDA or other regulatory approvals or clearances for our technology;
●	implementing and achieving successful outcomes for clinical trials of our products;
●	convincing physicians, hospitals and patients of the benefits of our technology and to convert from current technology;
●	the ability of users of our products (when and as developed) to obtain third-party reimbursement;
●	any failure to comply with rigorous FDA and other government regulations; and
●	securing, maintaining and defending patent or other intellectual property protections for our technology.

Because our history is limited and we are subject to intense competition, any investment in us would be inherently risky.

Because we are a company with limited operational history and no profitability, our business activity is early-staged and subject to numerous risks. The pharmaceutical development business is highly competitive with many companies having access to the similar products and markets. Many of them have greater financial resources and longer operating histories than we have and can be expected to compete within the business in which we engage and intend to engage. There can be no assurance that we will have the necessary resources to become or remain competitive. We are subject to the risks which are common to all companies with a limited history of operations and profitability. Therefore, investors should consider an investment in us to be an extremely risky venture.

There is substantial doubt as to our ability to continue as a going concern.

The Report of our Independent Registered Public Accounting Firm issued in connection with our audited consolidated financial statements for the calendar year ended December 31, 2021 expressed substantial doubt about our ability to continue as a going concern because of our recurring operating losses and our lack of liquidity and working capital. A going concern opinion means that there is substantial doubt that the Company can continue as an ongoing business for the next 12 months. While we expect to become a going concern upon the completion of this offering, if we fail to successfully deploy our funds, fail to implement our business plan or commercialize our drug as planned, or fail to raise additional capital when required, there can be no assurance that we will not again lose our ability to continue as a going concern.

Even upon successful closing of this offering, we will require additional financing.

Pharmaceutical development is inherently costly and requires significant capital. We expect our expenses to increase significantly as we enter into the next stage of our drug development including steps such as preclinical studies, clinical trials, research and development, and FDA marketing approvals. If we do obtain FDA approval, we expect to incur substantial costs in commercialization of the product. In addition, we will continue to incur costs to operate as a public company. Accordingly, we will need to obtain additional financing in connection with our continuing operations. There can be no assurance that additional funds will be available when and if needed, or on acceptable terms to the Company. If we are unable to obtain such financing, or if the terms thereof are too costly, we may be forced to curtail or cease operations until such time as alternative financing may be arranged, which could have a materially adverse impact on our planned operations and our shareholders’ investment.

Based upon our current operating plan, we believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will enable us to fund our operations through the calendar year 2023. In particular, we expect that the net proceeds from this offering and our existing cash and cash equivalents will allow us to complete the Phase 1 portion of our planned clinical trials for CycloSam® used in connection with metastatic bone cancer, and also may allow us to commence or prepare for commencement of clinical trials for additional indications, including primary bone cancer and osteosarcoma. We have based these estimates on assumptions that may prove to be wrong, and we could exhaust our capital resources sooner than we currently expect. Our operating plans and other demands on our cash resources may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings or other capital sources, including potentially additional collaborations, licenses and other similar arrangements. In addition, our ability to continue as a going concern is dependent on our ability to raise additional capital in order to implement our current business plan. If the market conditions are favorable or given our strategic considerations, even if we believe we have sufficient funds for our current or future operating plans, we may raise additional capital. Attempting to secure additional financing may divert our management from our day-to-day activities, which may adversely affect our ability to develop our product candidates.

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Our success will be dependent on our management, and the continued service of key employees.

Our success is dependent upon the decision making of our directors and executive officers. We believe that our success depends on the continued service of our key employees and our ability to hire additional key employees when and as needed. Although we currently intend to retain our existing management, we cannot assure you that such individuals will remain with us. Further, we cannot assure that we will be able to find and recruit new employees on terms acceptable to the Company. We have fixed term employment agreements with our five key employees – Messrs. Baum, Piazza, Nelson, and King, and Ms. Chand but have not obtained key man life insurance on the lives of any of them. The unexpected loss of the services of one or more of our key executives, directors and advisors, or the inability to find new key employees within a reasonable period of time could have a material adverse effect on the economic condition and results of operations of the Company.

Risks Related to Working with Third Parties

We have been and expect to continue to be dependent on collaborators for the development, manufacturing and sales of certain products and product candidates, which expose us to the risk of reliance on these collaborators.

In conducting our operations, we currently depend, and expect to continue to depend, on numerous collaborators. In addition, certain clinical trials for our product candidates may be conducted by government-sponsored agencies, and consequently will be dependent on governmental participation and funding. These arrangements expose us to the same considerations we face when contracting with third parties for our own trials.

If any of our collaborators breach or terminate its agreement with us or otherwise fail to conduct successfully and in a timely manner the collaborative activities for which they are responsible, the preclinical or clinical development or commercialization of the affected product candidate or research program could be delayed or terminated. We generally do not control the amount and timing of resources that our collaborators devote to our programs or product candidates. We also do not know whether current or future collaboration partners, if any, might pursue alternative technologies or develop alternative products either on their own or in collaboration with others, including our competitors, as a means for developing treatments for the diseases or conditions targeted by our collaborative arrangements. Our collaborators are also subject to similar development, regulatory, manufacturing, cyber-security and competitive risks as us, which may further impede their ability to successfully perform the collaborative activities for which they are responsible. Setbacks of these types to our collaborators could have a material adverse effect on our business, results of operations and financial condition.

We are dependent upon third parties for a variety of functions. These arrangements may not provide us with the benefits we expect.

We rely on third parties to perform a variety of functions. We are party to numerous agreements which place substantial responsibility on clinical research organizations, consultants and other service providers for the development of our product candidates. We also rely on medical and academic institutions to perform aspects of our clinical trials of product candidates. We may not be able to enter new arrangements without undue delays or expenditures, and these arrangements may not allow us to compete successfully. Moreover, if third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct clinical trials in accordance with regulatory requirements or applicable protocols, our product candidates may not be approved for marketing and commercialization or such approval may be delayed. If that occurs, we or our collaborators will not be able, or may be delayed in our efforts, to commercialize our product candidates.

Our relationships with customers and third-party payers are or may become subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, program exclusion, contractual damages, reputational harm and diminished profits and future earnings.

Health care providers, physicians and third-party payers play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our future arrangements with third-party payers and customers will or already do require us and them to comply with broadly applicable fraud and abuse and other health care laws and regulations, including both federal and state anti-kickback and false claims laws, that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our products that obtain marketing approval. Efforts to ensure that business arrangements comply with applicable health care laws and regulations involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If such operations are found to be in violation of any of these laws or other applicable governmental regulations, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of related operations. If physicians or other providers or entities involved with our products are found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs, which may adversely affect us.

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If we or our partners are unable to obtain sufficient quantities of the materials needed to make our products or product candidates, development of our products or product candidates or commercialization of our approved products could be slowed or stopped.

We have utilized Missouri University Research Reactor (“MURR”) to procure Samarium-153, a primary ingredient used in manufacturing of CycloSam®, for our recently conducted clinical studies. Samarium-153 is critical to manufacturing of CycloSam® and to our supply-chain process both during our clinical trials and if the product is commercialized. MURR has verbally committed to supply us Samarium-153 in the future and we are expecting to enter into definitive agreements with MURR in 2022. We also plan to qualify additional suppliers in 2022 as part of our supply chain and general business risk diversification strategy. However, if we fail to partner with MURR or secure other partners for supply of Samarium-153 or if our arrangements with a supplier do not satisfy our requirements in the future, it will directly and adversely impact the production of CycloSam®.

We or our partners may not be able to obtain the materials necessary to make a particular product or product candidate in adequate volume and quality. If any materials needed to make a product or product candidate is insufficient in quantity or quality, if a supplier fails to deliver in a timely fashion or at all or if these relationships terminate, we or our partners may not be able to fulfill manufacturing obligations for our products or product candidates, either on our own or through third-party suppliers. A delay or disruption of supplies of our products or product candidates would have a material adverse effect on our business as a whole. Our existing arrangements with suppliers may result in the supply of insufficient quantities of our product candidates needed to accomplish our clinical development programs or commercialization, and we may not have the right and in any event, do not currently have the capability to manufacture these products if our suppliers are unable or unwilling to do so. Some of these raw materials or their starting materials, components or ingredients may come from foreign countries, which can present significant supply chain issues. We currently arrange for supplies of critical raw materials used in production of our product candidates from single sources. We do not have long-term contracts with any of these suppliers. Any delay or disruption in the availability of materials would slow or stop product development and commercialization of the relevant product.

Manufacturing resources could limit or adversely affect our ability to commercialize products.

We or our partners may engage third parties, including nuclear reactor sites, to manufacture our product candidates. We or our partners may not be able to obtain adequate supplies from third-party manufacturers in a timely fashion for development or commercialization purposes, and commercial quantities of products may not be available from contract manufacturing organizations or CMOs at acceptable costs.

In order to commercialize our product candidates successfully, we need to be able to manufacture or arrange for the manufacture of products in commercial quantities, in compliance with regulatory requirements, at acceptable costs and in a timely manner. Manufacture of our product candidates can be complex, difficult to accomplish even in small quantities, difficult to scale-up for large-scale production and subject to delays, inefficiencies and low yields of quality products. The manufacture of radiopharmaceuticals is relatively complex and requires significant capital expenditures. We continue to rely on CMOs for our product candidates. The cost of manufacturing our product candidates may make them prohibitively expensive. If adequate supplies of any of our product candidates or related materials are not available on a timely basis or at all, our clinical trials or commercialization of our product candidates could be seriously delayed, since these materials are time consuming to manufacture and cannot be readily obtained from third-party sources. We continue to be dependent on a limited number of highly specialized manufacturing and development partners, including single source manufacturers for certain of our product candidates. If we were to lose one or more of these key relationships, it could materially adversely affect our business. Establishing new manufacturing relationships, or creating our own manufacturing capability, would require significant time, capital and management effort, and the transfer of product-related technology and know-how from one manufacturer to another is an inherently complex and uncertain process.

Failure of any manufacturer of our various product candidates to comply with applicable regulatory requirements could subject us to penalties and have a material adverse effect on supplies of our product candidates.

Third-party manufacturers are required to comply with current goods manufacturing practice regulations or cGMP or similar regulatory requirements outside of the U.S. If manufacturers of our product candidates cannot successfully manufacture material that conforms to the strict regulatory requirements of the FDA and any applicable foreign regulatory authority, they may not be able to supply us with our product candidates. If these facilities are not approved for commercial manufacture, we may need to find alternative manufacturing facilities, which could result in delays of several years in obtaining approval for a product candidate. We do not control the manufacturing operations and are completely dependent on our third-party manufacturing partners or contractors for compliance with the applicable regulatory requirements for the manufacture of some of our product candidates. Manufacturers are subject to ongoing periodic unannounced inspections by the FDA and corresponding state and foreign agencies for compliance with cGMP and similar regulatory requirements. Failure of any manufacturer of any of our product candidates to comply with applicable cGMP or other regulatory requirements could result in sanctions being imposed on our collaborators or us, including fines, injunctions, civil penalties, delays, suspensions or withdrawals of approvals, operating restrictions, interruptions in supply and criminal prosecutions, any of which could significantly and adversely affect supplies of our product candidates and have a material adverse impact on our business, financial condition and results of operations.

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If the use of hazardous and biological materials by us or third parties, such as CROs or CMOs, in a manner that causes injury or violates applicable law, we may be liable for damages.

Our research and development activities may involve the controlled use of potentially hazardous substances, including radioactive, chemical and biological materials, by us or third parties, such as contract research organizations or CROs and CMOs. Exposure to high levels of radiation can cause acute health effects such as skin burns and acute radiation syndrome (“radiation sickness”). It can also result in long-term health effects such as cancer and cardiovascular disease. We and such third parties are subject to federal, state, and local laws and regulations in the United States governing the use, manufacture, storage, handling, and disposal of medical and hazardous materials. Although we believe that our and such third-parties’ procedures for using, handling, storing and disposing of these materials comply with legally prescribed standards, we cannot completely eliminate the risk of contamination or injury resulting from medical or hazardous materials. In the event of any such contamination or injury, we may incur liability or local, city, state, or federal authorities may curtail the use of these materials and interrupt our business operations. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development and manufacturing efforts, which could harm our business prospects, financial condition, or results of operations. We plan to maintain insurance coverage upon completion of this offering for injuries resulting from the hazardous materials we use; however, future claims may exceed the amount of our coverage. Also, we do not have insurance coverage for pollution cleanup and removal. Currently the costs of complying with such federal, state, provincial, local and foreign environmental regulations are not significant, and consist primarily of waste disposal expenses. However, they could become expensive, and current or future environmental laws or regulations may impair our research, development, production and commercialization efforts. Further, although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials.

Unexpected disruptions could seriously harm our future revenue and financial condition and increase our expenditures.

Our operations, and those of our CROs, CMOs and other contractors and consultants, could be subject to events like earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics and other natural or man-made disasters or business interruptions, for which we are predominantly self-insured. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. We rely on third-party manufacturers to produce and process our product candidates to meet our demands. Our ability to obtain clinical supplies of our product candidates could be disrupted if the operations of these suppliers are affected by a man-made or natural disaster or other business interruption.

Risks Relating to Our Intellectual Property

The validity, enforceability and commercial value of our patents and other intellectual property rights are highly uncertain.

We license a number of issued patents and other patent applications that have not yet been issued. We must obtain, maintain and enforce patent and other rights to protect our intellectual property. The patent position of biotechnology and pharmaceutical firms is highly uncertain and involves many complex legal and technical issues. There are many laws, regulations and judicial decisions that dictate and otherwise influence the manner in which patent applications are filed and prosecuted and in which patents are granted and enforced, all of which are subject to change from time to time. There is no clear policy involving the breadth of claims allowed, or the degree of protection afforded, under patents in this area. Accordingly, patent applications owned by or licensed to us may not result in patents being issued. Even if we own or license a relevant issued patent, we may not be able to preclude competitors from commercializing drugs that may compete directly with one or more of our products or product candidates, in which event such rights may not provide us with any meaningful competitive advantage. In the absence or upon successful challenge of patent protection, drugs may be subject to generic competition, which could adversely affect pricing and sales volumes of the affected products.

It is generally difficult to determine the relative strength or scope of a biotechnology or pharmaceutical patent position in absolute terms at any given time. The issuance of a patent is not conclusive as to its validity or enforceability, which can be challenged in litigation or via administrative proceedings. The License Agreement from which we derive or license intellectual property provide for various royalty, milestone, sublicensing and other payments, and include other provisions like patent prosecution and enforcement, insurance, indemnification and other obligations and rights, and is subject to certain reservations of rights. While we generally have the right to defend and enforce patents licensed to or by us, either in the first instance or if the licensor or licensee chooses not to do so, we must usually bear the cost of doing so.

Patents have a limited life and expire by law.

In addition to uncertainties as to scope, validity, enforceability and changes in law, patents by law have limited lives. Upon expiration of patent protection, our drug candidates and/or products may be subject to generic competition, which could adversely affect pricing and sales volumes of the affected products.

We depend on intellectual property licensed from third parties and unpatented technology, trade secrets and confidential information. If we lose any of these rights, including by failing to achieve milestone requirements or to satisfy other conditions, our business, results of operations and financial condition could be harmed.

Our core product candidate is derived from intellectual property licensed from a third party. We could lose the right to patents and other intellectual property licensed to us if the related License Agreement is terminated due to a breach by us or otherwise. Our ability to commercialize products incorporating licensed intellectual property would be impaired if the related License Agreements were terminated. In addition, we are required to make substantial cash payments, achieve milestones and satisfy other conditions, including filing for and obtaining marketing approvals and introducing products, to maintain rights under our intellectual property license. Due to the nature of this agreement and the uncertainties of development, we may not be able to achieve milestones or satisfy conditions to which we have contractually committed, and as a result may be unable to maintain our rights under the license. If we do not comply with our License Agreement, the licensor may terminate it, which could result in our losing our rights to, and therefore being unable to commercialize, related products.

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We also rely on unpatented technology, trade secrets and confidential information. Third parties may independently develop substantially equivalent information and techniques or otherwise gain access to our technology or disclose our technology, and we may be unable to effectively protect our rights in unpatented technology, trade secrets and confidential information. We require each of our employees, consultants and advisors to execute a confidentiality agreement at the commencement of an employment or consulting relationship with us. These agreements may, however, not provide effective protection in the event of unauthorized use or disclosure of confidential information. Any loss of trade secret protection or other unpatented technology rights could harm our business, results of operations and financial condition.

If we infringe third-party patent or other intellectual property rights, we may need to alter or terminate a product development program.

There may be patent or other intellectual property rights belonging to others that require us to alter our products, pay licensing fees or cease certain activities. If our products infringe patent or other intellectual property rights of others, the owners of those rights could bring legal actions against us claiming damages and seeking to enjoin manufacturing and marketing of the affected products. If these legal actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected products. We may not prevail in any action brought against us, and any license required under any rights that we infringe may not be available on acceptable terms or at all.

Research, development and commercialization of a biopharmaceutical product often require choosing between alternative development and optimization routes at various stages in the development process. Preferred routes may depend on subsequent discoveries and test results and cannot be predicted with certainty at the outset. There are numerous third-party patents in our field, and we may need to obtain a license under a patent in order to pursue the preferred development route of one or more of our products or product candidates. The need to obtain a license would decrease the ultimate profitability of the applicable product. If we cannot negotiate a license, we might have to pursue a less desirable development route or terminate the program altogether.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe our patents or the patents of our licensors. To counter infringement or unauthorized use, we may be required to take legal action to enforce our patents or our licensors’ patents against such infringing activity. Such enforcement proceedings can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that one or more of our patents is invalid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the compositions or activities in question. An adverse result could put one or more of our patents at risk of being invalidated, held unenforceable, or interpreted narrowly and could put our patent applications at risk of not issuing. Defense against these assertions, non-infringement, invalidity or unenforceability regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure.

Post-grant proceedings provoked by third parties or brought by the United States Patent and Trademarks Office may be brought to determine the validity or priority of inventions with respect to our patents or patent applications or those of our licensors. An unfavorable outcome could result in a loss of our current patent rights and could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Litigation or post-grant proceedings may result in a decision adverse to our interests and, even if we are successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent, alone or with our licensors, misappropriation of our trade secrets or confidential information, particularly in countries where the laws may not protect those rights as fully as those within the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.

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Risks Related to our common stock and this Offering

Liquidity risks associated with our common stock.

There is a limited trading market for our shares of common stock and while the Company’s common stock may be approved for listing on NASDAQ Capital Market, there can be no assurance that (1) an active trading market will be developed or sustained, (2) the liquidity of such market will increase, (3) our stockholders will be able sell their shares of common stock, or (4) the price that our stockholders may obtain for their common stock will be greater than the public offering price. If an active market for our common stock with meaningful trading volume does not develop or is not maintained, the market price of our common stock may decline materially below the offering price and you may not be able to sell your shares. Further, prior to NASDAQ listing, our stock traded on OTCQB and our shares of common stock were thinly traded. Therefore, prospective stockholders who require immediate liquidity in their investments should consider these risks before investing in our common stock.

Our failure to meet the continued listing requirements of the NASDAQ Capital Market could result in a delisting of our common stock.

If we are successful in having our shares of common stock listed on the NASDAQ Capital Market, we will be required to satisfy the continued listing requirements. If we fail to satisfy the continued listing requirements of the NASDAQ Capital Market, such as the corporate governance requirements or the minimum closing bid price requirement, NASDAQ may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock, and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we would take actions to restore our compliance with NASDAQ’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the NASDAQ minimum bid price requirement or prevent future non-compliance with NASDAQ’s listing requirements.

If you purchase shares of common stock or pre-funded warrants in this offering, you will suffer immediate and substantial dilution of your investment.

The public offering price of our common stock or the value of our pre-funded warrant is substantially higher than the net tangible book value per share of our common stock. Based on the assumed public offering price of $14.00 per share and our net tangible book value as of December 31, 2021, if you purchase shares of our common stock or pre-funded warrants in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. You will experience immediate dilution of $8.58 per share, representing the difference between our pro forma net tangible book value per share after giving effect to this offering and the assumed public offering price. This includes conversion of all shares of Series A and Series B preferred stock and outstanding convertible notes into 449,149 shares of our common stock as of the closing of this offering. See “Dilution” for more detail.

There is no public market for the pre-funded warrants being offered in this offering.

There is no established public trading market for the pre-funded warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants on any securities exchange or nationally recognized trading system, including The Nasdaq Capital Market. Without an active market, the liquidity of the pre-funded warrants will be limited.

We will not receive any meaningful amount of additional funds upon the exercise of the pre-funded warrants.

Each pre-funded warrant will be exercisable until it is fully exercised and by means of payment of the nominal cash purchase price upon exercise. Accordingly, we will not receive any meaningful additional funds upon the exercise of the pre-funded warrants.

Holders of the pre-funded warrants purchased in this offering will have no rights as common stockholders until such holders exercise such warrants and acquire our common stock.

Until holders of the pre-funded warrants acquire shares of our common stock upon exercise thereof, holders of such pre-funded warrants will have no rights with respect to the shares of our common stock underlying such pre-funded warrants. Upon exercise of the pre-funded warrants, such holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Significant holders or beneficial holders of shares of our common stock may not be permitted to exercise the pre-funded warrants that they hold.

A holder of the pre-funded warrants will not be entitled to exercise any portion of any pre-funded warrant that, upon giving effect to such exercise, would cause: (i) the aggregate number of shares of our common stock beneficially owned by such holder (together with its affiliates) to exceed 4.99% (or, upon election of holder, 9.99%) of the number of shares of our common stock immediately after giving effect to the exercise; or (ii) the combined voting power of our securities beneficially owned by such holder (together with its affiliates) to exceed 4.99% (or, upon election of holder, 9.99%) of the combined voting power of all of our securities outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. As a result, you may not be able to exercise your pre-funded warrants for shares of our common stock at a time when it would be financially beneficial for you to do so. In such a circumstance, you could seek to sell your pre-funded warrants to realize value, but you may be unable to do so in the absence of an established trading market and due to applicable transfer restrictions.

The price of our common stock may fluctuate significantly, which could lead to losses for stockholders.

The securities of public companies can experience extreme price and volume fluctuations, which can be unrelated or out of proportion to the operating performance of such companies. We expect our common stock price will be subject to similar volatility. Any negative change in the public’s perception of the prospects of our Company or companies in our market could also depress our common stock price, regardless of our actual results. Factors affecting the trading price of our common stock may include:

*	Regulatory actions;

*	Variations in our operating results;

*	Announcements of technological innovations, new products or product enhancements, strategic alliances or significant agreements by us or by our competitors;

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*	Recruitment or departure of key personnel;

*	Litigation, legislation, regulation or technological developments that adversely affect our business;

*	Changes in the estimates of our operating results or changes in recommendations by any securities analysts that elect to follow our common stock; and

*	Market conditions in our industry, the industries of our customers and the economy as a whole.

The offering price per share of our common stock offered under this prospectus may not accurately reflect the value of your investment.

Prior to this offering, our common stock was trading on OTCQB. The offering price per share of our common stock offered by this prospectus was based upon following factors:

●	Our latest trading price on OTCQB and trading volumes;
●	Required bid and closing prices for listing on NASDAQ;
●	Our capital structure, including a reverse split of our common stock in the amount of 1 for 40, effected on March 10, 2022;
●	General conditions of the capital markets at the time of this offering; and
●	Other factors deemed relevant.

The offering price may not accurately reflect the value of our common stock and may not be realized upon any subsequent disposition of the shares.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

The open-market trading of our common stock is currently subject to, and may also be subject upon trading on NASDAQ, to the “penny stock” rules. The penny stock rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1 million or annual income exceeding $200,000 or $300,000 together with their spouses). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common stock, and may result in decreased liquidity of our common stock and increased transaction costs for sales and purchases of our common stock as compared to other securities. Therefore, as long as our shares of common stock are subject to the penny stock rules, the holders of such shares of common stock may find it more difficult to sell their securities.

We do not intend to pay dividends.

We have not paid any cash dividends on our common stock since inception and we do not anticipate paying any cash dividends in the foreseeable future. Earnings, if any, that we may realize will be retained in the business for further development and expansion.

Concentration of Stock Ownership and Control.

Our executive officers and directors currently control approximately 31.8% of the common stock of the Company, and Checkmate Capital and its affiliates, one of our former debt holders and lead investors in the Series B round, control approximately 11.0% of the common stock of the Company. The Company has employee options, incentive stock warrants, preferred stock, convertible notes, underwriter warrants, and the pre-funded warrants that could result in further dilution. We may conduct funding rounds in the future, much of which may utilize our common stock. In this regard, management, prior investors and future investors may control a significantly large amount of equity, and as a result, these stockholders acting together will be able to influence many matters requiring stockholder approval including the election of directors and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control, and could deprive our stockholders of an opportunity to receive a premium for their shares of common stock as part of a sale of our company and may affect the market price of our stock.

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The Company has discretionary authority to issue Preferred Stock with additional priority rights.

The Company may issue up to 4,998,400 shares of blank-check preferred stock in the future. The board of the Company has authority to create new classes of preferred stock with preferential voting, approval, liquidation, conversion, and other rights that are senior to the common stock of the Company, without additional approval of shareholders of the Company. As a result, the preferred stockholders can exert significant influence over the Company and can dilute the financial interests of the common stockholders.

As long as shares of preferred stock are outstanding, whether now or in the future, common stockholders may have reduced control over certain affairs of the Company, lower priority at the time of liquidation, and continued dilution of their voting and economic rights in the shares of common stock of the Company.

Our management will have broad discretion in the use of the net proceeds we receive in this offering and may not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion in the application of the net proceeds we receive in this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. If we do not use the net proceeds that we receive in this offering effectively, our business, results of operations, financial condition and prospects could be harmed, and the market price for our common stock could decline.

We will need to grow the size of our organization, and we may experience difficulties in managing this growth.

As of March 7, 2022, we had five full-time employees. As our drug development and commercialization plans and strategies develop, and as we transition into operating as a NASDAQ listed company, we expect to need additional operational, sales, marketing, managerial, financial and other personnel, as well as additional resources to expand our operations.

We currently rely, and for the foreseeable future will continue to rely, in large part on certain third party organizations, advisors and consultants to provide certain services, including substantially all aspects of regulatory approval, clinical trial management and manufacturing. There can be no assurance that the services of independent organizations, advisors and consultants will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. In addition, if we are unable to manage our outsourced activities effectively or if the quality or accuracy of the services provided by consultants is compromised for any reason, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval of our product candidates or otherwise advance our business. There can be no assurance that we will be able to manage our existing consultants or find other competent outside contractors and consultants on economically reasonable terms, or at all. If we are not able to effectively expand our organization by hiring new employees and expanding our groups of consultants and contractors, or we are not able to effectively build out new facilities to accommodate this expansion, we may not be able to successfully implement our business plan to further develop and commercialize our product candidates and, accordingly, may not achieve our research, development and commercialization goals.

We are a smaller reporting company, and we cannot be certain if the reduced reporting requirements applicable to smaller reporting companies will make our common stock less attractive to investors.

We are a smaller reporting company as defined in the Exchange Act, and we will remain a smaller reporting company until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter, or our annual revenue is more than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter. Smaller reporting companies are able to provide simplified executive compensation disclosure and have certain other reduced disclosure obligations, including, among other things, being required to provide only two years of audited financial statements and not being required to provide selected financial data, supplemental financial information or risk factors.

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We may choose to take advantage of the available exemptions for smaller reporting companies. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our shares price may be more volatile.

If we fail to comply with the rules and regulations under the Sarbanes-Oxley Act, our operating results, our ability to operate our business and investors’ views of us may be harmed.

Section 404 of the Sarbanes-Oxley Act requires public companies to conduct an annual review and evaluation of their internal controls. Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that will need to be evaluated frequently. Our failure to maintain the effectiveness of our internal controls in accordance with the requirements of the Sarbanes-Oxley Act could have a material adverse effect on our business. We could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on the price of our common stock. In addition, our efforts to comply with the rules and regulations under the Sarbanes-Oxley or new or changed laws, regulations, and standards may differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice. Regulatory authorities may investigate transactions disclosed in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and if legal proceedings are initiated against us, it may harm our business.

We have historically identified certain material weaknesses in our internal control over financial reporting and if our recent remediation of such material weaknesses is not effective, or if we fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.

In the course of preparing our financial statements, we have historically identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses related to limited accounting personnel and resources resulting into lack of segregation of duties, lack of experience in accounting for equity transactions, and lack of internal controls. We have concluded that these material weaknesses in our internal control over financial reporting occurred because, prior to this offering, we did not have a chief financial officer and our past principal accounting officers did not have the necessary business processes, systems, personnel and related internal controls necessary to satisfy all of the accounting and financial reporting requirements of a public company.

In late 2021, we recruited Adam King, our interim chief financial officer who has previously served as managing audit director at national accounting firms. Our board of directors appointed Mr. King as full-time CFO effective March 3, 2022. The Company also engaged a consulting firm, of which Mr. King is a part, to assist with the back-office accounting, evaluation of internal controls, and updating of documentation. As of December 31, 2021, the Company had implemented an effective segregation of duties in the accounting and financial reporting function by the use of the consulting firm and part time CFO. Accordingly, the Company’s management determined that previously identified material weaknesses had been remediated as of December 31, 2021.

However, we will need to continue to take necessary actions to ensure that we are operating effectively for a sufficient period of time. Any failure to maintain effective controls or any difficulties encountered in their implementation or improvement could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Ineffective disclosure controls and procedures and internal control over financial reporting could cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on NASDAQ.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we become an “accelerated” or “large accelerated” filer as those terms are defined in the Exchange Act.

Our financial statements may be materially affected if our estimates prove to be inaccurate as a result of our limited experience in making critical accounting estimates.

Financial statements prepared in accordance with GAAP require the use of estimates, judgments, and assumptions that affect the reported amounts. Actual results may differ materially from these estimates under different assumptions or conditions. These estimates, judgments, and assumptions are inherently uncertain, and, if they prove to be wrong, then we face the risk that charges to income will be required. In addition, because we have limited to no operating history and limited experience in making these estimates, judgments, and assumptions, the risk of future charges to income may be greater than if we had more experience in these areas. Any such charges could significantly harm our business, financial condition, results of operations, and the price of our securities. See “Note 3 – Summary of Significant Accounting Policies” under notes to our consolidated financial statements. For a discussion of the accounting estimates, judgments, and assumptions that we believe are the most critical to an understanding of our business, financial condition, and results of operations.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, timing and likelihood of success, plans and objectives of management for future operations, and future results of current and anticipated products are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described under the sections in this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, including those set forth below:

●	our lack of an operating history;
●	the net losses that we expect to incur as we develop our business;
●	obtaining Federal Drug Administration (“FDA”) or other regulatory approvals or clearances for our technology;
●	implementing and achieving successful outcomes for clinical trials of our products;
●	convincing physicians, hospitals and patients of the benefits of our technology and to convert from current technology or other standards of care;
●	the ability of users of our products (when and as developed) to obtain third-party reimbursement;
●	any failure to comply with rigorous FDA and other government regulations;
●	securing, maintaining and defending patent or other intellectual property protections for our technology; and
●	availability of nuclear reactors to manufacture our products, transportation, handling, and disposal of radioactive drugs, changes in regulations of the Nuclear Regulatory Commission (NRC) or the Environmental Protection Agency (EPA) or similar state regulatory agencies.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for us to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

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USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of 1,428,571 shares of our common stock and pre-funded warrants in this offering will be approximately $17,600,000 (or approximately $20,375,000 if the underwriters exercise the over-allotment option in full), based upon an assumed public offering price of $14.00 per share, and after deducting underwriting discounts and commissions and offering expenses payable by us.

A $1.00 increase or decrease in the assumed public offering price of $14.00 per share would increase or decrease the net proceeds from this offering by approximately $1.4 million, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of 100,000 in the number of shares of common stock offered by us would increase or decrease our net proceeds by approximately $1.4 million, assuming the assumed public offering price remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently expect to use the net proceeds from this offering for:

●	Approximately $14 million for advancement of our current Phase 1 clinical trials of CycloSam® for the indication of bone metastasis, and possible commencement of an amended protocol clinical trial for the indication of primary bone cancer, including osteosarcoma; and research and development of other indications and radiopharmaceutical assets; and

●	the remainder for working capital and general corporate purposes, including offering expenses.

Changing circumstances may cause us to consume capital significantly faster than we currently anticipate. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our development efforts and clinical trials, the commencement of clinical trials for additional indications or for new assets, FDA review and approvals of our drug candidate(s), economic and political effects of COVID-19 and government responses to it, and the overall economic environment. Therefore, our management will retain broad discretion over the use of the proceeds from this offering. We may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, if the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, as well as the amount and sources of other funds needed.

Pending our use of the net proceeds from this offering, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

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DIVIDEND POLICY

We have never declared or paid any dividends on our common stock. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be made at the discretion of our board of directors and will depend on various factors, including applicable laws, our results of operations, financial condition, future prospects and any other factors deemed relevant by our board of directors.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2021:

●	on an actual basis (after giving effect to the 1-for-40 reverse stock split of the Company’s common stock that occurred on March 10, 2022);

●	on a pro forma basis after giving effect to (i) the conversion of Series B preferred stock into an aggregate of approximately 263,552 shares of common stock prior to this offering, (ii) conversion of all outstanding convertible notes into an aggregate of approximately 77,117 shares of common stock prior to this offering, and (iii) conversion of all outstanding Series A preferred stock into an aggregate of approximately 108,480 shares of common stock prior to this offering;

●	on a pro forma as adjusted basis after giving effect to (i) the pro forma adjustments set forth above; and (ii) the issuance and sale of shares of our common stock in this offering at an assumed public offering price of $14.00 per share and no sale of pre-funded warrants, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma basis and pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2021
(In thousands, except share and per share data)	Actual	Proforma	Pro Forma As Adjusted
Cash, cash equivalents and short-term investments	$1,500	$1,500	$19,100
Debt:
Debentures	35	-	-
Convertible Notes	605	-	-
Total Debt	$640	$-	$-
Convertible Series A preferred stock, USD $0.0001 par value per share, 480 issued and outstanding actual; 0 shares issued and outstanding pro forma and pro forma as adjusted	694	-	-
Stockholders’ equity (deficit):
Preferred stock, Series B $0.001 par value; 2,500 shares authorized, 1,509 shares issued and outstanding actual, 0 shares issued and outstanding pro forma and pro forma as adjusted	-	-	-
Preferred stock, Series E-1, $0.0001 par value; 8,500 shares authorized, 0 shares issued and outstanding actual, pro forma and pro forma as adjusted	-	-	-
Common stock, $0.0001 par value; 300,000,000 shares authorized, 486,806 shares issued and outstanding actual, 2,135,470 shares issued and outstanding, pro forma, and 3,564,041 shares issued and outstanding, pro forma as adjusted	-	-	-
Additional paid-in capital	29,759	31,093	49,298
Total stockholders’ equity (deficit)	(416)	997	18,597
Total Capitalization	$918	$997	$18,597

(1)	A $1.00 increase or decrease in the assumed public offering price of $14.00 per share of common stock would increase or decrease the amount of each of cash and cash equivalents and total stockholders’ equity by approximately $1.4 million, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of 100,000 in the number of shares of common stock offered by us would increase or decrease each of cash and cash equivalents and total stockholders’ equity by approximately $1.4 million, assuming the assumed public offering price remains the same, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of our common stock to be outstanding after this offering is based on 2,135,470 shares of our common stock outstanding as of December 31, 2021, and excludes:

●	37,083 shares of common stock issuable upon the exercise of warrants outstanding as of March 7, 2022, convertible at a weighted average price of $19.52 per share; and

●	177,815 shares of common stock issuable upon the exercise of options to directors, employees and consultants under our 2016 Omnibus Equity Incentive Plan and other grants and awards approved by the board of directors (collectively the “Equity Incentive Plan”), exercisable at a weighted average price of $12.57 per share, of which 19,765 are vested as of March 7, 2022.

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DILUTION

If you invest in our common stock, you will experience immediate and substantial dilution to the extent of the difference between the public offering price of our common stock and the as adjusted net tangible book value per share of common stock immediately after the offering. Net tangible book value per share of common stock represents the amount of our total tangible assets less our total liabilities, divided by the total number of common stock outstanding. Our historical net tangible book deficit as of December 31, 2021 was $106,902 or $0.06 per share of common stock.

Our pro forma net tangible book value as of December 31, 2021 would have been $827,645 representing approximately $0.39 per share of common stock. Our pro forma net tangible book value per share of common stock represents the amount of our total tangible assets less our total liabilities, divided by 2,135,470, the total number of common stock outstanding on December 31, 2021, after giving effect to (i) the conversion of Series A and Series B preferred stock into an aggregate of 372,033 shares of common stock prior to this offering, and (ii) the conversion of all of our outstanding convertible notes into an aggregate of 77,177 shares of common stock prior to this offering.

After giving effect to the (i) pro forma adjustments set forth above, and (ii) our sale of 1,428,571 shares of our common stock offered by us in this offering, assuming no sale of pre-funded warrants, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value estimated at December 31, 2021 would have been approximately $18.43 million, representing $5.17 per share of common stock. At the assumed public offering price for this offering of $14.00 per share of common stock, this represents an immediate increase in historical net tangible book value of $5.11 per share of common stock to existing stockholders and an immediate dilution in net tangible book value of $8.83 per share of common stock to purchasers of common stock in this offering. Dilution for this purpose represents the difference between the price per share of common stock paid by these purchasers and as adjusted net tangible book value per share of common stock immediately after the completion of this offering.

The following table illustrates this dilution on a per share basis to new investors:

Assumed public offering price per share	$14.00
Historical adjusted net tangible book value per share as of December 31, 2021	$0.06
Increase in net tangible book value per share attributable to existing investors in this offering	$5.11
Increase in net tangible book value per share attributable to new investors in this offering	$4.78
As adjusted net tangible book value per share after offering	$5.17
Dilution in tangible book value per share to new investors	$8.83

The dilution information discussed above is illustrative only and will change based on the actual public offering price and other terms of this offering to be determined at pricing. The actual price at which shares are sold in this offering and the actual amount of underwriting discounts and commissions and offering expenses payable by us may be lesser or greater than the assumed amounts reflected in the table above. A $1.00 increase or decrease in the assumed initial public offering price of $14.00 per share of common stock would increase or decrease our as adjusted net tangible book value per share of common stock after this offering by $0.37 and the dilution per share of common stock to new investors by $0.37, assuming the number of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and no sale of pre-funded warrants, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of common stock we are offering.

An increase or decrease of 100,000 in the number of shares of common stock offered by us would increase or decrease our as adjusted net tangible book value after this offering by approximately $1.4 million and the as adjusted net tangible book value per share of common stock after this offering by $0.21 per share of common stock and would increase or decrease the dilution per share of common stock to new investors by $0.21, assuming the assumed public offering price remains the same, after deducting estimated underwriting discounts and estimated offering expenses payable by us.

The following table summarizes, on an as adjusted basis as of December 31, 2021, the number of shares of our common stock, the total consideration and the average price per share by (i) existing stockholders and (ii) new investors acquiring our common stock in this offering (assuming no sale of pre-funded warrants), at an assumed public offering price of $14.00 per share of common stock, indicated on the cover page of this prospectus.

	Shares		Total Consideration		Average Price Per Share of Common
	Number	Percent	Amount	Percent	Stock
Existing stockholders	2,135,470	60%	$31,093,000	61%	$14.56
New investors	1,428,571	40%	$20,000,000	39%	$14.00
Total	3,564,041	100%	$51,093,000	$100%	$14.34

The total number of common stock that will be outstanding after this offering is based on 2,135,470 shares of common stock issued and outstanding as of December 31, 2021 and includes (i) the conversion of Series A and B preferred stock into an aggregate of 372,033 shares of common stock upon completion of this offering, and (ii) the conversion of all of our outstanding convertible notes into an aggregate of 77,117 shares of common stock upon completion of this offering, but excludes:

●	37,083 shares of common stock issuable upon the exercise of warrants outstanding, exercisable at a weighted average price of $19.52 per share;

●	177,815 shares of common stock issuable upon the exercise of options to directors, employees and consultants under our 2016 Omnibus Equity Incentive Plan and other grants and awards approved by the board of directors (collectively the “Equity Incentive Plan”), exercisable at a weighted average exercise price of $12.57 per share, of which 19,765 are vested as of March 7, 2022; and

To the extent that new options are granted under our equity benefit plans, there will be further dilution to investors purchasing common stock in this offering.

Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters’ option to purchase additional shares. If the underwriters exercise in full their option to purchase additional shares, our existing stockholders would own 60% and our new investors would own 40% of the total number of shares of our common stock outstanding upon the completion of this offering.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The discussion and analysis of our financial condition and results of operations are based on our financial statements, which we have prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate estimates and judgments, including those described in greater detail below. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

As used in this “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” except where the context otherwise requires, the term “we,” “us,” “our,” or “the Company,” refers to the business of QSAM Biosciences, Inc.

Overview

The Company’s business is the development of next-generation nuclear medicines for the treatment of cancer and related diseases. Our initial technology is Samarium-153 DOTMP, a/k/a CycloSam® (“CycloSam®” or the “New Technology”), a clinical-stage bone targeting radiopharmaceutical. The FDA cleared our IND in August 2021 to commence clinical trials of CycloSam® on patients with metastatic bone cancer, an open-label, dose escalating trial that may result in sufficient data to move subsequently into a pivotal trial.

On April 20, 2020, we executed a Patent and Technology License Agreement and Trademark Assignment (the “License Agreement”) with IGL Pharma Inc. (“IGL”), through a newly created, wholly-owned subsidiary called QSAM Therapeutics Inc. (“QSAM Therapeutics”), which License Agreement was mutually amended on November 24, 2021. The License Agreement provides QSAM Therapeutics with exclusive, worldwide and sub-licensable rights to all of IGL’s patents, product data and knowhow with respect to CycloSam®. The License Agreement also transfers to QSAM Therapeutics the rights to the product name CycloSam® for the technology, and provides QSAM Therapeutics a first right of refusal to license other technologies from IGL in the future.

On November 6, 2020, the Company entered into an Omnibus Separation Agreement (the “Separation Agreement”) with its unconsolidated investee, Earth Property Holdings LLC (“EPH”). Our board of directors approved the Separation Agreement in furtherance of its previously disclosed plan to secure new technologies and business opportunities in the broader biosciences sector, and to significantly reduce debt and liabilities of the Company and eliminate under-performing assets and agreements.

The Separation Agreement marked a discontinuance of the Company’s soil health operations (the “Legacy Business”) to focus solely on the development of its exclusively licensed radiopharmaceutical drug candidate, CycloSam®, as well as other drug candidates that it may license or otherwise secure in the future. Revenue and expenses from the Legacy Business are presented on our consolidated financial statements as “Discontinued Operations.”

The process of developing pharmaceutical products is extremely costly, especially as such programs enter clinical trials, as our radiopharmaceutical candidate has. The Company will need to raise additional capital to continue these activities in 2022 and beyond. As of the end of 2021, the Company had approximately $1.5 million in cash. Such funds are sufficient to cover the Company’s current operational burn through 2022; however, given the additional costs of conducting our clinical trials, such funds will likely be extinguished in the first two quarters of 2022. It is critical, therefore, for the Company to complete is currently anticipated registered, underwritten equity offering to maintain our clinical trials, or otherwise raise additional capital through equity or debt offerings. There is no guarantee that the Company will be successful in these efforts.

COVID-19

In March 2020, the World Health Organization declared COVID-19 (“COVID”) a global pandemic and recommended containment and mitigation measures worldwide. Although our operations were not materially affected by the COVID outbreak, in the recent months, COVID has had direct impact on the commencement of our clinical trials. Due to COVID infections at one of our vendor labs, team members leading certain startup activities for our project were sent home and work could only be initiated upon their return, causing us to delay a key procedure, which was ultimately completed. General conditions around COVID have also created supply chain delays with certain of our manufacturers and distributors. Lastly, there remains a risk with the rise of COVID cases in the US could delay enrollment of patients into our clinical trials, interrupt treatment, or cause a patient to withdraw due to prolonged effects of infection. To mitigate these risks, we have worked with our vendors and suppliers to designate and train additional staff to support our project, and we have ordered sufficient supplies to support our entire Phase I trial. We are also securing secondary suppliers to ensure supply chain resilience. Additionally, we are working with our clinical trial site to screen more patients in order to have a sufficient volume of qualified patients waiting to enroll.

Results of Operations for the years ended December 31, 2021 and 2020

For the years ended December 31, 2021 and 2020, we recorded no revenue from continuing operations. Revenue from a management agreement with EPH and other Legacy Business operations have been reclassified in our Statement of Operations on our Consolidated Financial Statements as “discontinued operations.”

For the year ended December 31, 2021, we recorded a net loss from continuing operations of $11,977,065, an increase of $6,157,128 (105.8%) from our net loss from continuing operations of $5,819,937 for the same period in 2020. Basic and diluted net loss per share was $17.20 for the year ended December 31, 2021. Basic and diluted net income (loss) per share for continuing operations and discontinued operations for the year ended December 31, 2020 was ($42.40) and $6.80, respectively. The primary reasons for the increase in the net loss for 2021 over 2020 were an increase of $7,917,761 in compensation and related expenses (mainly non-cash items as discussed below), as well as an increase in professional fees of $1,542,985; offset slightly by a decrease of $28,724 in general and administrative expenses.

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Financial Condition, Liquidity and Capital Resources

For year ended December 31, 2021, cash increased by $1,491,562 from $8,304 as of December 31, 2020 to $1,499,866 at the end of 2021. This increase was primarily the result of cash provided by financing activities of $3,260,364, offset by cash used in operating activities of $1,768,803.

Net cash used by operating activities was $1,768,803 for the year ended December 31, 2021, which reflected our net loss during the period of $11,977,065, non-cash adjustments of $10,034,326, a net increase in operating liabilities of $331,055, and a net increase in operating assets of $157,118. The majority of non-cash adjustments consists of a $7,826,779 stock-based compensation for the issuance of Series E-1 shares and the subsequent exchange of the Series E-1 shares into common stock, $744,505 on the loss on conversion of bridge notes and accrued interest into common stock, and $390,069 on the loss on conversion of debentures into common stock. Our net loss resulted largely from these non-cash items. Net cash used in investing activities during year ended December 31, 2021 consisted of $0.

At December 31, 2021, our cash totaled $1,499,866. Our cash is currently held at large U.S. banks.

Based on our current strategy and operating plan, at the end of 2020 we needed to raise additional capital to support operations through the coming year. This was accomplished during 2021; however, at the end of 2021 there was still substantial doubt about our ability to operate as a going concern. See “Note 2 – Basis of Presentation and Going Concern” in our consolidated financial statements.

As the Company enters its clinical trials, management expects expenses to increase materially. These expenses include dosing and monitoring of patients who participate in our clinical trials, manufacturing expenses, payment of fees to our CRO and other service providers, and other general overhead expenses including additional public company costs. We anticipate that we will be able to proceed with these plans if we are successful in raising additional funds through our planned underwritten equity offering. There is no guarantee, however, that we can complete this offering on terms suitable to the Company and its shareholders if at all.

Series B Financing. In January 2021, the Company closed a Series B Convertible Preferred Stock private placement (the “Series B Offering”) and issued a total of 2,500 shares at a price of $1,000 per share, raising an aggregate amount of $2.5 million, inclusive of $156,000 in debt conversion. The Series B Offering, which commenced in 2020, was led by Checkmate Capital Group, LLC, a California based investment firm focused on biotechnology and other technology investments. The Company completed the offering primarily to advance its new business of drug development including funding the Company’s upcoming clinical trials for its drug candidate CycloSam, as well as for general working capital and overhead. All remaining holders of the Series B stock have agreed to convert their preferred shares into a total of approximately 263,552 shares of common stock immediately prior to the closing of the current offering, subject to the condition that if the offering is conducted at a lower price than their current conversion price, they shall be able to convert their Series B Preferred Stock at that lower price.

Warrant Conversion. In connection with the Series B Offering closing, we issued in 2021 a total of 156,750 million common stock warrants, which were originally exercisable prior to July 8, 2021 at an exercise price of $14 per share, and later modified by our Board to expire on October 15, 2021 and be exercisable at $10 per share. As of October 15, 2021, seven holders of the Series B warrants exercised those warrants and received a total of 46,786 common shares for total consideration to the Company of $467,858. Also in 2021, our lead investor in the Series B Offering earned a warrant for 11,875 shares exercisable at $18 per share, which warrant was to expire January 15, 2022, but modified in 2022 to expire January 15, 2023.

Convertible Note Financing. In the fourth quarter of 2021, we entered into convertible note purchase agreements with eight accredited investors, pursuant to which we issued an aggregate of $605,000 of convertible notes (the “Notes”). The Notes mature on December 31, 2023 and are convertible into shares of common stock of the Company in the event of future equity financing of $5 million or greater, NASDAQ uplisting, or at the discretion of the noteholders, at a conversion price of $8 per share. The obligations under the Notes are unsecured. The Company has agreed to pay simple interest at the rate of 6% per annum on the outstanding amount of the Notes until fully repaid or converted. In connection with the Notes offering, the Company issued 25,208 warrants to the noteholders, with each warrant convertible into one share of common stock at an exercise price of $24 per share beginning from the date of the warrant until October 31, 2022. The outstanding balance of the Notes as of December 31, 2021 was $605,000, exclusive of accrued interest. All outstanding convertible notes will automatically convert into a total of approximately 77,117 shares of common stock immediately prior to the closing of this offering.

Prior Bridge Note Financing. The Company issued a total of $2,851,908 in Convertible Promissory Notes (the “Bridge Notes”) during 2017, 2018 and 2019. Proceeds from the Bridge Notes were used to for the Company’s Legacy Business. As of December 31, 2020, a total of $1,965,030 plus $964,525 in accrued interest on the Bridge Notes were converted into approximately 332,500 shares of common stock. As of March 31, 2021, the remaining $1,447,312 of principal and interest was converted into 164,468 shares of common stock, and no Bridge Notes currently remain outstanding.

Prior Series A Preferred Stock Financing. The Company raised $600,000 in our Series A 6% Convertible Preferred Stock (the “Series A Preferred Stock”) from two separate accredited investors in November 2015 and January 2016, respectively. The Series A Preferred Stock bears a 6% dividend per annum, calculable and payable per quarter in cash or additional shares of common stock as determined in the Certificate of Designation. The Series A Preferred Stock was originally convertible at $260 per share at the discretion of the holders and contains price protection provisions in the instance that we issue shares at a lower price, subject to certain exemptions. The price has been reset several times since the issuance of the Series A Preferred Stock. Most currently, as a result of the closing of the Series B preferred stock offering in January 2021, the conversion price was reset to $6.40 per share. Series A Preferred Stock holders also received other rights and protections including piggy-back registration rights, rights of first refusal to invest in subsequent offerings, security over our assets (secondary to our debt holders), and certain negative covenant guaranties that we will not incur non-ordinary debt, enter into variable pricing security sales, redeem or repurchase stock or make distributions, and other similar warranties. The Series A Preferred Stock was redeemable on July 1, 2019 per a March 2019 modification and is currently in technical default. The Series A Preferred Stock has no voting rights until converted to common stock. The Series A Preferred Stockholders also received warrants in connection with their investment, all of which had expired in January 2021. All holders of the Series A Preferred Stock have agreed to convert their preferred shares into a total of approximately 108,480 shares of common stock immediately prior to the closing of the current offering, subject to the conditions that if the offering is conducted at a lower price than their current conversion price, they shall be able to convert their Series A Preferred Stock at that lower price, and if warrants are issued in the current offering, they shall receive similar warrants on a proportional basis.

All promissory notes and shares in these offerings were sold pursuant to an exemption from the registration requirements of the Securities Exchange Commission under Regulation D to accredited or sophisticated investors who completed questionnaires confirming their status. Unless otherwise described in this Quarterly Report, reference to “restricted” common stock means that the shares have not been registered and are restricted from resale pursuant to Rule 144 of the Securities Act of 1933, as amended.

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Cash and Working Capital

We have incurred negative cash flows from operations since inception. As of December 31, 2021, we had an accumulated deficit of $29,281,674 and working capital of $276,916. As of December 31, 2020, we had an accumulated deficit of $15,911,895 and working capital deficit of $4,168,618.

Critical Accounting Policies and Estimates

Our financial statements are prepared in conformity with U.S. generally accepted accounting principles (GAAP). Disclosures regarding our Critical Accounting Policies are provided in Note 3 – Summary of Significant Accounting Policies of the footnotes to our consolidated financial statements.

Off-Balance Sheet Arrangements

The Company did not engage in any “off-balance sheet arrangements” (as that term is defined in Item 303(a)(4)(ii) of Regulation S-K) as of December 31, 2021 and 2020.

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OUR BUSINESS

Overview

We are developing next-generation nuclear medicines for the treatment of cancer and related diseases. Our initial technology is Samarium-153 DOTMP, a/k/a CycloSam® (“CycloSam®” or the “New Technology”), a clinical-stage bone targeting radiopharmaceutical. CycloSam® features a patented, low specific activity form of Samarium-153, a beta-emitting radioisotope with a short 46-hour half-life, and the chelating agent DOTMP, which selectively targets sites of high bone mineral turnover and reduces off-site migration of the tumor-killing radiation. We believe improvements in formulation and manufacturing from a prior FDA-approved drug (Quadramet®) utilizing the same radioisotope has resulted in our drug candidate demonstrating significantly less impurities, lower costs and more frequent availability. Samarium-153 and DOTMP form a highly stable complex, which we believe, when used either as a monotherapy or in combination with other more widely used treatments such as external beam radiation, may demonstrate meaningful disease modifying results in primary and metastatic bone cancer. Ultimately, we may seek to further develop and commercialize CycloSam® for one or more market indications or license the technology to a larger pharmaceutical partner.

In August 2021, the Food & Drug Administration (FDA) cleared our Investigational New Drug (IND) application to commence Phase 1 clinical trials for CycloSam® as a treatment for cancer that has metastasized to the bone from the lung, breast, prostate and other areas. We initiated this trial at our first site (Houston, TX) in November 2021 and we seek to commence dosing patients in this open-label, dose escalating study in the first quarter or early second quarter of 2022. Also in August 2021, the FDA granted Orphan Drug Designation for the use of CycloSam® to treat a primary bone cancer called osteosarcoma, a devastating disease that mostly affects children and young adults. Although patients with osteosarcoma or Ewing’s sarcoma are eligible to participate in our initial Phase 1 trials, we anticipate filing an amended protocol to our current commercial IND application in 2022 to commence clinical trials specifically for these primary, pediatric bone cancers. In March 2020, CycloSam® was also utilized in a Single Patient Investigational New Drug for Emergency Use at the Cleveland Clinic. We believe the study we conducted at the Cleveland Clinic showed promising safety results in connection with a bone marrow ablation procedure, including patient tolerability at high dosages. To date, CycloSam® has completed animal studies in both small and large animals, including treating bone cancer in patient dogs at a university veterinary clinic.

Current Development Stage of CycloSam® for Target Indications. Our initial IND to commence Phase 1 clinical trials for CycloSam® as a treatment for cancer that has metastasized to the bone from the lung, breast, prostate and other areas has been cleared by the FDA, and we seek to commence dosing patients in the first quarter or early second quarter of 2022. Patients with primary bone cancer, such as osteosarcoma or Ewing’s sarcoma, are eligible to participate in our initial Phase 1 trials; however, we anticipate filing an amended protocol to our current commercial IND application in 2022 to commence an additional clinical trial specifically for these primary, pediatric bone cancers. Our initial Phase 1 trial is an open label, dose escalating study of approximately 17 patients. Enrollment commenced in March 2022 and the Phase 1 trials are expected to continue over the following 12 to 24 months.

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What is CycloSam®. CycloSam® is a targeted, bone seeking therapeutic radiopharmaceutical (or radiotherapeutic) that combines the beta-emitting radioisotope Samarium-153 (153Sm) with a chelating agent, DOTMP (1, 4, 7, 10-tetraazacyclododecane-1, 4, 7, 10-tetramethylenephosphonic acid). Samarium-153 is acquired from a nuclear reactor from a third party and the chelating agent is supplied in the form of kits. Chelating agents are organic compounds capable of linking together metal ions to form complex ring-like structures. This combination forms a stable complex which delivers a radioactive dose to sites of rapid bone mineral turnover such as bone cancers and tumors. CycloSam® has a physical half-life of 46 hours (radiation decreases by half in 46 hours) and emits both medium-energy beta particles that produce the therapeutic effect, and gamma photons that make it possible to take images of the skeleton and locate and characterize the size and nature of tumors. The use of radioisotopes to both diagnose and treat disease is called “theranostics” and is a rapidly growing area of medical discovery.

CycloSam® [Samarium-153 DOTMP]

Next-Generation Targeted Radiotherapeutic

RADIOISOTOPE: SAMARIUM-153

- Short 46-hour half-life
- Beta-emitter (~3mm tissue penetration); Gamma (imaging)
- Lower specific activity; lower impurities
- FDA approved in Quadramet®

BONE TARGETING AGENT: DOTMP

- Seeks high mineral turnover in bone near tumors
- Firm binding with Sm-153
- Limited off-target migration
- Lower toxicity with dose-proportionate radiation

Potential Higher & Multi-Dose regimens*

Potential Disease Modifying Effects*

Potential Broader Indications*

Radioactive
Radioactif
Radioaktiv

** In the belief of management based on pre-clinical and clinical studies*
Image shown is not CycloSam

How we believe CycloSam® Works – Mechanism of Action & Administration. CycloSam® utilizes a chelating agent called DOTMP that seeks out bone locations of high mineral turnover, typically near sites of cancer cells and tumor growth. The DOTMP part of the molecule is taken up by calcium turnover locations in bones and carries the radioactive “payload” along with it. The radioisotope Samarium-153 emits radiation as it decomposes in the form of beta particles. Approximately 50% of the radioactivity concentrates in bone mineral with a very high lesion-to-normal bone ratio. We believe this provides a radiation dose to the adjacent tumor cells. The absorbed radiation dose produces the presumed therapeutic effect to the tumor, killing the cancer cells or slowing their growth by damaging their DNA. Our pre-clinical studies and single patient IND performed at the Cleveland Clinic has demonstrated that the remaining half of the administered activity is rapidly excreted through the kidneys.

Generally, radiation therapy does not immediately kill cancer cells and more than one treatment is expected to eradicate a tumor, dramatically reduce its size, or slow its growth. CycloSam® has a short half-life of 46 hours and is rapidly eliminated from the body. This avoids an undesirable radioactive buildup in healthy tissues and organs when used in multiple treatments, which we believe, is an important feature of CycloSam® over predecessor drugs. CycloSam® has also not demonstrated saturation of the bone sites in animal studies, which supports a multi-dosage treatment regimen. Additionally, we believe that high dosages may be administered for ablating the marrow in patients that may require procedures such as stem cell transplants.

The final drug product of CycloSam® is prepared from DOTMP kits and 153SmCl in 0.1 N HCl at a nuclear pharmacy local to the patient administration site. The final drug product is then delivered to the physician for use as an intravenous (IV) injection within 72 hours.

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How is CycloSam® Made – Method of Manufacturing. CycloSam® uses a patented, low-specific-activity Samarium-153 which is produced in the lower flux region (beryllium reflector) of the nuclear reactor and can be accessed with a pneumatic tube on a daily basis. Once prescribed by radiation oncologists and nuclear medicine physicians, we order the radioisotopes from Missouri University Research Reactor (MURR) to be sent overnight to an onsite or nearby (to the patient) nuclear pharmacy to be compounded with a DOTMP “cold kit” and delivered to the treating physician for administration. While CycloSam® is still in clinical development, we believe that we have already established an efficient and cost-effective manufacturing process and supply chain, allowing the clinician to treat the patient within approximately three days from order.

The DOTMP “cold kit” is patent pending, and developed by IsoTherapeutics Group, LLC (“Isotherapeutics”), the inventors of CycloSam®. Although we believe that the IsoTherapeutics cGMP manufacturing facility has the capacity to manufacture sufficient supply for our initial rollout, we are concurrently securing secondary manufacturing partners for the kits. MURR has been our source of Samarium-153 used in both our animal studies and the Single Patient IND for Emergency Use at the Cleveland Clinic, and MURR has verbally committed to supply us Samarium-153 in the future. Although we expect MURR to be our primary supplier of Samarium-153 in the U.S. subject to definitive agreements, and we believe they have the capability to produce our requirements of Samarium-153 on a commercial scale for U.S. distribution, we plan to qualify additional suppliers in 2022 as part of our supply chain and general business risk diversification strategy.

What are CycloSam®’s anticipated competitive advantages. We believe CycloSam® has competitive advantages over current radiopharmaceutical offerings in the marketplace. Such potential competitive advantages include:

●	CycloSam®’s radioisotope, Samarium-153, emits beta particles that travel farther than alpha particles with what we believe is sufficient energy to slow the growth or decrease the size of target cancer cells. We believe beta particles penetrate bone matter deeper than the alpha emitting radiopharmaceuticals currently in the marketplace and may be more effective in treating tumors that form in or metastasize to bones.
●	CycloSam®’s delivery agent, DOTMP, compared to other chelating agents such as EDTMP used in Quadramet®, has shown in animal and other pre-clinical testing to have a high bone binding affinity allowing for the maximum delivery of the radioactive “payload” adjacent to the tumor without saturation of the bone, as observed from our pre-clinical trials.
●	Our method of manufacturing Samarium-153 compared to Quadramet®, has shown in our pharmacopeial limits studies to produce a 30-fold reduction in levels of the long-lived radioactive impurity, Europium-154. We believe this may mitigate toxicity issues with the patient.
●	Our initial studies show CycloSam® has fewer toxicities and a short 46 hour half-life that may allow for more frequent and repeated dosing of our radiopharmaceutical. We believe this may have a greater ability to slow or reverse tumor growth.
●	We believe we have in place an efficient and cost-effective manufacturing process and established distribution system that may in the future allow for 24/7 availability and enable the clinician to order and have the treatment delivered to the patient within approximately 72 hours.

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The competitive advantages we believe to be important to CycloSam® are based on pre-clinical animal and other studies including our single patient IND at the Cleveland Clinic. We cannot be sure that our technology will perform similarly in clinical trials with multiple human patients. Failure to achieve these competitive advantages could negatively affect our ability to achieve FDA approval as a new drug, or our ability to market CycloSam® as a treatment for bone cancer.

Background of Radiopharmaceuticals and Medical Isotopes

Radiation is one of the most widely used treatments for cancer, with approximately 50% of all cancer patients receiving radiation therapy during their course of treatment [Source: Baskar R, Lee KA, Yeo R, Yeoh KW. Cancer and Radiation Therapy: Current Advances and Future Directions. Int J Med Sci 2012; 9(3):193-199. doi:10.7150/ijms.3635]. A major limitation of some forms of radiation treatments, such as external beam therapy, is that radiation cannot be delivered with enough precision to prevent collateral damage to healthy tissue. Radiopharmaceuticals seek to overcome these limitations by delivering the tumor-killing power of radiation directly to tumor cells while sparing healthy tissue. This also expands the potential therapeutic benefit to a broader array of cancer type and stages, including metastatic disease.

To create radiopharmaceuticals, radiation emitting medical isotopes are typically attached to targeting molecules and administered via intravenous injection. Once administered, the radiopharmaceuticals selectively target tumor characteristics that are unique to, or preferentially expressed on, cancer cells. In the case of CycloSam®, we attach Samarium-153 to a chelating agent called DOTMP. This chelator seeks out and targets sites of high bone mineral turnover adjacent to cancer cells that have formed in or metastasized to the bone.

Isotopes are atoms of the same element that have a different number of neutrons, but the same number of electrons and protons. Every isotope has its own unique chemical and physical properties that determine the best application for use in radiopharmaceuticals. These properties include half-life, or the time over which half of the radioactive element has transformed to a non-radioactive state, the type of radiation emitted, such as alpha particles or beta particles, the energy of the emitted radiation, and the decay chain, which is the process by which the isotope turns into other radioisotopes before becoming a stable isotope. Another important consideration in making radiopharmaceuticals is the accessibility and availability of the desired isotope.

One of the key differences between radioisotopes is the method in which energy is released during decay from the unstable radioactive form to a stable, non-radioactive isotope. Some radioisotopes decay by releasing beta particles, which are very small electrons that can travel relatively far distances. Samarium-153 releases beta particles. Other radioisotopes decay by releasing alpha particles, which are much larger and heavier, and are higher in energy compared to beta particles, but travel much shorter distances. Although, both alpha and beta particles cause damage to the DNA of tumor cells resulting in tumor cell death, there are distinct differences to each type of decay.

Because beta particles can travel to more distant tumor cells not in direct contact with the delivery point of the radiopharmaceutical, we believe that beta-emitters may be better suited to the tumor environment, specifically those that have formed in or metastasized to bones. This is often the case with tumors that have infiltrated deep into the bone. Alpha-emitting radioisotopes can deposit two to three times more energy to tumor cells compared to beta-emitters, but can only travel two to three cell lengths. This quality may make alpha-emitters more suitable for non-tumor cancers, such as leukemia. With the option of several different alpha- and beta-emitting isotopes for radiopharmaceutical development and the emergence of additional promising radioisotopes, each with its own unique properties, we believe that both alpha-emitting and beta-emitting radioisotopes will continue to be at the forefront of radiopharmaceutical treatment.

Two of the earliest targeted radiopharmaceuticals, Bexxar and Zevalin, are beta-emitting therapies connected to antibodies for the treatment of CD20 positive lymphomas. We believe that despite receiving approval from the FDA, Bexxar and Zevalin struggled commercially. Both required specialized, lead-lined rooms for administration which limited the number of sites that could deliver the treatment. In addition, because medical oncologists had to manage the patients while nuclear medicine physicians administered the therapies, clinical uptake was hampered by burdensome reimbursement, logistics, and supply chain issues. These challenges limited the commercial success of these first-generation radiopharmaceuticals.

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Since then, several successful radiopharmaceuticals were approved by the FDA. The first and only approved alpha-emitting therapy is Xofigo® (Bayer), a salt of radium that naturally localizes to regions where cancer cells are infiltrating bone. Xofigo® was approved in 2013 for the treatment of bone metastases associated with prostate cancer. Unlike some of the first-generation targeted radiopharmaceutical therapies, Xofigo® utilizes centralized manufacturing, can be administered in typical oncology suites and has overcome reimbursement challenges. Xofigo® has been widely adopted and used in over 1,000 sites in the United States alone and achieved peak sales of close to $500 million in 2017 according to Bayer’s 2018 annual report, although the sales dropped to $299 million in 2020 per the same report. Another next-generation targeted radiopharmaceutical therapy that was recently approved is Lutathera® (Novartis), a beta-emitting therapy. Lutathera® was the first FDA-approved radiopharmaceutical to use lutetium-177. Annual worldwide sales of Lutathera® reached $445 million in 2020, as reported in a third party article, just two years after its initial FDA approval for only a subset of neuroendocrine cancers.

Radiopharmaceutical Market

The radiopharmaceutical market is projected to reach $13.8 Billion by 2028 from $7.6 Billion in 2021, according to a published study by The Insight Partners: “Radiopharmaceuticals Market to 2028 – Global Analysis and Forecast.” North America dominates the global radiopharmaceuticals market, which is attributed to the prevalence of chronic disorders and the presence of supportive government plans for the development of research regarding radiopharmaceuticals. Based on type, the radiopharmaceuticals market is bifurcated into diagnostic nuclear medicine and therapeutic nuclear medicine. By application, the market is segmented into oncology, cardiology, neurology, and others, with the oncology segment holding the largest market share in 2021.

Another study published in 2019 in Radiotherapeutics and Radiodiagnostics shows similar growth, but with therapeutics experiencing the highest CAGR from 2020 to 2025, and the overall market reaching over $13.8 Billion by 2025:

Overall, we believe that the recent technological developments in radiopharmaceuticals, including promising new alpha-emitting candidates, will continue to provide supportive tailwinds to this sector. As a result, management believes that it is well positioned to capitalize on these future opportunities.

History of CycloSam® development and past studies and trials

The Company has an exclusive worldwide patent and technology License Agreement for CycloSam®. The New Technology was developed at IsoTherapeutics Group, LLC (“IsoTherapeutics”) by its founders Jim Simone, PhD and R. Keith Frank, PhD (the “Inventors”). The Inventors also developed one of the first commercial radiopharmaceuticals on the market, Quadramet®, approved by the FDA in 1997 for pain palliation. Drs. Simone and Frank each have over 30 years of experience in radiopharmaceuticals publishing more than 100 papers and authoring over 60 patents in the field. The Inventors spent much of their careers at Dow Chemical Company prior to divestiture of its radiopharmaceutical business. According to the Inventors, CycloSam® was developed to address the shortcomings of other radiopharmaceuticals, including Quadramet, such as toxicity, saturation effects, long-lived impurities, and supply-chain complexities.

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Prior generation Quadramet vs Improvements in CycloSam®. CycloSam® is a next-generation bone-seeking radiopharmaceutical based on Quadramet. Although Quadramet was clinically proven to be effective for pain palliation associated with metastatic bone cancer, the toxicity of the drug made repeat doses undesirable. Therefore, Quadramet’s use has been limited to pain control, not tumor reduction, elimination or disease modification. The loose binding affinity of Quadramet’s chelating agent, EDTMP, means the ratio of chelant to Samarium-153 is extremely high (~300:1). This resulting problem of bone saturation prohibits usage of Quadramet in high doses required for treatment of bone cancer or bone marrow ablation. Additionally, high levels of impurities from the Samarium-153 production, namely Europium-154, made repeated dosing of Quadramet undesirable. Lastly, Quadramet faced supply-chain and distribution limitations because the Samarium-153 it uses could only be accessed from the reactor once per week. We believe that because of these challenges, Quadramet demonstrated limited market success, and to our knowledge, was recently discontinued by its manufacturer and distributor. We believe CycloSam® overcomes these inherent limitations of Quadramet in terms of toxicity, usage, and availability.

The Vienna Protocol – Precedent of Efficacy. In August 2011, Dr. Helmut Sinzinger published a study in the Quarterly Journal of Nuclear Medicine and Molecular Imaging, which demonstrated that despite the described limitations of Samarium-153 EDTMP (Quadramet®), it could still be used to effectively treat bone metastasis.

The Vienna Protocol, as it was labeled, was based on a 550 patient study developed by Dr. Sinzinger to deliver therapeutic doses of Quadramet® on a periodic low dose basis balancing hematological toxicity and europium buildup with clinical results. The specific regimen used very low doses of the predecessor drug (30 mCi) on an outpatient basis. The treatment was administered at three-month intervals during the first year, followed by another five treatments at six-month intervals, then five therapies at nine-month intervals, and then annually indefinitely. The dosing schedule was driven by hematological concerns and constant monitoring was required.

During Dr. Sinzinger’s trials, a wide range of positive clinical responses were seen including arrested tumor growth and even regression of the cancer in the bone. Dr. Sinzinger reported that approximately 73% of patients had a therapeutic effect with the treatment. Some patients were treated for over five years exhibiting significant clinical response. While effective, this regimen required significant time on the part of both the physician and patient both of which were considered overly burdensome. Although this study was well published and the efficacy results were promising, wide clinical adoption did not occur due to the overall effort that was required to deliver a true therapeutic dose while avoiding the toxicity issues. Quadramet was never approved by the FDA for the treatment of bone cancer, but rather, just for pain management associated with the disease.

Improvements of CycloSam® over Predecessor Drug

CycloSam® is a new, advanced generation Samarium-153 drug with a dramatically different clinical profile than Quadramet®. By producing the Samarium-153 in a different part of the nuclear reactor, the decay by-product Europium 154 has shown in studies to be nearly non-existent, thus eliminating long-term buildup concerns [Source: IsoTherapeutics Group. (2021). Preparation and Stability of CycloSam® Sm-153-DOTMP. (Report No. QSM-1)]. Secondly, the superior binding affinity of the new chelating agent, DOTMP, means more energy can be delivered to the target, thus minimizing off-target concerns. Further, the method of harvesting the patented low specific activity Samarium-153 means it can be accessed on a daily basis, compared to weekly for Quadramet®, at a reduced cost. We believe that all of these clinical and manufacturing improvements were achieved without any reduction in either the tumor-killing power of Samarium-153 or its ability to travel deep into the bone tumor.

Potential Market Indications for CycloSam®.

CycloSam’s therapeutic profile and presumed advantages over other radiopharmaceuticals, including Quadramet, translate to several potential key market indications as detailed in the following table:

Market	Estimated New Cases Diagnosed Annually (US)
Bone Metastases (Breast, Prostate, Lung)	400,000
Other Primary Bone Cancers	2,400
Primary Bone Cancer – Osteosarcoma	1,000
Bone Marrow Ablation	15,000
Primary Bone Cancer – Ewing’s Sarcoma	200

Source: American Cancer Society estimates of new cases reported each year in the United States. Data as of July 2020.

Bone metastases arise in about 5% of all types of cancer, 29% of patients with multiple myeloma (15,000), 16% of lung (37,000), 6% of prostate (48,000) and 7% of breast cancers (70,000). Roughly 70% of patients with bone metastases will experience bone pain, and many are at risk for skeletal-related events including fracture and spinal cord compression. The total annual cost for treatment of metastatic bone disease is approximately $12.7 billion or 17% of the total of $74 billion that was spent on direct medical costs of these cancers [Source: Schulman KL, Kohles J. Economic burden of metastatic bone disease in the U.S. Cancer. 2007 Jun 1;109(11):2334-42. doi: 10.1002/cncr.22678. PMID: 17450591]. In addition to metastatic bone cancers, according to the National Institute of Health SEER, there are approximately 14,000 people living with osteosarcoma in the US at any one time [Source: Damron TA, Ward WG, Stewart A. Osteosarcoma, chondrosarcoma, and Ewing’s sarcoma: National Cancer Data Base Report. Clin Orthop Relat Res. 2007 Jun;459:40-7. doi: 10.1097/BLO.0b013e318059b8c9. PMID: 17414166, and National Cancer Institute: Surveilance, E., and End Results Program Cancer Stat Facts: Bone and Joint Cancer, <https://seer.cancer.gov/statfacts/html/bones.html> (2020)] and their cost of care is estimated to exceed $100,000 per patient [Source: American Cancer Society. Key Statistics About Bone Cancer].

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Metastatic bone cancer is currently incurable, and therefore palliation and arrest or deceleration of the progress of disease are important near-term goals. Quadramet® (Samarium-153-EDTP) and MetastronTM (89Sr chloride) were approved by the FDA for pain palliation resulting from osteoblastic bone metastases, but their widespread acceptance and use is hampered by concern about the perceived risk of myelosuppression when administered concurrently with chemotherapy. Xofigo, an alpha particle emitter, was approved in May 2013 and initially was expected to capture significant market share rapidly; however, the product has only recently proven market success after many additional clinical trials.

Osteosarcoma is the most common childhood and adolescent/young adult (ages 15-39) primary high-grade bone malignancy [Source: Taran SJ, Taran R, Malipatil NB. Pediatric Osteosarcoma: An Updated Review. Indian J Med Paediatr Oncol. 2017;38(1):33-43. doi:10.4103/0971-5851.203513]. Patients can often have metastatic cancer at diagnosis, and metastasis to the lungs is often fatal for these patients. For patients who develop or present with metastatic cancer in this diagnosis, the 5-year survival rate is 66% [Source: Osteosarcoma - Childhood and Adolescence - Statistics.” Cancer.Net, 30 Sept. 2021, https://www.cancer.net/cancer-types/osteosarcoma-childhood-and-adolescence/statistics]. Osteosarcoma standard-of-care usually involves chemotherapy which has substantial negative side effects, or drastic surgeries such as limb salvage or amputation. Osteosarcoma is relatively resistant to External Beam Radiation Therapy (EBRT), and currently approved radiopharmaceutical therapeutics fall short due to myelotoxicity and long-lived radioactive impurities. There is a tremendous unmet need for a better treatment that is more efficacious against pediatric osteosarcoma and better tolerated by patients.

Preclinical and Clinical Studies

Preclinical Studies. Preclinical toxicology studies of CycloSam® in rats and dogs have shown that a single intravenous dose of non-radioactive Samarium-153 DOTMP elicited no significant systemic toxicity. Skeletal uptake has also been studied in rats over a wide range of doses to determine whether CycloSam® displays a similar saturation effect which has been observed in studies of Samarium-153 EDTMP (aka Quadramet). In the rat saturation study, no statistically significant difference was found in uptake as a function of increased dosage of CycloSam®.

In addition to rat and dog toxicological studies, a proof-of-concept study was conducted in ten dogs with spontaneously occurring bone cancer treated with 1-2 mCi/kg of CycloSam®. Treatment was well tolerated with seven dogs treated at a dose of 1 mCi/kg and one dog treated with 2 mCi/kg who did not experience a dose limiting toxicity. One dog treated with 2 mCi/kg and one dog treated with 2.3 mCi/kg experienced grade 4 asymptomatic thrombocytopenia and neutropenia; which refers to a manageable depressed level of platelets and neutrophils in the blood. Results from these preclinical studies suggested CycloSam® has potential as a therapeutic agent in the treatment of primary bone cancer and metastatic bone disease.

Safety/Tox Studies. Non-radioactive CycloSam® has been through a full-scale 14-day, acute toxicological study in both rats and dogs. This study was designed to determine the toxicokinetics of the product at four different dose levels that are higher than expected to be used in the current clinical trials. The studies showed no systemic toxicity in either of the species with a single intravenous administration of CycloSam® (non-radioactive). Some mild to moderate allergic-like responses were seen in dogs at the highest dose, which is much higher than would be expected for clinical use.

Non-clinical testing. Rat and rabbit pharmacology and targeted bone pharmacology studies have been undertaken and published in both patents and in the literature for CycloSam® and their preclinical results demonstrated significant skeletal uptake fractions. We believe these studies suggest CycloSam® has promise as a bone seeking radiopharmaceutical.

Clinical Pharmacology. The majority of non-clinical pharmacology studies with CycloSam® have been done in rats. When administered through the tail vein, much of the CycloSam® binds to the bone; the half-life is 46.3 hours, but the portion of the drug not bound to bone or calcified tissue is completely eliminated through the kidneys within 6 hours of administration. Two additional studies in dogs with osteosarcoma have also elicited promising results, and confirm bone uptake, preliminary safety, and preliminary clinical benefit against bone tumor. Preclinical results demonstrated significant skeletal uptake fractions.

Clinical Studies. CycloSam® was recently studied for the first time in humans under a Single Patient Investigational New Drug (IND) for Emergency Use at the Cleveland Clinic. The patient, a 25 year-old male who suffered from myelodysplastic syndrome (MDS) and high-risk osteosarcoma, received a single low dose of 1 mCi/kg of CycloSam® on March 24, 2020 for dosimetry. This was followed seven days later on March 31, 2020 by a single high dose of 32 mCi/kg (1919 mCi) of CycloSam®. No injection site effects were noted at the time of injection. At 48 hours post-injection of the second dose there was no renal toxicity observed. The estimated dose delivered to the skeleton was 40 Gy with bone lesion uptake of 60 Gy. The abbreviation Gy stands for “gray”, which is a measurement of radiation reaching the target. In this instance, a 45 Gy is considered required to deliver the radiation to the target, and therefore, 60 Gy was considered very good. The patient received an allogeneic stem cell transfusion two weeks following high dose injection of Samarium-153 DOTMP; however, the stem cell transplant failed to fully engraft. The patient, who was terminally ill prior to the treatment, passed away on August 18, 2020, a month after bone marrow ablation and additional procedures not using a radiopharmaceutical were performed, from complications of an infection unrelated to the infusion of CycloSam® according to the investigator.

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The investigator concluded that high-dose CycloSam® can be given safely with no apparent renal toxicity and no unexpected adverse events attributable to Samarium-153 DOTMP. Skeletal targeting with sparing of other tissues was observed after the high dose. This was only a single patient human clinical trial, and the patient did not survive long enough for full observation, so additional safety and efficacy clinical trial data will have to be developed.

License Agreement, Collaborations and Partnerships

Collaborations, partnerships and similar agreements, including license agreements, are a key component of the Company’s corporate strategy. As a clinical stage biotechnology company without revenue, partnerships are an essential part of our future development.

License Agreement. The Company, through its wholly-owned subsidiary QSAM Therapeutics, entered into an exclusive worldwide patent and technology License Agreement with IGL Pharma, Inc. (“IGL”) on April 20, 2020 with respect to the innovative work of Jim Simone, PhD and R. Keith Frank, PhD, at IsoTherapeutics on Samarium-153 DOTMP. IGL is an affiliated company with IsoTherapeutics, and the President of IGL, Richard Piazza, also serves as our Executive Chairman. We amended the License Agreement on November 24, 2021.

Our License Agreement, as amended, with IGL is for 20 years or until the expiration of the multiple patents covered under the license, and requires multiple milestone-based payments including: up to $410,000 as CycloSam® advances through Phase 3 of clinical trials, and $2 million upon commercialization. IGL has also received 12,500 shares of the Company as additional compensation. Upon commercialization, IGL will receive an on-going royalty equal to 4.5% of Net Sales, as defined in the License Agreement, and 5% of any consideration we receive pursuant to a sublicense, sale of the asset, or sale of QSAM Therapeutics. We will also pay for ongoing patent filing and maintenance fees, and we have certain requirements to defend the patents against infringement claims. The parties have agreed to mutual indemnification.

Either party may terminate the License Agreement 30 days after notice in the event of an uncured breach, or immediately in the case of bankruptcy or insolvency of the other party. QSAM Therapeutics may terminate for any reason upon 30 days’ notice. In the case IGL terminates due to an uncured breach, IGL will repay to us 25% of our direct clinical costs to assume ownership of data and other information gained in that process.

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In connection with the License Agreement, QSAM Therapeutics signed a two-year Consulting and Confidentiality Agreement (the “Consulting Agreement”) with IGL, which provides IGL with payments of $8,500 per month continuing through April 2022. The Consulting Agreement is to provide us with additional consulting and advisory services from the technology’s founders to assist in the clinical development of CycloSam®. Our Executive Chairman serves as President of IGL, receives a $500 per month fee, and holds options to acquire less than 1% equity stake in IGL.

Contracted Research Organization. In January 2020, our licensor, IGL Pharma, entered into a Master Services Agreement (MSA) with a full-service Contract Research Organization (CRO) with over a 30 year history of service to pharmaceutical and biotechnology clients. The MSA was amended in February 2021 to add QSAM as a party, and includes a fixed monthly retainer for regulatory and clinical trial consulting services as well as specific work orders for clinical trial execution services. The CRO has a full-time staff of project managers, statisticians, physicians, nurses and other regulatory and operational personnel to support our FDA interactions, filings and preclinical and clinical trial activities. Specifically, the CRO provides clinical trial management services, clinical study monitoring services, medical coding services, electronic data capture services, data management services, medical monitoring services, safety reporting and medical writing services.

Intellectual Property

Pursuant to the License Agreement, our IP estate includes 14 total patents issued and pending across three distinct patent families that we believe provide protection for the use of CycloSam® as a radiopharmaceutical in the U.S. and internationally. Under the License Agreement, the Company holds two issued patents in the US, two issued patents in Japan, one issued patent in Canada, one allowed patent in Europe, and seven pending patents in international jurisdictions. Notably, the CycloSam® kit that will be commercialized is protected by the extensive patent estate that broadly protects DOTMP kit formulations for radioisotopes, potentially allowing for efficient distribution of the product and widespread use. Additionally, the patents cover the use of low-specific activity Samarium-153 allowing for daily supply of the highly toxicity-reduced isotope, and methods relating to repeat dosing regimens for therapeutic radiopharmaceutical agents, which suggest increased efficacy based on prior research. Taken together, management believes that the patent family provides for a significant barrier to entry for a competitor as it is expected to prevent a generic product from being developed; however, we cannot guarantee that a competitor will not or cannot challenge our patents or otherwise circumvent our patents, or that we would have the resources to defend any patent infringement.

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A list of our patents and status of prosecution is included in the following table:

	Country/ Region	Status	App No	Filing Date	Pub No	Pub Date	Patent No	Issue Date	Expiration Date
“High purity therapeutic bone agents”
ITG-16 CA	Canada	Granted	2,926,652	6-Apr-2016	CA 2926652	Apr-2015	2,926,652	Jul-2021	Oct-2034
ITG-16 EP	Europe	Allowed*	14852866.4	5-May-2016	EP3054996	Aug-2016
ITG-16 JP	Japan	Granted	2016-521278	7-Apr-2016	2016-532652	Oct-2016	6787781	Nov-2020	Oct-2034
ITG-16 JP 1	Japan	Pending	2019-061398	27-Mar-2019
ITG-16 US	United States	Granted	15/027,280	5-Apr-2016	US2016/0250359	Sep-2016	10,172,965	Jan-2019	Nov-2034
ITG-16 US 1	United States	Granted	16/194,324	17-Nov-2018	US2019/0083661	Mar-2019	110,596,277	Mar-2020	Nov-2034
“DOTMP kit formulations for radioisotopes”
ITG-17 CA	Canada	Pending	2987242	23-Nov-2017
ITG-17 EP	Europe	Granted	16800631	20-Nov-2017	EP3302496	Apr-2018	3302496	Jan-2021	May-2036
ITG-17 JP	Japan	Granted	2017-561326	24-Nov-2017	2018-515585	Jun-2018			May-2036
ITG-17 US 1	United States	Pending	16/866,001	04-May-2020	US2020/0261607 A1	Aug-2020
“Method of use for therapeutic bone agents”
ITG-18 CA	Canada	Pending	05782981	7-Aug-2019
ITG-18 EP	Europe	Pending	18751017.7	22-Aug-2019
ITG-18 JP	Japan	Pending	2019-563340	7-Aug-2019	2020-506239	Feb-2020
ITG-18 US	United States	Pending	16/484,706	8-Aug-2019	US 2021-0138095 A1	May-2021

Pursuant to the License Agreement, the Company also has the right to use the registered trademark “CycloSam®” for the marketing and sale of the drug candidate.

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Competition

The biotechnology and pharmaceutical industries are characterized by the rapid evolution of technologies and understanding of disease etiology, a strong emphasis on intellectual property and intense competition. We face substantial potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic research institutions, governmental agencies and public and private research institutions.

In addition to the current methods of care for cancer patients, the field of radiopharmaceuticals is deeply studied and many parties are pursuing commercial and academic clinical trials. Early results from these trials have fueled continued interest in radiopharmaceuticals, which are pursued by several biotechnology companies as well as by large pharmaceutical companies.

We consider our direct competitors to be companies developing targeted alpha radiopharmaceuticals for the treatment of cancer. There are several companies developing targeted alpha-based radiopharmaceuticals for the treatment of cancer, including Bayer AG, or Bayer, Novartis AG, or Novartis, Actinium Pharmaceuticals, Inc., RadioMedix, Inc, Orano Med, Telix Pharmaceuticals Limited, and Fusion Pharmaceuticals Inc., as well as several early-stage companies who recently entered the field such as RayzeBio, Inc. These companies are targeting a wide range of solid and hematologic malignancies using various alpha emitting isotopes, including Radium-223, Actinium-225 and Thorium-227. The first and only approved alpha particle-based therapy is Bayer’s Xofigo, a salt of radium that is not currently attached to a targeting molecule, but naturally localizes to regions where cancer cells are infiltrating bone. Xofigo was approved in the United States by the FDA in 2013 for the treatment of bone metastases associated with prostate cancer.

There are several companies with approved or late clinical stage beta-based radiopharmaceuticals, including Progenics Pharmaceuticals, Inc., Novartis, Bayer and Q BioMed Inc., which we also consider competitors. Another competitive company, POINT Biopharma Global Inc., has two indications using beta-emitting particles in Phase 3 trials. The beta emitting isotopes used by these companies include Iodine-131, Lutetium-177, Strontium-89 and Yttrium-90. There are other beta particle-based radiopharmaceuticals in various stages of clinical development by companies including Novartis AG, Ipsen S.A., Y-mAbs Therapeutics, Inc. and Clovis Oncology, Inc.

Many of our current or potential competitors, either alone or with their collaboration partners, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient enrollment in clinical trials, as well as in acquiring technologies and materials complementary to, or necessary for, our programs.

We could see a reduction or elimination in our commercial opportunity if our competitors develop and commercialize drugs that are safer, more effective, have fewer or less severe side effects, are more convenient to administer, are less expensive or with a more favorable label than our product candidates. Our competitors also may obtain FDA or other regulatory approval for their drugs more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. The key competitive factors affecting the success of all of our product candidates, if approved, are likely to be their efficacy, safety, convenience, price, the effectiveness of imaging diagnostics, the level of generic competition and the availability of reimbursement from government and other third-party payors.

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Legacy Business and Separation Agreement

Until November 2020, our primary business was acquiring and managing companies in the soil health sector (the “Legacy Business”), through an affiliated company, Earth Property Holdings LLC (“EPH”). In January 2020, our board of directors authorized a strategic plan comprised of: (1) securing new technologies and business opportunities in the broader biosciences sector, and (2) significantly reducing debt and liabilities of the Company, both of which have been accomplished. The first action under this plan included appointing Douglas R. Baum to our board of directors. Mr. Baum has over 28 years of experience in the bioscience and biotech industries, including development, commercialization and marketing of multiple drugs and medical devices. After his appointment to our board, Mr. Baum secured for the Company an Exclusive Dealing Option Agreement to provide us a 90-day period to negotiate with IGL Pharma Inc. (“IGL”) for a license to CycloSam®. IGL is an affiliated entity of IsoTherapeutics Group LLC, whose founders created Quadramet® (Samarium-153-EDTMP) while working at Dow Chemical Company, one of the first effective commercial radiopharmaceuticals.

On April 20, 2020, we exercised our option and executed a Patent and Technology License Agreement and Trademark Assignment with IGL, through a newly created, wholly-owned subsidiary called QSAM Therapeutics Inc. (“QSAM Therapeutics”). The License Agreement, which was amended on November 24, 2021, provides us with exclusive, worldwide and sub-licensable rights to all of IGL’s patents, product data and knowhow with respect to CycloSam®. The License Agreement also transfers to us the rights to the product name CycloSam® for the technology, and provides us a first right of refusal to license other IsoTherapeutics’ technologies in the future. See “License Agreement” above.

Our board of directors determined in the fourth quarter of 2020 that the opportunities presented through the development of the New Technology presented shareholders with the best path forward in terms of long term value creation. As a result, on November 6, 2020, we entered into an Omnibus Separation Agreement (the “Separation Agreement”) with EPH. Under the terms of the Separation Agreement, all remaining assets for the Legacy Business were transferred to EPH in return for the release and termination of $993,985 in debt and other liabilities owed to EPH. An additional $114,700 in promissory notes plus accrued interest owed to an affiliate of EPH were converted into Company common stock. Under the Separation Agreement, the Management Agreement between the Company and EPH was terminated, and former employees of the Company engaged in the Legacy Business were released from non-compete agreements. We have presented revenue and expenses related to the Management Agreement, as well as other expenses, assets and liabilities related to the Legacy Business, as “discontinued operations” in our consolidated financial statements. Our sole business focus at this time is the development of radiopharmaceuticals for the treatment of cancer and other diseases.

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Government Regulation and Product Approval

Clinical trials, the drug approval process, and the marketing of drugs are intensively regulated in the United States and in all major foreign countries. In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act (“FDCA”), and related regulations. Drugs are also subject to other federal, state, and local statutes and regulations. Failure to comply with the applicable U.S. regulatory requirements at any time during the product development process, approval process or after approval may subject an applicant to administrative or judicial sanctions. These sanctions could include the imposition by the FDA Institutional Review Board (“IRB”) of a clinical hold on trials, the FDA’s refusal to approve pending applications or supplements, withdrawal of an approval, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties or criminal prosecution. Any agency or judicial enforcement action could have a material adverse effect on us.

The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the clinical development, manufacture and marketing of biopharmaceutical products. These agencies and other federal, state, and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, distribution, record keeping, approval, advertising, and promotion of product we develop in the future.

The FDCA and/or FDA’s policies may change, and additional government regulations may be enacted that could prevent or delay regulatory approval of any candidate drug product or approval of new disease indications or label changes. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

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Marketing Approval

The process required by the FDA before new drugs may be marketed in the United States generally involves the following:

●	nonclinical laboratory and animal tests;

●	chemistry, manufacturing, and control testing (CMC), validation and documentation of all synthesis, preparation and production processes for all kit ingredients and finished products;

●	submission of an Investigational New Drug (IND) application, which must become effective before clinical trials may begin;

●	adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use or uses;

●	pre-approval inspection of manufacturing facilities and clinical trial sites; and

●	FDA approval of a New Drug Application (NDA) which must occur before a drug can be marketed or sold.

The testing and approval process requires substantial time and financial resources, and we cannot be certain that any approvals will be granted on a timely basis if at all.

We will need to successfully complete additional clinical trials in order to be in a position to submit an NDA to the FDA. Future trials may not begin or be completed on schedule, if at all. Trials can be delayed for a variety of reasons, including delays in:

●	obtaining regulatory approval to commence a study;

●	reaching agreement with third-party clinical trial sites and vendors and their subsequent performance in conducting accurate and reliable studies on a timely basis;

●	obtaining institutional review board approval to conduct a study at a prospective site;

●	recruiting subjects to participate in a study; and

●	supply of the drug.

We must reach an agreement with the FDA on the proposed protocols for our future clinical trials, post-market safety monitoring, and on a Pediatric Development Plan in the United States. All new drugs now require the presentation to the FDA after Phase II clinical trials have ended of a Pediatric Development Plan outlining the strategy and steps to be taken by us to study CycloSam® in children as appropriate. A separate submission to the FDA must be made for each successive clinical trial to be conducted during product development. Further, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences at that site. Informed consent must also be obtained from each study subject. Regulatory authorities, an IRB, a data safety monitoring board, or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the participants are being exposed to an unacceptable health risk. Such risks may include unexpected or serious adverse events, or increased severity or occurrence rate of know potential adverse events.

FDA Post-Approval Requirements

Any products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including requirements for record-keeping and reporting of adverse experiences with the drug and/or additional post-market clinical trials. Drug manufacturers are required to register their facilities with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMPs, which impose certain quality processes, manufacturing controls, and documentation requirements upon us and our third-party manufacturers in order to ensure that the product is safe, has the identity and strength, and meets the quality and purity characteristics that it purports to have. Under the federal Prescription Drug Marketing Act, the sampling and distribution and tracking of drugs is regulated. It is designed to discourage the sale of counterfeit, adulterated, misbranded, subpotent, and expired prescription drugs. Certain states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. We cannot be certain that we or our present or future suppliers will be able to comply with the cGMP and other FDA regulatory requirements. If our present or future suppliers are not able to comply with these requirements, the FDA may halt our clinical trials, fail to approve any NDA or other application, require us to recall a drug from distribution, shut down manufacturing operations or withdraw approval of the NDA for that drug. Noncompliance with cGMP or other requirements can result in issuance of warning letters, civil and criminal penalties, seizures, and injunctive action.

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Labeling, Marketing and Promotion

The FDA closely regulates the labeling, marketing, and promotion of drugs. While doctors are free to prescribe any drug approved by the FDA for any use, a company can only make claims relating to the safety and efficacy of a drug that are consistent with FDA approval and may only actively market a drug only for the particular use and treatment approved by the FDA. In addition, any claims we make for our products in advertising or promotion must be appropriately balanced with important safety information and otherwise be adequately substantiated. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising, injunctions, and potential civil and criminal penalties. Government regulators recently have increased their scrutiny of the promotion and marketing of drugs.

Pediatric Research Equity Act

The Pediatric Research Equity Act (“PREA”) amended the FDCA to authorize the FDA to require certain research into drugs used in pediatric patients. The intent of the PREA is to compel sponsors whose drugs have pediatric applicability to study those drugs in pediatric populations, rather than ignoring pediatric indications for adult indications that could be more economically desirable. The Secretary of Health and Human Services may defer or waive these requirements under specified circumstances. The FDA may decide that an NDA will be approved only following completion of additional pediatric studies.

Anti-Kickback and False Claims Laws

In the United States, the research, manufacturing, distribution, sale and promotion of drug products and medical devices are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including the Centers for Medicare & Medicaid Services, other divisions of the U.S. Department of Health and Human Services (e.g., the Office of Inspector General), the U.S. Department of Justice, state Attorneys General, and other state and local government agencies. For example, sales, marketing, and scientific/educational grant programs must comply with the Anti-Kickback Statute, the False Claims Act, as amended, the privacy regulations promulgated under HIPAA, and similar state laws. Pricing and rebate programs must comply with the Medicaid Drug Rebate Program requirements of the Omnibus Budget Reconciliation Act of 1990, as amended, and the Veterans Health Care Act of 1992, as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection and unfair competition laws.

In the United States, we are subject to complex laws and regulations pertaining to healthcare “fraud and abuse,” including, but not limited to, the Anti-Kickback Statute, the federal False Claims Act, and other state and federal laws and regulations. The Anti-Kickback Statute makes it illegal for any person, including a prescription drug manufacturer (or a party acting on its behalf) to knowingly and willfully solicit, receive, offer, or pay any remuneration that is intended to induce the referral of business, including the purchase, order, or prescription of a particular drug, for which payment may be made under a federal healthcare program, such as Medicare or Medicaid.

The federal civil False Claims Act prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment to or approval by the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. Violations of the False Claims Act can result in very significant monetary penalties and treble damages. The federal government is using the False Claims Act, and the accompanying threat of significant liability, in its investigation and prosecution of pharmaceutical companies throughout the country, for example, in connection with the promotion of products for unapproved uses and other sales and marketing practices. The government has obtained multi-million and multi-billion-dollar settlements under the False Claims Act in addition to individual criminal convictions under applicable criminal statutes. In addition, the federal civil monetary penalties statute imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers’ and manufacturers’ compliance with applicable fraud and abuse laws. The federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), also created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the Anti-Kickback Statute a person or entity does not need to have actual knowledge of these statutes or specific intent to violate them in order to have committed a violation.

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There are also an increasing number of state laws that require manufacturers to make reports to states on pricing and marketing information. Many of these laws contain ambiguities as to what is required to comply with the laws. In addition, a similar federal requirement Section 6002 of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (the “Affordable Care Act”) commonly referred to as the “Physician Payments Sunshine Act” requires manufacturers to track and report to the federal government certain payments and “transfers of value” made to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members, made in the previous calendar year. There are a number of states that have various types of reporting requirements as well. These laws may affect our sales, marketing, and other promotional activities by imposing administrative and compliance burdens on us. In addition, given the lack of clarity with respect to these laws and their implementation, our reporting actions could be subject to the penalty provisions of the pertinent state, and soon federal, authorities.

Patient Protection and Affordable Health Care Act

Historically in the United States, policy makers have attempted several healthcare reforms regarding the healthcare system that could expand access to healthcare, improve quality of healthcare, contain healthcare costs, prevent or delay approval of product candidates, restrict or regulate post-approval activities, and affect the profitable sale of drugs.

In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, collectively referred to as the ACA, was passed, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly affected the pharmaceutical industry. Since its enactment, there have been judicial and political challenges to certain aspects of the ACA. Most recently on June 17, 2021, the U.S. Supreme Court dismissed a judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an executive order to initiate a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how the healthcare reform measures of the Biden administration or other efforts, if any, to challenge, repeal or replace the ACA will impact the ACA.

Congress and the Biden administration have generally indicated that they will continue to seek new legislative and/or administrative measures to control drug costs and improve access. Individual states in the United States have also become increasingly active in implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine which drugs and suppliers will be included in their healthcare programs. Furthermore, there has been increased interest by third party payors and governmental authorities in reference pricing systems and publication of discounts and list prices.

Other Regulations

We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with such laws and regulations now or in the future.

The CycloSam® radioactive product is regulated by the federal Nuclear Regulatory Commission (NRC), and also by similar state regulatory agencies. The handling, packaging, shipping, transportation, and disposal of radioactive materials is highly regulated, and those regulations can change, and the Company would have to comply with all requirements, which could be costly. Additionally, if overnight delivery failures occur, the radioactive compounds cannot be used, and that can result in substantial increased costs and liabilities. The disposal of radioactive materials is also regulated by the Environmental Protection Agency (EPA), and also by similar state regulatory agencies and the Company would have to comply with all of those requirements, which could also be costly.

Radioactive waste from the medical sector is an environmental concern from a global perspective. However, most studies have concluded that radioactive material from the medical sector does not present a significant long term waste management problem when compared to wastes generated from nuclear fuel cycle operations. This is primarily due to the characteristics of biomedical waste, such as its short half-life and low radiotoxicity. For instance, Samarium-153 has a half-life of approximately 46 hours. Biomedical waste also typically contains low energy emitters, such as beta and gamma isotopes, and is generally of low total and specific activity. Further considerations are the volumes of this waste and any other hazardous properties associated with the waste such as biological and chemical risks.

Regardless of the relatively low risks in the preparation, use and disposal of medical isotopes, entities that handle such materials should implement an effective program for biomedical radioactive waste management based on the principles of waste prevention and minimization, while providing for the protection of personnel and the environment, consistent with the requirements of applicable regulatory authorities. This assessment should include an analysis of the total radionuclide inventory and pattern of use, waste types and amounts generated and the potential routes for disposal.

We seek to assure that the nuclear reactor facilities that produce its Samarium-153, as well as the nuclear pharmacies that prepare doses for treatment, have proper and effective waste management procedures in place applicable to the risks presented by the actual material. Further, doctors and trial sites who handle radioactive materials must be educated on the dangers of handling hazardous substances and the proper methods of disposing radioactive or formally radioactive waste, similar to the handling of other medical and bio wastes.

Facilities

The Company currently conducts its business from offices in Austin, Texas and Palm Beach, Florida. The Company’s office space in Austin is leased month-to-month at a rate of $216 per month. The Company has no formal agreement for its Florida space which is leased by Greenblock Capital, a company for which our General Counsel is affiliated.

Legal Proceedings

From time to time, we may be involved in legal proceedings arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, in the opinion of management, would have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, negative publicity and reputation harm, and other factors.

Human Capital

As of the date of this prospectus, we have five full-time employees.

In 2022 and subject to adequate funding, we seek to provide our employees with health care coverage and other benefits to help attract and maintain our workforce. We are not currently obligated to provide health insurance, however, we believe this is an important addition to our benefits package. All employees receive at least three weeks of paid time off per year. We have historically provided incentive stock options and other equity incentives to officers, directors and key employees to provide ownership and alignment of interests with our shareholders. We also use in certain instances performance-based vesting for stock options, whereby we set milestones to reflect important value creating initiatives of the Company. As a company, we seek diversity and inclusion in our workplace.

Reports to Security Holders

The Company files periodic reports and current reports like Form 10-K and Form 10-Q and current reports like Form 8-K with the Securities and Exchange Commission pursuant to Securities Exchange Act of 1934. It is required to make additional filings like proxy statements for solicitation of proxies from stockholders or information statements for obtaining written consent in lieu of meetings, and other forms as required by the Exchange Act from time to time. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also find all of the reports that we have filed electronically with the SEC at their Internet site www.sec.gov. These reports are also available on Company’s website www.qsambio.com, the content of which is not incorporated by reference in this prospectus.

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MANAGEMENT

The current Directors and Officers of the Company are as follows:

Name	Age	Position (s) and Offices Held
C. Richard Piazza	73	Executive Chairman
Douglas R. Baum	54	Chief Executive Officer & Director
Christopher Nelson	52	General Counsel
Adam King	36	Chief Financial Officer
Charles J. Link, Jr. (1)(2)	62	Director
Adriann Sax (1)(3)	60	Director
Jeffrey M. Soinski (1)(2)(3)	60	Director Nominee

(1)	Audit committee member
(2)	Compensation committee member
(3)	Nominating and corporate governance committee member

Biographies

C. Richard Piazza, Ph.D. – Executive Chairman. Mr. Piazza was appointed as a member and the Executive Chairman of the board of the Company in November 2020. Mr. Piazza has also served since 2017 as President and CEO of IGL Pharma Inc., the licensor of CycloSam®, and a consultant to IsoTherapeutics Group, LLC, the inventors of the technology. Mr. Piazza also currently serves on the board of directors of NovaScan LLC, a privately-held cancer detection and diagnostics company. Prior to his work with IGL Pharma, from 2014 to 2016, he was CEO of SynVivo, Inc., a cancer diagnostics company. Mr. Piazza has more than 48 years of healthcare experience in both medical devices and pharmaceutical/biotech and has led several technology companies to market success including numerous FDA approvals in both sectors. Previously, he served in general management positions in both public and private international companies including Ohmeda, Smith & Nephew Pharmaceuticals, Marquest and VitaGen (world’s first bioartifical liver). Over his career, he has provided advisory services to some of world’s leading institutions including MD Anderson Cancer Center, Baylor College of Medicine, University of California San Diego, University of Chicago and Kings College Hospital (London). In 2019, he co-founded QSAM Therapeutics, Inc. with Douglas Baum, our CEO. Mr. Piazza obtained a BS in Economics and a BS in Speech Pathology from the State University of New York and MA & PhD in Economics from the University of Buffalo and Leeds University.

We believe Mr. Piazza is qualified to serve on our board of directors due to his significant experience in the pharmaceutical and biotech industry, and his experience serving of the boards and in senior management positions in several publicly traded companies.

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Douglas R. Baum – Chief Executive Officer & Director. Mr. Baum was appointed to the board of the Company in January 2020 and to the position of CEO in November 2020. He brings to the Company over 30 years of experience in the bioscience and biotech industries, including development, FDA/EMA approval and commercialization of multiple drugs and medical devices. Over his long senior executive tenure, he has overseen 15 product approvals through the FDA and EMA and raised over $85 million in capital to fund breakthrough technologies. Between 2017 and 2020, Mr. Baum consulted with multiple medical schools, biotech and pharmaceutical companies; and between 2012 and 2017, he served as President, Chief Executive Officer and Director of Xeris Pharmaceuticals Inc. (currently, NASDAQ: XERS). Previously, he served as Executive Vice President and Chief Operating Officer of Macuclear Inc., and other executive level positions with clinical trial research firms including SCIREX and Premier Research Group, Inc. He holds a Masters of Science in Technology Commercialization and BBA in International Business and Marketing from the University of Texas.

Mr. Baum’s extensive experience in the biotech industry as a senior level executive and vast exposure to the lifecycle of healthcare products from trials to commercialization makes him qualified to serve on our board of directors.

Christopher Nelson – General Counsel. Mr. Nelson has been General Counsel of the Company since 2015. He was its President from 2016 to November 2020 and director from 2015 to March 2022. In these roles, he has overseen corporate and governance legal matters, finance and business development for the Company. He has also served since 2016 as Managing Director of GreenBlock Capital LLC in Palm Beach, Florida, a boutique mergers and acquisitions advisory firm specializing in bio-technology, ag-technology and similar sector business combination transactions; and since 2019 as General Counsel for Earth Property Holdings, LLC, a private equity-backed company engaged in soil health and compost manufacturing in Texas and Florida. Mr. Nelson has practiced law in Florida for over 26 years, and during that time has represented many start-up, early stage and established businesses seeking financing, acquisitions and general growth management counseling. Earlier in his career, Mr. Nelson was an associate with Greenberg Traurig PA, and an associate with Akerman Senterfitt PA, both in Miami, Florida. At both firms he served in their corporate and securities practice, representing NYSE and NASDAQ companies. Mr. Nelson received a BA from Princeton University, and JD from University of Miami School of Law, and is a member of the Florida Bar.

Mr. Nelson’s extensive experience representing public companies in capital markets finance, mergers and acquisitions, and general corporate and governance matters, makes him qualified to serve on our board of directors.

Adam King, CPA – Chief Financial Officer. Mr. King was appointed as CFO of the Company on March 3, 2022, a position he has held in interim role since December 6, 2021. Mr. King is the founder and CEO of King Consulting Group, where he provides a range of financial and reporting services for clients that include large private equity-backed international companies to small start-ups. Before founding King Consulting Group in January 2021, Mr. King was the CFO for Netsertive, a venture-backed digital marketing company in Research Triangle Park, North Carolina. From 2016 to 2018, he was Office Managing Audit Director for BDO’s Greenville, SC office, in addition to Audit Director in Raleigh, NC, and Boston. While at BDO, Mr. King worked with various clients, from Tech and Life Science start-ups to large billion-dollar publicly traded companies. Before his time at BDO, he served as the Director of Revenue Assurance and Internal Controls at Bandwidth.com and as Audit Manager at Ernst & Young. Mr. King holds a Bachelor of Science in Accounting from Elon University and is a CPA in Raleigh, NC. In October 2019, Mr. King and his wife filed for personal bankruptcy under chapter 13 of the United States Bankruptcy Code due to excessive medical expenses incurred by the family in connection with their child’s medical diagnosis and treatment. The final payment under their bankruptcy plan is scheduled to end in September 2024.

Charles J. Link, Jr. – Director. Dr. Link was appointed to the Board in February 2021, and brings decades of biotech and drug development experience to the Company. He currently serves on the executive committee of the Board of Directors at NovaScan Inc., a clinical-stage company focused on cancer detection. Dr. Link also serves on the Board of Directors for Viewpoint Molecular Targeting, a clinical stage company developing alpha-particle radiopharmaceuticals; and is the founder and Executive Director of biotech startup Syncromune. He is also a founder of biotech startup ChainLink Pharma. Previously, Dr. Link was the CEO, CSO, Chairman, and founder of NewLink Genetics, a NASDAQ-listed immunotherapy company focused on developing novel immuno-oncology product candidates, from 1999 until his retirement in 2019. During his tenure at NewLink, Dr. Link led a series of collaborative transactions totaling hundreds of millions of dollars with Merck, Roche and the United States government. He also oversaw the collaboration with Merck to develop EVERBO, the first Ebola vaccine to receive FDA approval. Prior to founding NewLink Genetics, Dr. Link was an attending physician at the National Cancer Institute. He has authored more than 100 peer-reviewed papers. Dr. Link received an M.D. from Stanford University, and he attended the U.S. Air Force Academy.

Dr. Link’s experience as CEO and Chairman of a NASDAQ-listed biotechnology company where he led several multi-party drug development programs and successfully raised significant funding in the capital markets, as well as his service as an oncology physician and senior government researcher, qualifies him to serve on our board of directors.

Adriann Sax – Director. Ms. Sax was appointed Director in January 2022. She has a distinguished 30+ year career in biotech and life sciences, serving in leadership, operational and business development roles with a focus on oncology for both Fortune 100 and start-up companies. Since May 2020, she has served as CEO and co-founder of Vetigenics LLC, an animal health biotech company, where she has secured partnerships with Merck, obtained federal grants, and was named 2021 Start-up of the Year by the Penn Center for Innovation at the University of Pennsylvania. From 2019 to 2020, she served as CEO and Director of Orsenix LLC, a clinical staged oncology biotech, and from 2014 through 2019, as Entrepreneur in Residence at Fortress Biotech. Previously she was EVP and Chief Commercial Officer at Kadmon Corp., a division of Sanofi Company, and before that served in various leadership capacities at large pharmaceutical companies, notably Vice President at Bristol Myers Squibb, Executive Director at Merck & Co., and Executive Vice President in charge of Business Development and Strategic Planning at King Pharmaceuticals, leading to its $6.5 Billion acquisition by Pfizer. Ms. Sax holds an MBA from the Keller Graduate School and a BS in Animal Science from the University of Delaware. She is an active advisor and board member for many industry associations, academic institutions, and nonpublic company boards.

Ms. Sax’s extensive experience in biotech and life sciences, serving in leadership, operational, business development, and board of director roles for both Fortune 100 and start-up companies qualifies him to serve on our board of directors.

Jeffrey M. Soinski – Director Nominee. Mr. Soinski is currently serving as an advisor to the Company and has agreed to join to the Board upon completion of the offering. Mr. Soinski has 30 years of experience building successful operating companies in diverse healthcare segments. Since December 2014, Mr. Soinski has served as President and CEO and a member of the board of directors of Avinger, Inc., (NASDAQ: AVGR), a developer and manufacturer of proprietary image-guided medical devices for the treatment of vascular disease. From its formation in 2009 until the acquisition of its Unisyn business by GE Healthcare in 2013, Mr. Soinski served as Chief Executive Officer of Medical Imaging Holdings and its primary operating company Unisyn Medical Technologies, a national provider of technology-enabled products and services to the medical imaging industry. Mr. Soinski was a Director of Medical Imaging Holdings and its remaining operating company Consensys Imaging Service from 2009 until its sale in 2017. Mr. Soinski served periodically as a Special Venture Partner from 2008 to 2013 and as a Special Investment Partner since 2016 for Galen Partners, a leading healthcare-focused private equity firm, which included Medical Imaging Holdings as one of its portfolio companies. From 2001 until its acquisition by C.R. Bard in 2008, Mr. Soinski was President and CEO of Specialized Health Products International, a publicly-traded manufacturer and marketer of proprietary safety medical products. Mr. Soinski served as President and CEO of ViroTex Corporation, a venture-backed pharmaceutical drug-delivery company, which had five established drug delivery technologies and two prescription drugs in clinical testing at the time of its acquisition in 1998. From 2008 until 2016, Mr. Soinski served on the board of directors of Merriman Holdings, parent of Merriman Capital, a publicly-traded investment banking and brokerage firm. Mr. Soinski received a B.A. degree from Dartmouth College.

Mr. Soinski’s experience as CEO and President of a NASDAQ-listed medical technology company and his prior success with drug development and their marketing, medical products, clinical testing, and his significant experience in raising capital and mergers and acquisitions, qualifies him to serve on our board of directors.

Other Key Employees and Advisors

Namrata Chand – VP Operations. Age 41. Ms. Chand has held the position of VP - Operations with the Company since November 2020. Ms. Chand brings 20 years of experience and a diverse foundation in administration, marketing, operations and business development within non-profit and for-profit sectors. Initially focusing her career in large organizations, she held leadership positions in marketing and corporate relations at Nestle, Beam Suntory, Aetna and BFAS, a leading national animal welfare organization, to build brand awareness, improve operational efficiency and drive overall growth. Ms. Chand later entered the life science space and joined La Jolla Capital Partners in 2011 where she assisted small to midsize healthcare companies through various stages of development with special emphasis on capital formation, operations, supply chain, clinical trials, marketing and business development. Most recently, Ms. Chand led Investor Relations and Business Development for Ryca International, an innovative dental product company that entered into a joint venture with a leading global medtech company. In addition to leading operations at the Company, Ms. Chand serves on the Advisory Board of a number of early-stage biotech companies.

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Barry Sugarman – Scientific Advisor. Age 63. Mr. Sugarman has held the position of senior regulatory and scientific advisor with the Company since November 2020. Mr. Sugarman has over 30 years of experience spanning public and private companies in the pharmaceutical, medical device, dietary supplement and cosmetic industries. Mr. Sugarman has considerable direct experience in pharmaceutical product development, manufacturing, clinical trials, regulatory affairs, FDA and government relations, marketing, and distribution; as well as Good Manufacturing Practices (GMP’s), Good Clinical Practices (GCP’s), Good Laboratory Practices (GLP’s), and International Conference for Harmonization (ICH) requirements. He is an author and co-author of numerous FDA filings and approvals including Investigational New Drug Applications, New Drug Applications, Abbreviated New Drug Applications, and Medical Device Applications 510(k)’s. Mr. Sugarman is a member of the Regulatory Affairs Professional Society, American Association of Pharmaceutical Scientists, Association of Clinical Research Professionals, and the National Association of Corporate Directors. He is a co-author of “Prompt, Accurate Diagnosis of Pediatric Cancer and Leukemia for Pediatricians, Orthopedists, and Family Practitioners” (2007).

Richard “Keith” Frank – Scientific Advisor. Age 65. Dr. Frank has served as scientific advisor to the Company since April 2020. Since 2006, he has served as CEO, President and co-founder of IsoTherapeutics Group, LLC, a radiopharmaceutical R&D and contract manufacturing company that invented CycloSam® and provides services for both large and small biotechnology companies. He also serves as Chairman of IGL Pharma, Inc., the Company’s licensor of CycloSam®. Prior to these positions, Dr. Frank spent over 20 years in numerous senior scientific positions at Dow Chemical Company. At Dow, he was a collaborator in the development of bone-seeking radiopharmaceuticals Quadramet (Sm-153-EDTMP) and STR (Ho-166-DOTMP). Additionally, Dr. Frank was the lead inventor of Iotrex™ for use in the GliaSite® Radiation Therapy System. He also initiated and was the technical leader of Dow’s ChelaMedSM Radiopharmaceutical Services offering.

Jaime “Jim” Simon – Scientific Advisor. Age 68. Dr. Simon has served as scientific advisor to the Company since April 2020. Since 2006, he has served as Vice President and Chief Science Officer, and co-founder of IsoTherapeutics Group, LLC, a radiopharmaceutical R&D and contract manufacturing company that invented CycloSam® and provides services for both large and small biotechnology companies. Prior to co-founding IsoTherapeutics, Dr. Simon spent over 25 years as a senior scientist at Dow Chemical Company where his initial proposals led to the creation of Dow’s radiopharmaceutical group. At Dow, Dr. Simon was the lead inventor for all bone agent patents including Sm-153-EDTMP and Ho-166-DOTMP. Dr. Simon has been involved in numerous FDA submissions for clinical trials, and has coordinated the radioisotope activities at the University of Missouri Research Reactor (isotope production), the University of Missouri Veterinary School (dog studies), and The Harry S. Truman Veterans Administration Hospital (human clinical studies).

Director Independence

The Company’s common stock trades on OTCQB Venture Market of OTC Markets Group. While the Company is required to file reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the Company is not required under the rules applicable to OTCQB companies to comply with the director independence standard, which requires certain companies to maintain a board that has at least two independent directors and an audit committee, a majority of the members of which are independent directors.

The Company has applied for admission to listing on NASDAQ and accordingly will be required to comply with NASDAQ’s corporate governance standards applicable to director independence upon listing. Rule 5605 therein requires companies listed on NASDAQ to maintain a majority independent board. In addition, the rules of NASDAQ require that each member of a listed company’s audit, compensation, and corporate governance and nominating committees be independent. An independent director under these rules is defined as a person other than an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Further, the rules state that each of the aforementioned committees should have at least two independent members, except for audit committee that must have at least three members. Compensation committee members must not have a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member. Similarly, audit committee members should each be able to read and understand financial statements, one of whom should be “financially sophisticated” (i.e. have past employment experience in finance or accounting, professional certification in accounting, or any other comparable experience or background). Further, SEC rules require that at least one member of the audit committee be a “financial expert”. A person who qualifies as an audit committee financial expert automatically meets the financially sophisticated requirement under NASDAQ’s rules. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of the independence of each director and determined that two of our current directors, Dr. Link and Ms. Sax, and our director nominee, Mr. Soinski, are “independent directors” as defined under the listing requirements and rules of NASDAQ and the SEC. Our remaining two directors, Mr. Baum (our Chief Executive Officer) and Mr. Piazza (our Executive Chairman), and not independent. As such, we will have a majority independent board as of the closing of this offering and listing on NASDAQ. In making these determinations, our board of directors reviewed and discussed information provided by the directors with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our common stock by each non-employee director.

Board Committees

Committees established by the Board

Pursuant to NASDAQ’s corporate governance rules and SEC rules and regulations for public companies, our board of directors has constituted audit, compensation, and nominating and corporate governance committees. Information concerning the composition and function of each board committee is as follows.

Audit Committee

The Company reconstituted its audit committee on March 3, 2022, and following the closing of our offering, it will be comprised of Mr. Soinski, Ms. Sax, and Dr. Link, each of whom is independent under NASDAQ’s listing standards and SEC’s rules and regulations, and is “financially sophisticated” under NASDAQ’s listing rules. The audit committee will be responsible for overseeing management’s implementation of effective internal accounting and financial controls, supervising matters relating to audit functions, reviewing and setting internal policies and procedures regarding audits, accounting and other financial controls, reviewing the results of our audit performed by the independent public accountants, and evaluating and selecting the independent public accountants. Mr. Soinski will be the chair of the audit committee and will be designated as “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K due to his past experience as CEO and president of publicly traded and private companies, where he was extensively involved in financial reporting, analysis and strategy, and participated in all audit committee meetings. Further, he has experience of serving on audit committees and as independent directors in the past and has been engaged in several strategic transactions for companies in a leadership position over the last 10 years.

Compensation Committee

The Company reconstituted its compensation committee on March 3, 2022, and following the closing of our offering, it will be comprised of Mr. Soinski and Dr. Link, each of whom is independent under NASDAQ’s listing standards and SEC’s rules and regulations. In addition, each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 of the Exchange Act. The compensation committee will determine matters pertaining to the compensation of our named executive officers and administer our stock option and incentive compensation plans, or equity incentive plans. Dr. Link will be the chair of the compensation committee.

Nominating and Corporate Governance Committee

The Company constituted its nominating and corporate governance committee for the first time on March 3, 2022, and following the closing of our offering, it will be comprised of Mr. Soinski and Ms. Sax, each of whom is independent under NASDAQ’s listing standards and SEC’s rules and regulations. The committee will be responsible for considering potential board members, nominating directors for election to the board, implementing the Company’s corporate governance policies, and for all other purposes outlined in the nominating and corporate governance committee charter. Ms. Sax will the chair of the committee.

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Nomination of Directors

As provided in its charter, the nominating and corporate governance committee (“NGC”) is responsible for identifying individuals qualified to become directors. The NGC seeks to identify director candidates based on input provided by a number of sources including (1) the NGC members, (2) our other directors, (3) our stockholders, and (4) our Chief Executive Officer or chair of the board. In evaluating potential candidates for director, the NGC considers the entirety of each candidate’s credentials.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the board of directors. However, at a minimum, candidates for director must possess:

●	high personal and professional ethics and integrity;

●	the ability to exercise sound judgment;

●	the ability to make independent analytical inquiries;

●	a willingness and ability to devote adequate time and resources to diligently perform board and committee duties; and

●	the appropriate and relevant business experience and acumen.

Legal Proceedings

There are currently no legal proceedings, and during the past 10 years there have been no legal proceedings, as described in Item 401(f) of Regulation S-K, that are material to the evaluation of the ability or integrity of any of our directors or executive officers. See Adam King’s biography disclosed on page 51 of this prospectus pertaining to Mr. King’s and his wife’s filing of personal bankruptcy under the United States Bankruptcy Code in 2019.

Family Relationships

There are no family relationships among our directors and executive officers. There is no arrangement or understanding between or among our executive officers and directors pursuant to which any director or officer was or is to be selected as a director or officer.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics Policy (the “Code of Ethics”) that applies to all of our directors, officers, and employees. The Code of Ethics describes the legal, ethical and regulatory standards that must be followed by the directors, officers, and employees of the Company and sets forth high standards of business conduct applicable to each of them. As adopted, the Code of Ethics sets forth written standards that are designed to deter wrongdoing and to promote, among other things:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	compliance with applicable governmental laws, rules and regulations;

●	the prompt internal reporting of violations of the Code of Ethics to the appropriate person or persons identified in the code; and

●	accountability for adherence to the Code of Ethics.

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EXECUTIVE AND DIRECTOR COMPENSATION

The following table sets forth information regarding compensation earned in or with respect to our fiscal years ended 2021 and 2020 for the following (“Named Executive Officers” or NEOs):

(i)	our principal executive officer, or other individual serving in a similar capacity during the fiscal year 2021 and 2020;
(ii)	our two most highly compensated executive officers other than our principal executive officers who were serving as executive officers at December 31, 2021 and 2020; and
(iii)	up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer at December 31, 2021.

Summary Executive Compensation Table

Name and Principal Position	Year	Salary ($) (a)	Bonus ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Nonqualified Deferred Compensation ($) (f)	All Other Compensation ($) (g)	Total Earnings ($) (h)

C. Richard Piazza,	2021	$127,083		$2,082,500	$41,250				$2,250,833
Executive Chairman (1)	2020								-

Douglas Baum,	2021	$137,500		$2,082,50	$41,250				$2,261,250
CEO and Director (2)	2020				$100				$100

Christopher Nelson,	2021	$108,333		$595,000	$37,950				$741,283
General Counsel (3)	2020	$107,895	$50,000	$43,194				$11,743	$212,832

Adam King,	2021							$10,820	$10,820
CFO (4)	2020								-

(a)	Salaries include those amounts paid and accrued as an expense on the books of the Company.
(c)(d)	This amount reflects the aggregate grant-date fair value of stock awards computed in accordance with FASB ASC Topic 718.
(g)	Other Compensation is comprised of healthcare costs or consulting fees in the case of Mr. King

(1)	Mr. Piazza signed his employment agreement with the Company on November 1, 2020; however, per understanding of the parties, no salary or other compensation accrued under that agreement until after the completion of the Company’s Series B offering in January 2021. Further, Mr. Piazza received only partial salary during all of 2021, which per an agreement of the parties did not start accruing unpaid salary until December 1, 2021, when his employment agreement was amended and restated. Included in the table are 2,975 shares of Series E-1 Preferred Stock issued to Mr. Piazza on December 30, 2020, which were exchanged into 252,345 shares of common stock on December 6, 2021 per the terms of an Exchange Agreement and Plan of Reorganization, and which equity based compensation comprises a substantial portion of his total earnings in 2021.
(2)	Mr. Baum signed his employment agreement with the Company on November 1, 2020; however, per understanding of the parties, no salary or other compensation accrued under that agreement until after the completion of the Company’s Series B offering in January 2021. Further, Mr. Baum received only partial salary during all of 2021, which per an agreement of the parties did not start accruing unpaid salary until December 1, 2021, when his employment agreement was amended and restated. Included in the table are 2,975 shares of Series E-1 Preferred Stock issued to Mr. Baum on December 30, 2020, which were exchanged into 252,345 shares of common stock on December 6, 2021 per the terms of an Exchange Agreement and Plan of Reorganization, and which equity based compensation comprises a substantial portion of his total earnings in 2021.
(3)	In 2020, Mr. Nelson received $43,194 of his annual salary paid in 4,908 shares of common stock, and his deferred bonus of $50,000 paid in 227,273 shares of common stock. Mr. Nelson also waived $13,911 of compensation due to him in 2020. Mr. Nelson received only partial salary during all of 2021, which per an agreement of the parties did not start accruing unpaid salary until December 1, 2021, when his employment agreement was amended and restated. Included in the table are 850 shares of Series E-1 Preferred Stock issued to Mr. Nelson on December 30, 2020, which were exchanged into 72,099 shares of common stock on December 6, 2021 per the terms of an Exchange Agreement and Plan of Reorganization, and which equity based compensation comprises a substantial portion of his total earnings in 2021.
(4)	Mr. King was appointed to the position of interim CFO on December 6 2021, and was compensated as an independent contractor during 2021.

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Executive Employment Agreements

C. Richard Piazza – Executive Chairman. Mr. Piazza signed his employment agreement with the Company on November 1, 2020, with an effective date of November 6, 2020. This agreement was amended and restated on December 6, 2021. The term of this agreement is three years, which can be extended by mutual agreement of the parties. His base salary is $400,000 per year, however, he is currently receiving a partial salary of $112,500 until the Company’s next financing is completed. Under the amended agreement, Mr. Piazza is entitled to receive regular company benefits, including annual bonuses and salary increases, participation in management incentive plans involving cash or stock bonuses ranging from 25% and 125% of base salary, vacations, sick leave and PTO. Mr. Piazza is also entitled to receive a transaction bonus in the instance any of the Company’s assets are sold or sublicensed or if the Company or its subsidiary is acquired, equal to 1.75% of the consideration received by the Company. If he is terminated for cause, as defined in the agreement, or he leaves the employment of the Company on his own volition, Mr. Piazza shall receive salary and benefits that have accrued up to the date of termination. If he is terminated without cause or following a material change, as defined in the agreement, Mr. Piazza will receive salary through the date of termination plus a pro-rated portion of bonus that would be earned during the full year when the termination became effective (or a lump sum of 50% of the full target bonus), all stock options shall vest immediately, and base salary and healthcare benefits will continue for 24 months. Mr. Piazza also agreed to a 12 month non-compete / non-solicitation, and signed a separate Proprietary Information and Inventions Agreement with his employment agreement which assigns to the Company any intellectual property developed by him during his employment.

Douglas Baum, CEO. Mr. Baum signed his employment agreement with the Company on November 1, 2020, with an effective date of November 6, 2020. This agreement was amended and restated on December 6, 2021. The term of this agreement is three years, which can be extended by mutual agreement of the parties. His base salary is $400,000 per year, however, he is currently receiving partial salary of $125,000 until the Company’s next financing is completed. Under the amended agreement, Mr. Baum is entitled to receive regular company benefits, including annual bonuses and salary increases, participation in management incentive plans involving cash or stock bonuses ranging from 25% and 125% of base salary, vacations, sick leave and PTO. Mr. Baum is also entitled to receive a transaction bonus in the instance any of the Company’s assets are sold or sublicensed or if the Company or its subsidiary is acquired, equal to 1.75% of the consideration received by the Company. If he is terminated for cause, as defined in the agreement, or he leaves the employment of the Company on his own volition, Mr. Baum shall receive salary and benefits that have accrued up to the date of termination. If he is terminated without cause or following a material change, as defined in the agreement, Mr. Baum will receive salary through the date of termination plus a pro-rated portion of bonus that would be earned during the full year when the termination became effective (or a lump sum of 50% of the full target bonus), all stock options shall vest immediately and salary and healthcare benefits will continue for 24 months. Mr. Baum also agreed to a 12 month non-compete / non-solicitation, and signed a separate Proprietary Information and Inventions Agreement with his employment agreement which assigns to the Company any intellectual property developed by him during his employment.

Christopher Nelson, General Counsel. Mr. Nelson initially signed his employment agreement in 2017, which renewed on a year-to-year basis on April 1 each year. On December 6, 2021, Mr. Nelson signed an amended and restated employment agreement with the Company providing for a term of three years, with extensions at the agreement of the parties. His base salary is $300,000 per year; however, he is currently receiving partial salary of $100,000 until the Company’s next financing is completed. Under the amended agreement, Mr. Nelson is entitled to receive regular company benefits, including annual bonuses and salary increases, vacations, sick leave and PTO. Mr. Nelson is also entitled to receive a transaction bonus in the instance any of the Company’s assets are sold or sublicensed or if the Company or its subsidiary is acquired, equal to 0.5% of the consideration received by the Company. If he is terminated for cause, as defined in the agreement, or he leaves the employment of the Company on his own volition, Mr. Nelson shall receive salary and benefits that have accrued up to the date of termination. If he is terminated without cause or following a material change, as defined in the agreement, Mr. Nelson will receive salary through the date of termination plus a pro-rated portion of bonus that would be earned during the full year when the termination became effective (or a lump sum of 50% of the full target bonus), all stock options shall vest immediately and salary and healthcare benefits will continue for 18 months. Mr. Nelson also agreed to a 12 month non-compete / non-solicitation, and signed a separate Proprietary Information and Inventions Agreement with his employment agreement which assigns to the Company any intellectual property developed by him during his employment.

Adam King, Chief Financial Officer. Mr. King signed a one-year employment agreement with the Company, effective Mach 3, 2022, which can be renewed by the parties for additional terms. Under this agreement, Mr. King shall receive a base salary of $275,000 with the opportunity to earn cash and stock bonuses up to 50% of his base salary each year, and also was granted 12,500 common stock options vesting 10 years from the date of issuance, exercisable at $10 per share and vesting over the next two years subject to both time and performance vesting. If Mr. King is terminated for cause, as defined in the agreement, or he leaves the employment of the Company on his own volition, he shall receive salary and benefits that have accrued up to the date of termination. If he is terminated without cause or following a material change, as defined in the agreement, Mr. King will receive salary through the date of termination plus a pro-rated portion of bonus that would be earned during the full year when the termination became effective (or a lump sum of 50% of the full target bonus), all stock options shall vest immediately, and base salary and healthcare benefits will continue for three months. Mr. King also agreed to a 12 month non-compete / non-solicitation, and signed a separate Proprietary Information and Inventions Agreement with his employment agreement which assigns to the Company any intellectual property developed by him during his employment.

Proprietary Information and Inventions Agreement

All officers, directors, and other key employees and consultants have signed a Proprietary Information and Invention Agreement (“PIIA”) with the Company that provides in material part the following:

●	All inventions and discoveries made by them during their employment or using Company resources shall be assigned to the Company.
●	They will not interfere in customer relationships during the term of employment plus 12 months after termination for any reason.
●	They will not solicit other employees of the Company during the term of employment plus 12 months after termination for any reason.
●	They will not compete with the business of the Company during the term of employment plus 12 months after termination for any reason.

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Outstanding Option and Stock Awards

The following table presents information concerning unexercised options and unvested restricted stock awards for the named executive officer outstanding as of December 31, 2021.

Outstanding Option and Stock Awards

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Vested Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
C. Richard Piazza (1)	-	3,125	-	$14.40	8/24/2031	-	-	-	-
Executive Chairman

Douglas Baum (2)	200	-	-	$20.00	1/14/2025	-	-	-	-
CEO and Director	-	3,125	-	$14.40	8/24/2031

Christopher Nelson (3)	255	-	-	$20.00	7/30/2024	-	-	-	-
General Counsel	60	-	-	$20.00	11/17/2025	-	-	-	-
	-	2,875	-	$14.40	8/24/2031

(1)	In December 2020, Mr. Piazza received a grant of 2,975 shares of Series E-1 Preferred Stock. All of these shares vested on July 1, 2021. On December 6, 2021, all of these shares were exchanged for 252,345 shares of common stock pursuant to an exchange agreement and plan of reorganization.
(2)	In December 2020, Mr. Baum received a grant of 2,975 shares of Series E-1 Preferred Stock. All of these shares vested on July 1, 2021. On December 6, 2021, all of these shares were exchanged for 252,345 shares of common stock pursuant to an exchange agreement and plan of reorganization.
(3)	In December 2020, Mr. Nelson received a grant of 850 shares of Series E-1 Preferred Stock. These shares vested in 2021. On December 6, 2021, all of these shares were exchanged for 72,099 shares of common stock pursuant to an exchange agreement and plan of reorganization.

Director Compensation

On January 21, 2022, the Board approved a plan of compensation for independent directors, which provides: an annual retainer of $30,000; additional annual fees of $20,000, $15,000 and $10,000 for serving as Chair of the Audit Committee, Compensation Committee and Nominating & Governance Committee, respectively; and annual fees of $7,500, $5,000 and $3,500 for serving as members of the Audit Committee, Compensation Committee and Nominating & Governance Committee, respectively. Upon appointment to our Board, non-employee directors receive 6,250 stock options, exercisable for 10 years at a price equal to the closing price of our common stock on the date of appointment, and vesting 50% in 12 months and the balance in 24 months. Additional annual option awards are granted at the discretion of the Compensation Committee. All cash fees are annual and paid quarterly.

On March 3, 2022, in connection with his agreement to serve on our board and as chair our Audit Committee as of the closing of this offering, Mr. Soinski received a grant of 6,250 stock options exercisable at $10.00, and vesting half on March 3, 2023, and the balance on March 3, 2024. The Board issued Mr. Soinski an additional grant on March 3, 2022 of 18,750 stock options exercisable at $10.00, and vesting half on March 3, 2023, and the balance on March 3, 2024. All options are exercisable for 10 years following the grant date.

On March 3, 2022, Messrs. Piazza, Baum and Nelson each received a grant of 12,500 stock options exercisable at $10.00, and vesting half on March 3, 2023, and the balance on March 3, 2024. All options are exercisable for 10 years following the grant date.

On January 25, 2022, Adriann Sax received a grant of 6,250 stock options exercisable at $8.00, and vesting half on January 25, 2023, and the balance on January 25, 2024. On March 3, 2022, Ms. Sax received an additional grant of 18,750 stock options exercisable at $10.00, and vesting half on March 3, 2023, and the balance on March 3, 2024. All options are exercisable for 10 years following the grant date.

On January 15, 2022, Joel Mayersohn received a stock grant of 10,000 common shares for his prior services on the Board.

On August 24, 2021, our directors received a grant of stock options as follows: Mr. Baum – 3,125 options, Mr. Piazza – 3,125 options, Dr. Link – 1,375 options, Mr. Nelson – 2,875 options, and Mr. Mayersohn – 1,350 options. All options were issued under our 2016 Omnibus Equity Incentive Plan, as amended. Each of the options shall have a ten (10) year term, vest 50% six months after grant and 50% twelve months after grant, and exercisable at the closing price of the Company’s common stock as of the date of grant of $14.40 per share.

In February 2021, in connection with the appointment of Dr. Link to our board, he received as compensation 850 shares of our Series E-1 Preferred Stock. These shares, along with all other outstanding Series E-1 Preferred shares were exchanged for common stock as of December 6, 2021. Dr. Link received an additional 25,000 options on February 21, 2022 that are exercisable for 10 years at $8.00 per share, and vest December 31, 2022.

The following table provides all fees paid to all directors in 2021, but excludes fees paid to the inside directors, Messrs. Baum, Piazza and Nelson, for their services in 2021 in their respective officer capacities, which are disclosed above under Summary Executive Compensation table. Messrs. Baum, Piazza and Nelson did not receive additional fees specifically for their services as directors of the Company.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Joel Mayersohn	$-	-		$17,820	-	-	-	$17,820
Scott Whitney(2)	-	-		-	-	-	-	-
Charles J. Link		$865,183	(1)	$37,950	-	-	-	$903,133

(1)	Includes issuance of Series E-1 shares and exchange of those shares into common stock.
(2)	Mr. Whitney resigned from the board on February 15, 2021.
(3)	This amount reflects the aggregate grant-date fair value of stock awards computed in accordance with FASB ASC Topic 718.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

A transaction may be a related person transaction if any of our directors, executive officers, owners of more than 5% of our common stock, or their immediate family were involved in a transaction in which the Company was or is to be a participant, and the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets at year end for the last two completed fiscal years. The Company engaged in the following related persons transactions in the last three fiscal years or expects to engage in the following transactions since the end of that three year period:

Joel Mayersohn, our former Director, is a partner at the law firm of Dickinson Wright PLLC, which provides legal services for the Company, including federal and state securities law work. The Company received services from Dickinson Wright PLLC of $272,064 and $67,147 during the years ended December 31, 2021, and December 31, 2020, respectively, of which $195,000 remains unpaid as of December 31, 2021. Further, Dickinson Wright PLLC is advising and passing upon certain securities matters in this public offering, which may result in a related person transaction.

C. Richard Piazza, our Executive Chairman, serves as President of IGL Pharma Inc., the licensor of the Company’s drug technology, CycloSam®, and a consultant to IsoTherapeutics Group, LLC, the inventors of CycloSam®. Mr. Piazza holds an option to acquire less than 1% of the equity of IGL Pharma, and receives a fee of $500 per month from that company. IGL also has a 24-month consulting agreement with the Company terminating in April 2022 wherein the Company pays consulting fees of $8,500 per month to IGL.

Promoters and Certain Control Persons

See the heading “Transactions with Related Persons” above.

Parents of the Smaller Reporting Company

We do not have a parent company.

Director Independence

Three of our currently serving board members, Dr. Link, Mr. Soinski (Mr. Soinski’s appointment being subject to completion of this offering), and Ms. Sax, are independent under director independence standards set forth by NASDAQ. For committee memberships of each of the directors and their independence status, see “Corporate Governance” beginning on page 52 of this prospectus.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our issued and outstanding common stock as of March 7, 2022 by the following persons:

●	each person, or group of affiliated persons, known to us to beneficially own more than 5% of our common stock;

●	each of our directors;

●	each of our named executive officers; and

●	all of our directors and executive officers as a group.

Beneficial ownership of our common stock is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has a right to acquire ownership at any time within 60 days from March 7, 2022. Except as indicated by footnote, and subject to applicable community property laws, we believe the persons identified in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Unless otherwise indicated, the address of each of the following persons is c/o QSAM Biosciences, Inc., 9442 Capital of Texas Hwy N, Plaza 1, Suite 500, Austin, TX 78759.

Except as otherwise noted, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Executive Officers and Directors

Name of beneficial owner	Amount beneficially owned(1)		Percent of Class Beneficially Owned(9)
C. Richard Piazza	253,908	(2)	12.0%
Douglas Baum	254,628	(3)	12.0%
Christopher Nelson	95,134	(4)	4.5%
Charles J. Link, Jr.	72,786	(5)	3.4%
Adriann Sax	-	(6)	-
Jeffrey M. Soinski	-	(7)	-
Adam King	-	(8)	-
All Officers and Directors (as a group, 7 persons)	675,310		31.7%

(1) The number of shares beneficially owned includes any shares over which the person has sole or shared voting power or investment power and also any shares that the person can acquire within 60 days of March 7, 2022 through the exercise of any stock options or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) over the shares set forth in the table. For each person, the number of shares that is included in the table because the person has options to acquire the shares is set forth below.

Name	Shares
C. Richard Piazza	1,563
Douglas Baum	1,763
Christopher Nelson	1,753
Charles J. Link Jr.	688

(2) Excludes 1,563 options that vest on August 24, 2022, and 12,500 options that vest half on March 3, 2023, and the balance on March 3, 2024.

(3) Excludes 1,563 options that vest on August 24, 2022, and 12,500 options that vest half on March 3, 2023, and the balance on March 3, 2024.

(4) Excludes 1,438 options that vest on August 24, 2022, and 12,500 options that vest half on March 3, 2023, and the balance on March 3, 2024. Mr. Nelson’s address is 420 Royal Palm Way, Suite 100, Palm Beach, FL 33480.

(5) Excludes 688 options that vest on August 24, 2022, and 25,000 options that vest on December 31, 2022.

(6) Excludes 6,250 options that vest half on January 25, 2023 and the balance on

January 25, 2024; and 18,750 options that vest half on March 3, 2023, and the balance on March 3, 2024.

(7) Excludes 25,000 options that vest half on March 3, 2023 and the balance on March 3, 2024.

(8) Excludes 12,500 options that vest pursuant to performance and time vesting schedule starting March 3, 2023.

(9) The percentages shown are based on 2,135,470 shares of our common stock outstanding as of March 7, 2022, inclusive of (1) 108,480 shares of common stock issuable upon the exercise of Series A Preferred Stock, (2) 263,552 shares of common stock issuable upon the exercise of Series B Preferred Stock, and (3) 77,117 shares of common stock issuable upon the exercise of outstanding convertible notes, with respect to all of which the Company has non-revokable signed conversion notices to effect a conversion into common stock immediately prior to the closing of the offering or which automatically convert to common stock immediately prior to the closing of the current offering. For purposes of computing the percentages of outstanding shares of common stock held by each person, any shares that the person has the right to acquire within 60 days after March 7, 2022 are deemed to be outstanding with respect to such person but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person.

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More than 5% Beneficial Holders

Name of beneficial owner	Amount beneficially owned		Percent of Class Beneficially Owned(4)
Checkmate Capital Group LLC, Checkmate Strategic Capital 2, LLC, Checkmate Strategic Capital Holdings LLC, and Charles Thomas Paschall	235,296	(1)	11.1%
GSB Holdings, Inc.	107,424	(2)	5.0%

(1)	The information is based on a Schedule 13D filed by Checkmate Strategic Capital 2, LLC with the SEC on January 26, 2021, reporting its beneficial ownership along with Checkmate Capital Group LLC, Checkmate Strategic Capital Holdings LLC, and Charles Thomas Paschall, members of its “group” as that term is defined in Section 13(d) of the Exchange Act. Includes 11,875 and 53,883 shares of common stock receivable by certain members of the group upon exercise of warrants and conversion of Series B preferred stock plus accrued dividends on the preferred stock through March 7, 2022, respectively. Mr. Paschall and Checkmate Strategic Capital 2, LLC each have disclaimed beneficial ownership with respect to certain securities of the Company as reported on Schedule 13D except to the extent of their pecuniary interest therein. Their address is 595 E. Colorado Blvd., Suite 530, Pasadena, CA 91101.
(2)	Includes 4,167, 43,536, and 12,753 shares of common stock receivable upon exercise of warrants, and conversion of Series B preferred stock and convertible notes, respectively. The address for GSB Holdings, Inc. is: 14179 Laurel Trail, Wellington, FL 33414.
(4)	The percentages shown are based on 2,135,470 shares of our common stock outstanding as of March 7, 2022 inclusive of (1) 108,480 shares of common stock issuable upon the exercise of Series A Preferred Stock, (2) 263,552 shares of common stock issuable upon the exercise of Series B Preferred Stock, and (3) 77,117 shares of common stock issuable upon the exercise of outstanding convertible notes, with respect to all of which the Company has non-revocable signed conversion notices to effect a conversion into common stock immediately prior to the closing of the offering or which automatically convert to common stock immediately prior to the closing of the offering.

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DESCRIPTION OF OUR SECURITIES

General

The following descriptions of our capital stock and certain provisions of our certificate of incorporation and amended and restated bylaws are summaries only. Copies of these documents will be filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur upon the completion of this offering and Delaware law.

Upon the completion of this offering, and after giving effect to the reverse stock split, our amended certificate of incorporation will provide for common stock and will authorize shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors. Upon completion of this offering, our certificate of designation filed in connection with Series A and Series B preferred stock will be terminated.

Our authorized capital stock consists of 305,000,000 shares, all with a par value of $0.0001 per share, of which 300,000,000 shares are authorized as common stock and 5,000,000 shares are designated as preferred stock.

As of March 7, 2022, we had outstanding 2,135,470 shares of common stock, including 108,480, 263,552, and 77,117 shares of common stock upon conversion of Series A preferred stock, Series B preferred stock, and convertible notes, respectively, in connection with the closing of this offering, held by approximately 380 stockholders of record.

Common Stock

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. See “Dividend Policy.”

Voting Rights

Except as required by law or matters relating solely to the terms of preferred stock, each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of our common stock shall have no cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our board of directors and as otherwise provided in our amended and restated certificate of incorporation, as amended, or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes of the shares present or represented by proxy at the meeting or via written consent in lieu of the meeting.

Liquidation

In the event of liquidation, dissolution or winding up of our Company, holders of our common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock.

Preferred Stock

As of March 7, 2022 there were 1,509 shares of Series B convertible preferred stock outstanding. All holders of Series B preferred stock have agreed to convert their preferred shares into a total of approximately 263,552 shares of common stock immediately prior to the closing of this offering, subject to the condition that if the offering is conducted at a lower price than their current conversion price of $6.40, they shall be able to convert their Series B Preferred Stock at that lower price.

57

As of March 7, 2022, there were 480 shares of Series A preferred stock outstanding. All holders of the Series A Preferred Stock have agreed to convert their preferred shares into a total of approximately 108,480 shares of common stock immediately prior to the closing of the current offering, subject to the conditions that if the offering is conducted at a lower price than their current conversion price of $6.40, they shall be able to convert their Series A Preferred Stock at that lower price, and if warrants are issued in the current offering, they shall receive similar warrants on a proportional basis.

On December 6, 2021 all holders of the Company’s Series E-1 preferred stock agreed to exchange their preferred shares into 720,986 shares of common stock, at an exchange price of $12.00 per common share, and all Series E-1 stock was retired. All shares of common stock issued to these shareholders remain subject to the same vesting schedules as was originally provided in each shareholder’s E-1 shares issuance agreement and as further mentioned in the exchange agreement and plan of reorganization, and therefore, are forfeitable if certain employment conditions are not met prior to vesting as described in their respective employment agreements.

Pre-Funded Warrants

The following summary of certain terms and provisions of the pre-funded warrants that are being offered hereby in lieu of a share of common stock is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration and Exercise Price. Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.001. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full or they expire. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.

Exercisability. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). There is no expiration date for the pre-funded warrants. A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or at the election of the holder prior to the issuance of any pre-funded warrants, 9.99%) of the outstanding shares of common stock immediately after exercise. Any holder may increase such percentage to any percentage not in excess of 9.99% upon at least 61 days’ prior notice to us. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares of common stock, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price of such pre-funded warrant or round up to the next whole share.

Cashless Exercise. In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Transferability. Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing. We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system.

Rights as a Stockholder. Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants.

Options

As of March 7, 2022, there were options outstanding to purchase 177,815 shares of our common stock pursuant to the Company’s Equity Incentive Plans.

Warrants

As of March 7, 2022, there were warrants outstanding to purchase 37,083 shares of common stock.

Authorized but Unissued Capital Stock

We have authorized but unissued shares of preferred stock and common stock, and our board of directors may authorize the issuance of one or more series of preferred stock without stockholder approval. These shares could be used by our board of directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation, as amended, and amended and restated bylaws contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

●	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation, as amended, provides that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation, as amended, and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Transfer Agent and Registrar

The stock transfer agent for our securities is Transfer Online Inc., 512 SE Salmon Street, Portland, OR 97214, and its telephone number is (503) 227-2950.

Listing

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “QSAM”. No assurance can be given that our application will be approved or that a trading market will develop. Our common stock is currently traded on OTCQB under the symbol “QSAM.” On March 9, 2022, the last reported sale price of our common stock was $14.00 per share, as adjusted to reflect a 1-for-40 reverse stock split.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering our common stock was traded on the OTCQB. In connection with this offering, we have applied to list our common stock on the Nasdaq Capital Market. No assurance can be given that our application will be approved. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices of our common stock. Upon completion of this offering, we will have an aggregate of 3,564,041 shares of common stock issued and outstanding, assuming the underwriter does not exercise its over-allotment option. Of these shares, all of the common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except that any shares purchased by one of our “affiliates,” as that term is defined in Rule 144 under the Securities Act, or Rule 144, may be sold only in compliance with the limitations described below. The remaining shares of common stock held by our existing stockholders are “restricted securities” as defined in Rule 144. Restricted shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration, including, among others, the exemptions provided by Rule 144. As a result of the contractual 180-day lock-up period described in “Underwriting” and the provisions of Rules 144, these shares will be available for sale in the public market as follows:

●	beginning on the date of this prospectus, the shares of common stock sold in this offering will be immediately available for sale in the public market;

●	beginning 91 and 181 days after the date of this prospectus respectively, 107,425 and 1,009,303 additional shares of common stock may become eligible for sale in the public market upon the satisfaction of certain conditions as set forth in “Lock-Up Agreements,” all of which shares would be held by our affiliates and subject to the volume and other restrictions of Rule 144, as described below;

●	the remainder of the shares of common stock will be eligible for sale in the public market from time to time thereafter, subject in some cases to the volume and other restrictions of Rule 144, as described below.

Lock-up Agreements

All of our directors and executive officers and certain holders of our outstanding common stock signed lock-up agreements in connection with this offering pursuant to which, subject to certain exceptions, they agreed not to sell or otherwise dispose of their shares of common stock or any securities convertible into or exchangeable for common stock for a period of at least 180 days (in the case of directors and officers) or 90 days in the case of other stockholders after the date of this prospectus without the prior written consent of the underwriter. Approximately 52.4% of our issued and outstanding common stock prior to the offering will be subject to such lock-up agreements. See “Underwriting” on page 60 of this prospectus.

Rule 144

Affiliate Resales of Restricted Securities

In general, a person who is an affiliate of ours or was an affiliate at any time during the 90 days before a sale and has completed the lock-up period mentioned in its lock-up agreement, provided they have beneficially owned shares of our common stock for at least 180 days, would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period that does not exceed the greater of:

●	1% of the number of shares of our common stock then outstanding; and

●	the average weekly trading volume in our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and NASDAQ concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-Affiliate Resales of Restricted Securities

Under Rule 144, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares of our common stock for at least six months, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Form S-8 Registration Statement

Following the completion of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register the common stock issued or reserved for issuance under our 2016 Equity Compensation Plan and other stock options granted by the Company, or collectively Equity Incentive Plans. The registration statement on Form S-8 will become effective automatically upon filing. Common stock issued upon exercise of a share option and registered under the Form S-8 registration statement will, subject to vesting and lock-up provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL SHARE TRANSFER RESTRICTION MATTERS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL ADVISOR REGARDING THE PARTICULAR SECURITIES LAWS AND TRANSFER RESTRICTION CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF THE COMMON STOCK INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

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UNDERWRITING

ThinkEquity LLC is acting as representative of the underwriters. Subject to the terms and conditions of an underwriting agreement between us and the representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock or pre-funded warrants listed next to its name in the following table:

Underwriter	Number Shares of Common Stock	Number of Pre-Funded Warrants
ThinkEquity LLC

Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock and/or pre-funded warrants offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters are committed to take and pay for all of the shares of common stock and/or the pre-funded warrants being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Over-Allotment Option

We have granted a 45-day option to the representative of the underwriters to purchase up to 214,286 additional shares of our common stock and/or pre-funded warrants, representing 15% of the shares of common stock and/or prefunded warrants sold in the offering at a public offering price of $14.00 per share/pre-funded warrant, solely to cover over-allotments, if any. The underwriters may exercise this option for 45 days from the date of this prospectus solely to cover sales of shares of common stock by the underwriters in excess of the total number of shares of common stock and/or pre-funded warrant set forth in the table above. If any of these additional shares and/or pre-funded warrants are purchased, the underwriters will offer the additional shares and/or pre-funded warrants on the same terms as those which are being offered.

Discounts and Commissions; Expenses

The underwriters propose initially to offer the shares of common stock and the pre-funded warrants to the public at the public offering price set forth on the cover page of this prospectus and to dealers at those prices less a commission not in excess of $        per share of common stock.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the representative of the underwriters.

	Per Share	Per Pre-Funded Warrant	Total Without Over-allotment Option	Total With Over-allotment Option
Public offering price	$	$	$	$
Underwriting discount (7.5%)	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

We have agreed to pay a non-accountable expense allowance to the representative of the underwriters equal to 1% of the gross proceeds received at the closing of the offering. We have paid an advance of $35,000 to the representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(f)(2)(c).

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We have also agreed to pay certain of the representative’s expenses relating to the offering, including (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $10,000 in the aggregate; (b) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and Lucite tombstones in such quantities as the representative may reasonably request in an amount not to exceed $3,000 in the aggregate; (c) fees and expenses of the underwriters’ legal counsel not to exceed $125,000; (d) a $29,500 cost associated with the underwriters use of Ipreo’s book-building, prospectus tracking and compliance software for the offering; (e) up to $10,000 of the representative’s actual accountable “road show” expenses; (f) up to $30,000 of the representative’s market making and trading, and clearing firm settlement expenses for the offering; (g) $10,000 for data services and communications expenses, and (h) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to the representative.

Our total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, are approximately $900,000.

Representative’s Warrants

Upon closing of this offering, we have agreed to issue to the representative as compensation warrants to purchase up to           shares of common stock representing 5% of the aggregate number of shares of common stock and/or pre-funded warrants sold in this offering. The representative’s warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share in this offering. The representative’s warrants are exercisable at any time and from time to time, in whole or in part, during the four year period commencing six months from the effective date of the registration statement of which this prospectus is a part.

The representative’s warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1)(A) of FINRA. The representative (or permitted assignees under Rule 5110(e)(1)(A)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the registration statement of which this prospectus is a part. In addition, the warrants provide for registration rights upon request, in certain cases. The sole demand registration right provided will not be greater than five years from the effective date of the registration statement in compliance with Rule 5110(g) of FINRA. The piggyback registration rights provided will not be greater than seven years from the effective date of the registration statement in compliance with Rule 5110(g) of FINRA. We will bear all fees and expenses attendant to registering the shares of common stock issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we, our executive officers and directors, and holders of 5% or more of the outstanding shares of common stock, have agreed, without the prior written consent of the representative, not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of our common stock (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of our common stock), enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of ours or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of 180 days after the date of this prospectus in the case of our directors, executive officers, the Company and any successor of the Company and 90 days after the date of this prospectus in the case of 5% or more stockholders.

The Company has also agreed that for a period of 180 days after the date of this prospectus that it will not engage directly or indirectly in any “at-the-market”, continuous equity or variable rate transaction, offer to sell, sell, contact to sell, grant any option to sell or otherwise dispose of shares of capital stock of the Company, without the prior written consent of the representative.

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Right of First Refusal

Until 12 months from the closing date of this offering, the representative will have an irrevocable right of first refusal, in its sole discretion, to act as sole investment banker, book-runner, and/or sole exclusive placement agent, at the representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such 12 month period, on terms customary to the representative.

Discretionary Accounts

The underwriters do not intend to confirm sales of the shares of common stock or pre-funded warrants offered hereby to any accounts over which they have discretionary authority.

Pricing of this Offering

The final public offering price for our common stock will be determined through negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the public offering price of our common stock will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that an active trading market for our common stock will develop and continue after this offering.

Trading; Nasdaq Capital Market Listing

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “QSAM.” No assurance can be given that our application will be approved or that a trading market will develop. Our common stock is currently traded on OTCQB, under the symbol “QSAM.” On March 9, 2022, the last reported sale price of our common stock was $14.00 per share, as adjusted for 1-for-40 reverse stock split.

Other

From time to time, certain of the underwriters and/or their affiliates may in the future provide, various investment banking and other financial services for us for which they may receive customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock in accordance with Regulation M under the Exchange Act. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares common stock in the over-allotment option. To close out a covered short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters must cover any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing shares of common stock in this offering because the underwriter repurchases the shares of common stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the national securities exchange on which our shares of common stock are traded, in the over-the-counter market, or otherwise.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

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Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, our common stock may not be offered or sold, directly or indirectly, and this prospectus or any other offering material or advertisements in connection with our common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to any legal entity which is a qualified investor as defined under the Prospectus Directive;

●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

●	to fewer than 150 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

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Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 ;and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

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Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ — $$ — Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comiss&abreve;o do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

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Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

LEGAL MATTERS

Dickinson Wright PLLC, Ft. Lauderdale, Florida will pass upon the validity of the securities offered hereby. Certain legal matters in connection with this offering will be passed upon for the underwriter by Sichenzia Ross Ference LLP, New York, New York.

EXPERTS

The financial statements of QSAM Biosciences, Inc. as of December 31, 2021 and 2020 included in this Registration Statement, of which this Prospectus forms a part, have been so included in reliance on the report of D. Brooks and Associates CPAs, P.A., an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 and amendments thereto under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

In addition, we file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.

We also maintain a website at www.qsambio.com., through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our common stock in this offering.

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QSAM Biosciences Inc.

CONSOLIDATED FINANCIAL STATEMENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of QSAM Biosciences, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of QSAM Biosciences, Inc (f/k/a Q2Earth, Inc., and referred to as the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended and the related notes to the consolidated financial statements (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred operating losses, has incurred negative cash flows from operations and has an accumulated deficit. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan regarding these matters is also described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit includes performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

F-2

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Series E-1 Preferred Stock (“Series E-1 Stock”)

As disclosed in Note 10 to the consolidated financial statements, during the years ended 2021 and 2020, the Company issued Series E-1 Stock to executives and directors of the Company as compensation for their services. The Company computed the total grant date fair value of the Series E-1 Stock to be approximately $6,528,000 using the Black Scholes option pricing model which requires management’s assumptions regarding expected term and stock volatility using guideline public companies. Further, on December 6, 2021, the Company entered into an Exchange Agreement and Plan of Reorganization (the “Exchange”) with all E-1 Stockholders pursuant to which all shares of Series E-1 Stock were exchanged into an aggregate of 720,986 shares of common stock of the Company. The fair value of the Series E-1 Stock was determined to be approximately $8.65 million at the time of the exchange based on the market price of the underlying common stock on the date of the exchange. We identified the initial fair value of the Series E-1 Stock and the accounting for the Exchange has a critical audit matter given its significance and unusual nature.

Our audit procedures related to the critical audit matter identified included the following, among others:

With the assistance of our valuation specialist, we performed the following:

●	Evaluated selected guideline public companies by reading the business descriptions and examining financial metrics of the comparable public companies.

●	Evaluated the reasonableness of assumptions related to expected term and volatility.

●	Evaluated the reasonableness and accuracy of the Company’s valuation techniques.

●	Reviewed management’s technical accounting memo for the accounting for the Exchange against technical authoritative accounting guidance.

●	Recomputed the fair value of the shares of common stock issued in the Exchange.

Warrant Modifications

As disclosed in Note 10 to the consolidated financial statements , during the year ended December 31, 2021, the Company issued 168,589 warrants in connection with a Series B Preferred Stock offering and 18,750 warrants to a service provider. The terms of the warrants were modified twice in 2021 by resolution of the Company’s board of directors, first to extend the termination date from July 8, 2021 to September 30, 2021 and then to extend the termination date to October 15, 2021. As part of the second modification, the exercise price of the warrants issued with the Series B Preferred Stock was reduced from $14.00 per share to $10.00 per share. The Company computed the incremental value derived from the modifications utilizing a Black Scholes option pricing model which requires certain management assumptions. We identified the accounting for the modifications has a critical audit matter given its unusual nature.

With the assistance of our valuation specialist, we performed the following:

●	Evaluated the reasonableness of assumptions related to expected term and volatility.

●	Evaluated the reasonableness and accuracy of the Company’s valuation techniques.

●	Reviewed management’s technical accounting memo for the accounting for the modifications against technical authoritative accounting guidance.

●	Performed an independent computation of incremental value in connection with the modifications.

We have served as the Company’s auditor since 2019.

D. Brooks and Associates CPAs, P.A.
Palm Beach Gardens, FL
February 24, 2022, except for the common share, per share, and loss per share presentation on a post-reverse split basis dated March 10, 2022
Firm ID: 4048

F-3

QSAM BIOSCIENCES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2021	2020
ASSETS

CURRENT ASSETS
Cash	$1,499,866	$8,304
Prepaid expenses and other assets	135,014	12,896
Deferred offering costs	35,000	-
TOTAL CURRENT ASSETS	1,669,880	21,200

TOTAL ASSETS	$1,669,880	$21,200

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$569,321	$308,157
Accrued payroll and related expenses	95,400	48,006
Accrued series B preferred stock dividends	153,343	-
Notes payable, net of discount	532,400	-
Notes payable - related parties	7,500	63,992
Paycheck Protection Program Loan - current portion	-	34,163
Debentures	35,000	137,500
Convertible bridge notes, at fair value	-	3,598,000
TOTAL CURRENT LIABILITIES	1,392,964	4,189,818

Paycheck Protection Program Loan - net of current portion	-	108,779

Total Liabilities	1,392,964	4,298,597

Redeemable convertible preferred stock - Series A; $0.0001 par value, 1,500 designated Series A, and 480 and 600 shares issued and outstanding (liquidation preference of $693,580 and $784,044) as of December 31, 2021 and December 31, 2020, respectively	693,580	784,044

Stockholders’ Deficit
Preferred stock, Series B, $0.001 par value; 2,500 shares authorized, 1,509 and 281 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	2	-
Preferred stock, Series E-1, $0.0001 par value; 8,500 shares authorized, 0 and 7,650 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	-	-
Common stock, $0.0001 par value, 300,000,000 shares authorized, 1,652,102 and 486,806 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	166	48
Unearned deferred compensation	(900,742)	(148,333)
Subscription receivable	-	(25,000)
Additional paid-in capital	29,765,584	11,023,739
Accumulated deficit	(29,281,674)	(15,911,895)

Total Stockholders’ Deficit	(416,664)	(5,061,441)

Total Liabilities & Stockholders’ Deficit	$1,669,880	$21,200

See notes to the consolidated financial statements.

F-4

QSAM BIOSCIENCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended
	December 31,
	2021	2020

REVENUES	$-	$-

Operating Expenses
Compensation and related expenses	8,290,699	379,242
Professional Fees	1,985,780	442,795
General and administrative	117,483	139,903
Research and development	647,302	362,456
Total Operating Expenses	11,041,264	1,324,396

Loss from Continuing Operations	(11,041,264)	(1,324,396)

Other Income (Expense) from continuing operations
Financing costs including interest	(44,171)	(490,402)
Change in fair value of convertible bridge notes	-	(3,170,236)
Gain on sale of equity method investment	100,000	-
Loss on conversion of bridge notes and accrued interest	(744,505)	(495,320)
Loss on conversion of debentures and notes payable with unrelated parties	-	(68,373)
Loss on conversion of accrued salary and bonus, director fees, and notes payable with related parties	-	(271,210)
Loss on debentures and accrued expenses converted to common stock	(390,067)	-
Gain on forgiveness of debt from Paycheck Protection Program	142,942	-
Total Other Expenses, net	(935,801)	(4,495,541)

Loss from continuing operations before income taxes	(11,977,065)	(5,819,937)
Income Taxes	-	-
Income from discontinued operations	-	957,254
NET LOSS	(11,977,065)	(4,862,683)
PREFERRED STOCK
Series A convertible contractual dividends	(29,538)	(35,440)
Series B convertible contractual dividends	(153,343)	-
Deemed dividend series B warrant modification	(850,214)	-
Deemed dividends on series A conversion to common stock	(542,500)	-
NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(13,552,660)	$(4,898,123)
NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS: BASIC AND DILUTED:
CONTINUING OPERATIONS	$(17.12)	$(42.40)
DISCONTINUED OPERATIONS	$-	$6.80

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING: BASIC AND DILUTED	791,599	138,069

See notes to the consolidated financial statements

F-5

QSAM BIOSCIENCES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Preferred Stock		Series E-1 Preferred Stock		Common Stock		Additional Paid In	Deferred Stock-based	Stock	Accumulated	Total Stockholders’
	Shares	Value	Shares	Value	Shares	Value	Capital	Compensation	Subscription	Deficit	Deficit

Balance, December 31, 2019	-	-	-	-	51,997	$5	$6,475,870	$-	$-	$(11,049,212)	$(4,573,337)

Stock-based compensation for services	-	-	-	-	43,750	4	406,996	(148,333)	-	-	258,667

Stock-based compensation expense and stock option modification	-	-	-	-	-	-	24,327	-	-	-	24,327

Conversion of debentures and promissory note with unrelated parties	-	-	-	-	5,467	1	116,509	-	-	-	116,530

Conversion of bridge notes and accrued interest to common stock	-	-	-	-	332,804	33	3,017,466	-	-	-	3,017,499

Conversion of accrued salary and bonus, directors fees, and promissory notes with related parties	-	-	-	-	52,787	5	736,991	-	-	-	736,996

Series A, preferred stock contractual dividends	-	-	-	-	-	-	(35,440)	-	-	-	(35,440)

Conversion of debt to Series B preferred stock	156	-	-	-	-	-	156,000	-	-	-	156,000

Sale of Series B preferred stock	125	-	-	-	-	-	125,000	-	(25,000)	-	100,000

Issuance of Series E-1 shares to employees and directors	-	-	7,650	-	-	-			-	-	-

Net loss year ended December 31, 2020	-	-	-	-	-	-	-	-	-	(4,862,683)	(4,862,683)

Balance, December 31, 2020	281	-	7,650	-	486,806	48	11,023,739	(148,333)	(25,000)	(15,911,895)	(5,061,441)

Adjustment to common stock to reconcile to transfer agent	-	-	-	-	(2,127)	-	-	-	-	-	-

Compensation expense due to warrant modification	-	-	-	-	-	-	109,206	-	-	-	109,206

Conversion of bridge notes and accrued interest to common stock	-	-	-	-	165,692	17	4,378,471	-	-	-	4,378,488

Conversion of debentures and accrued expenses	-	-	-	-	15,825	2	515,067	-	-	-	515,069

Conversion of Series A preferred stock to common stock	-	-	-	-	18,750	2	662,498	-	-	(542,500)	120,000

Exercise of Series B Warrants to common stock					46,786	5	467,852	-	-		467,857

Series B, preferred stock contractual dividends	-	-	-	-	-	-	(153,343)	-	-	-	(153,343)

Incremental value from warrant modifications	-	-	-	-	-	-	850,214	-	-	(850,214)	-

Fair value allocation of warrants issued with convertible notes	-	-	-	-	-	-	72,600	-	-	-	72,600

Issuance of Series B, conversion of notes payable with directors to preferred stock	23	-	-	-	-	-	23,000	-	-	-	23,000

Issuance of Series B, preferred stock for cash	2,196	2	-	-	-	-	2,195,998	-	25,000	-	2,221,000

Conversion of Series B preferred stock to common stock	(991)	-	-	-	163,134	16	(16)	-	-	-	-

Series A, preferred stock contractual dividends	-	-	-	-	-	-	(29,538)	-	-	-	(29,538)

Common stock and warrants issued for services	-	-	-	-	36,250	4	922,388	148,333	-	-	1,070,725

Stock-based compensation to employees and directors	-	-	850	-	-	-	6,603,691	(1,307,593)	-	-	5,296,098

Conversion of Series E Preferred Stock to common stock			(8,500)		720,986	72	2,123,756	406,851			2,530,679

Net loss year ended December 31, 2021	-	-	-	-	-	-	-	-	-	(11,977,065)	(11,977,065)

Balance, December 31, 2021	1,509	$2	-	-	1,652,102	$166	$29,765,584	$(900,742)	$-	(29,281,674)	$(416,664)

See notes to the consolidated financial statements.

F-6

QSAM BIOSCIENCES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(11,977,065)	$(4,862,683)
Adjustments to reconcile net loss to net cash provided by operations:
Stock-based compensation for services and warrant modification	1,179,932	258,667
Stock-based compensation to employees and directors	7,826,779	24,327
Loss on conversion of bridge notes and accrued interest	744,505	495,320
Loss on conversion of debentures and accrued expenses to common stock	390,069	68,373
Loss on conversion of accrued salary and bonus, director fees, and promissory notes with related parties	-	271,210
Change in fair value of convertible bridge notes	-	3,170,236
Amortization of debt issuance costs	-	1,250
Paid-in-kind interest – convertible bridge notes	35,983	484,031
Gain on forgiveness or assumption of promissory notes and accrued expenses	-	(1,032,160)
Gain on forgiveness of Paycheck Protection Program	(142,942)	-
Changes in operating assets and liabilities
Increase in prepaid expenses and other current assets	(122,118)	(5,231)
Increase in accounts payable and accrued expenses	283,660	174,690
Increase accrued payroll and related expenses	47,394	152,657
Deferred offering costs	(35,000)	-
Increase in accrued interest	-	50,803
Increase in accrued interest – related party	-	5,611
Net cash used in operating activities	(1,768,803)	(742,899)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from promissory notes– related parties	-	338,373
Repayments on promissory notes– related parties	(33,492)	(1,590)
Proceeds from promissory notes– unrelated parties	-	171,000
Proceeds from convertible notes payable	605,000	-
Proceeds from conversion of warrants	467,857	-
Proceeds from issuance of preferred stock– Series B	2,221,000	100,000
Proceeds from Paycheck Protection Program	-	142,942
Net cash provided by financing activities	3,260,365	750,725

NET INCREASE IN CASH	1,491,562	7,826

CASH – Beginning of year	8,304	478

CASH – End of year	$1,499,866	$8,304

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Payment of interest in cash	$-	$-
Payment of income taxes	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Accrual of contractual dividends on Series A convertible preferred stock	$29,538	$35,440
Accrual of contractual dividends on Series B convertible preferred stock	$153,343	$-
Fair value allocation of warrants issued with debt	$72,600	$-
Deemed dividend on warrant modifications	$850,214	$-
Deemed dividend on conversion of Series A	$542,500	$-
Conversion of convertible Bridge Notes and accrued interest to 165,692 and 285,452 shares of common stock, respectively	$3,633,983	$2,531,438
Conversion of debentures and accrued expenses to common stock	$125,000	$48,811
Conversion of accrued salary and bonus, director fees, and notes payable with related parties to common stock	$-	$464,526
Conversion of notes payable to Series B Preferred Stock	$-	$156,000
Conversion of Series A preferred stock to common stock	$120,000	$-
Series B Preferred Stock purchased with a stock subscription receivable	$-	$25,000
Conversion of notes payable with related parties to Series B preferred stock and warrants	$23,000	$-

See notes to the consolidated financial statements.

F-7

QSAM BIOSCIENCES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

QSAM Biosciences Inc. (hereinafter the “Company”, “we”, “our”, “us”), incorporated in Delaware on August 26, 2004, is currently engaged in the business of developing a novel radiopharmaceutical drug candidate for the treatment of bone cancer. This business line commenced in earnest in the fourth fiscal quarter of 2020 as a result of the separation and transfer pursuant to an Omnibus Separation Agreement dated November 6, 2020 (the “Separation Agreement”) of the Company’s prior business of managing compost and soil manufacturing facilities (the “Legacy Business”) through an unconsolidated investee entity called Earth Property Holdings LLC, a Delaware limited liability company (“EPH”). Pursuant to the Separation Agreement, the Company transferred to EPH all assets and related liabilities in connection with the Legacy Business in return for a forgiveness of debt. The financial statements presented herein have been adjusted to account for the Legacy Business as discontinued operations (see Note 4 – Separation Agreement and Note 9 – Discontinued Operations). The Company sold its entire equity interest in EPH to a third party in the first quarter of 2021 for $100,000, and currently holds no ownership in EPH.

In April 2020, the Company established QSAM Therapeutics Inc. (“QSAM”) as a wholly-owned subsidiary incorporated in the state of Texas, and through QSAM, executed a Patent and Technology License Agreement and Trademark Assignment (the “License Agreement”) with IGL Pharma, Inc. (“IGL”). The License Agreement, as amended in November 2021, provides QSAM with exclusive, worldwide and sub-licensable rights to all of IGL’s patents, product data and knowhow with respect to Samaium-153 DOTMP aka CycloSam® (the “Technology”), a clinical stage novel radiopharmaceutical meant to treat different types of bone cancer and related diseases.

In connection with the transition to the biosciences sector, the Company changed its name to QSAM Biosciences Inc. on September 4, 2020, and subsequently changed its stock symbol to QSAM, to better reflect its business moving forward.

The Company effected a 40:1 reverse stock split of its common stock effective March 9, 2022 and filed a certificate of change to the Company’s amended and restated certificate of incorporation, with the Secretary of the State of the State of Delaware. All shares and share prices set forth in this report have been adjusted to account for this reverse stock split as if it had occurred at the beginning of the earliest period presented.

Prior to 2017, the Company owned and licensed technology that converts waste fuels and heat to power, which it sold to a licensee in August of that year. Much of these operations were conducted through a wholly-owned subsidiary of the Company called Q2Power Corp. (“Q2P”), which still exists but has no current operations.

The recent outbreak of the novel coronavirus (COVID-19) is impacting worldwide economic activity. COVID-19 poses the risk that we or our employees and our other partners may be prevented from conducting business activities for an indefinite period of time, including due to the spread of the disease or shutdowns that may be requested or mandated by governmental authorities. While it is not possible at this time to estimate the full impact that COVID-19 could have on our business, the continued spread of COVID-19 could disrupt our research and development of CycloSam and other related activities, which could have a material adverse effect on our business, financial condition and results of operations. In addition, a severe or prolonged economic downturn could result in a variety of risks to the business. While we have not yet experienced any material disruptions in our business or other material negative consequences relating to COVID-19, the extent to which the COVID-19 pandemic impacts our results will depend on future developments that are highly uncertain and cannot be predicted.

NOTE 2 – BASIS OF PRESENTATION AND GOING CONCERN

For the year ended December 31, 2021, the Company used net cash in operating activities for its continuing operations of $1,768,803 and incurred a loss from its continuing operations of $11,977,065. As of December 31, 2021, the Company’s accumulated deficit is $29,281,674 and has cash of $1,499,866. As of December 31, 2021, the Company’s has working capital of $276,916. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

F-8

The Company’s convertible debentures of $35,000 and $480,000 of redeemable convertible preferred stock were both in default as of December 31, 2021. At the end of 2021, management was in discussions with the holders of these debt and equity securities to reach an agreement to convert the outstanding balances into common stock or otherwise amend the respective maturity and redemption. On February 22, 2022, the holder of the debenture converted the full balance of $35,000 into 5,469 shares of common stock at $6.40 per share, and the balance on the convertible debenture is currently $0 (see Note 14 - Subsequent Events).

The Company has supported operations through the issuance of common stock, preferred stock and debt over the last 12 months. This includes the $2.5 million Series B preferred stock offering in the first quarter of 2021, the recent exercise of approximately $470,000 in warrants issued in connection with the Series B offering, and also a convertible debt offering in the amount of $605,000 conducted in the fourth quarter of 2021. With respect to the convertible notes, they are convertible into common stock prior to the maturity date of December 31, 2023, or automatically upon the Company completing a qualified offering in the amount of $5 million or uplisting its common shares to NASDAQ; and bear interest at the rate of 6% per annum, with all interest and principal due at maturity, unless earlier converted. The note holders also received a total of 25,208 common stock warrants. See Notes 7 and 10 for further discussion.

Management expects expenses to increase in 2022 as our drug technology enters into clinical trials, and as a result, we will need to raise additional capital to support these operations. Management believes that it can do so through equity raises in 2022, and in December 2021, filed an initial S-1 registration statement with the Securities Exchange Commission to raise additional equity capital in an offering underwritten by an investment bank. There is no guarantee, however, that such offering will be successful. If the Company is not successful in raising additional capital, it may need to delay clinical trials, reduce overhead, or in the most extreme scenario, shut down operations.

There is no guarantee whether the Company will be able to generate revenue and/or raise capital sufficient to support its continuing operations. The ability of the Company to continue as a going concern is dependent on management’s plans which include implementation of its business model to develop and commercialize its drug candidate, seek strategic partnerships to advance clinical trials and other research endeavors which could provide additional capital to the Company, and continue to raise funds for the Company through equity or debt offerings. There is no assurance, however, that the Company will be successful in raising the needed capital and, if funding is available, that it will be available on terms acceptable to the Company. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of QSAM Biosciences Inc. and its wholly-owned subsidiaries QSAM Therapeutics Inc and Q2Power Corp (currently inactive). All significant inter-company transactions and balances have been eliminated in consolidation. References herein to the Company include the Company and its Subsidiaries unless the context otherwise requires.

Cash and Cash Equivalents

The Company considers cash, short-term deposits, and other investments with original maturities of no more than ninety days when acquired to be cash and cash equivalents for the purposes of the statement of cash flows. The Company maintains cash balances at one financial institution and has experienced no losses with respect to amounts on deposit. The Company held no cash equivalents as of December 31, 2021 and 2020.

Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 606, “Revenue from Contracts with Customers (“ASC 606”) and all the related amendments.

F-9

The core principle of ASC 606 requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASC 606 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than previously required under U.S. GAAP, including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation.

The Company had no revenue in 2021 and 2020 from continuing operations.

Stock Based Compensation

The Company applies the fair value method of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, “Share Based Payment”, in accounting for its stock-based compensation with employees and non-employees. This standard states that compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. The Company values stock-based compensation at the market price for the Company’s common stock and other pertinent factors at the grant date.

The Black-Scholes option pricing valuation method is used to determine fair value of stock options consistent with ASC 718, “Share Based Payment”. Use of this method requires that the Company make assumptions regarding stock volatility, dividend yields, expected term of the awards and risk-free interest rates.

Research and Development

Research and development costs are expensed as incurred. Research and development costs were $647,302 for the year ended December 31, 2021, and are a result of the Company’s activities to commence clinical trials of its drug Technology, as secured by the Company under a License Agreement executed in the second quarter of 2020. Research and development costs were $362,456 for the year ended December 31, 2020, and are also a result of the License Agreement as well as expenses incurred on the Technology prior to the signing of the License Agreement (see Note 13 – Commitments and Contingencies).

Fair Value Measurement

The Company measures fair value in accordance with a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The Company’s convertible Bridge Notes are valued by using Monte Carlo Simulation methods and discounted future cash flow models. Where possible, the Company verifies the values produced by its pricing models to market prices. Valuation models require a variety of inputs, including contractual terms, market prices, yield curves, credit spreads, measures of volatility and correlations of such inputs. These convertible Bridge Notes do not trade in liquid markets, and as such, model inputs cannot generally be verified and do involve significant management judgment. Such instruments are typically classified within Level 3 of the fair value hierarchy.

Equity Method Investment

Investments in partnerships, joint ventures and less-than majority-owned subsidiaries in which we have significant influence are accounted for under the equity method. The Company’s consolidated net income includes the Company’s proportionate share of the net income or loss of our equity method investee. When we record our proportionate share of net income, it increases income (loss) — net in our consolidated statements of operations and our carrying value in that investment. Conversely, when we record our proportionate share of a net loss, it decreases income (loss) — net in our consolidated statements of income and our carrying value in that investment. The Company’s proportionate share of the net income or loss of our equity method investees includes significant operating and nonoperating items recorded by our equity method investee. These items can have a significant impact on the amount of income (loss) — net in our consolidated statements of operations and our carrying value in those investments. The Company divested its investment in its equity method investee in March 2021.

F-10

Discontinued Operations

In accordance with ASC 205-20 Presentation of Financial Statements: Discontinued Operations, a disposal of a component of an entity or a group of components of an entity is required to be reported as discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the components of an entity meets the criteria in paragraph 205-20-45-10. In the period in which the component meets held-for-sale or discontinued operations criteria the major current assets, other assets, current liabilities, and noncurrent liabilities shall be reported as components of total assets and liabilities separate from those balances of the continuing operations. At the same time, the results of all discontinued operations, less applicable income taxes (benefit), shall be reported as components of net income (loss) separate from the net income (loss) of continuing operations.

The Company disposed of a component of its business pursuant to a Separation Agreement in November 2020, which met the definition of a discontinued operation. Accordingly, the operating results of the business disposed are reported as income (loss) from discontinued operations in the accompanying consolidated statements of operations for the years ended December 31, 2021 and 2020. For additional information, see Note 4 – Separation Agreement and Note 9 - Discontinued Operations.

Income Taxes

Income taxes are accounted for under the asset and liability method as stipulated by FASB ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities or a change in tax rate is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced to estimated amounts to be realized by the use of a valuation allowance. A valuation allowance is applied when in management’s view it is more likely than not (50%) that such deferred tax will not be utilized.

In the event that an uncertain tax position exists in which the Company could incur income taxes, the Company would evaluate whether there is a probability that the uncertain tax position taken would be sustained upon examination by the taxing authorities. Reserves for uncertain tax positions would be recorded if the Company determined it is probable that a position would not be sustained upon examination or if payment would have to be made to a taxing authority and the amount is reasonably estimated. As of December 31, 2021, the Company does not believe it has any uncertain tax positions that would result in the Company having a liability to the taxing authorities; however, federal returns have not been filed since the Company’s inception in 2014. Such delinquencies are being resolved by management and a retained tax expert. Interest and penalties related to any unrecognized tax benefits is recognized in the consolidated financial statements as a component of income taxes. The Company will need to be in compliance with the tax authorities by filing past federal and state income tax returns.

Basic and Diluted Loss Per Share

Net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period plus any potentially dilutive shares related to the issuance of stock options, shares from the issuance of stock warrants, shares issued from the conversion of redeemable convertible preferred stock and shares issued for the conversion of convertible debt.

F-11

As of December 31, 2021, there were the following potentially dilutive securities that were excluded from diluted net loss per share because their effect would be anti-dilutive:

Shares from the conversion of Series B Preferred Stock not inclusive of accrued dividends	235,774
Shares from common stock options	27,815
Shares from common stock warrants	37,083
Shares from conversion of convertible notes not inclusive of accrued interest	75,625
Shares from the conversion of debentures	5,469
Shares from the conversion of redeemable convertible preferred stock (based upon an assumed conversion price at December 31, 2021 of $6.40 per share; inclusive of cumulative dividends which may be converted to shares of common stock under certain conditions)	108,231

As of December 31, 2020, there were the following potentially dilutive securities that were excluded from diluted net loss per share because their effect would be anti-dilutive:

Shares from the conversion of Series B Preferred Stock	43,906
Shares from the conversion of Series E-1 Preferred Stock	191,250
Shares from common stock options	11,715
Shares from common stock warrants	1,154
Shares from the conversion of debentures	15,625
Shares that may be converted from Bridge Notes (based upon an assumed conversion price at December 31, 2020 of $8.80 per share)	164,468
Shares from the conversion of redeemable convertible preferred stock (based upon an assumed conversion price at December 31, 2020 of $8.80 per share; inclusive of cumulative dividends which may be converted to shares of common stock under certain conditions)	68,182

Significant Estimates

U.S. Generally Accepted Accounting Principles (“GAAP”) requires the Company to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, the reported amounts of revenues and expenses, cash flows and the related footnote disclosures during the period. On an on-going basis, the Company reviews and evaluates its estimates and assumptions, including, but not limited to, those that relate to the fair value of stock-based compensation fair value of convertible bridge notes, and a valuation allowance on deferred tax assets and contingencies. Actual results could differ from these estimates.

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 effective January 1, 2021 which was applied to convertible debt notes issued in 2021 (see Note 7). The adoption of ASU 2020-06 did not have an material impact on the Company’s consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on its consolidated financial statements.

Reclassifications

Certain reclassifications of prior year amounts including loss on conversion of bridge notes and accrued interest, loss on conversion of debentures and notes payable with unrelated parties, loss on conversion of accrued salary and bonus, director fees, and notes payable with related parties, and stock based compensation on the consolidated statements of operations have been made to conform to the 2021 presentation. These reclassifications had no effect on net loss or loss per share as previously reported.

F-12

Concentration of Risk

The Company expects cash to be the asset most likely to subject the Company to concentrations of credit risk. The Company’s bank deposits may at times exceed federally insured limits. The Company’s policy is to maintain its cash with high credit quality financial institutions to limit its risk of loss exposure. The Company’s cash balance as of December 31, 2021, is in excess of FDIC limits in the amount of approximately $1,249,866.

The Company is subject to a number of risks similar to those of other companies at a clinical-stage for radiopharmaceutical drug candidates, including dependence on key individuals; the need to develop commercially viable therapeutics; competition from other companies, many of which are larger and better capitalized; and the need to obtain adequate additional financing to fund the development of its products. The Company currently depends on third-party, suppliers for key materials and services used in its research and development manufacturing process, and is subject to certain risks related to the loss of these third-party suppliers or their inability to supply the Company with adequate materials and services.

The Company had no revenue from its continuing operations for the year periods ended December 31, 2021 and 2020. Revenue included in discontinued operations was generated from one related customer in the 2020 period.

Fair Value of Financial Instruments

In accordance with Accounting Standards Codification (“ASC”) 825, Financial Instruments, disclosures of fair value information about financial instruments are required, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. Cash is carried fair value.

Other financial instruments, including accounts payable, accrued liabilities and short-term debt, are carried at cost, which approximates fair value given their short-term nature.

Deferred Offering Cost

Costs incurred prior to an equity offering are capitalized until the offering occurs. Upon the equity offering, all accumulated costs are charged against proceeds. If the Company determines that the equity offering will not occur, the accumulated costs are charged to operations.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. To date, the Company views its operations and manages its business as one segment.

NOTE 4 – SEPARATION AGREEMENT

On November 6, 2020, the Company entered into the Separation Agreement with its unconsolidated investee, EPH. The Company’s board of directors approved the Separation Agreement in support of the Company’s previously disclosed plan to secure new technologies and business opportunities in the broader biosciences sector, and to significantly reduce debt and liabilities of the Company and eliminate under-performing assets and agreements. The Separation Agreement resulted in the discontinuance of the Company’s management of businesses and assets focused on compost and soil manufacturing to focus solely on the development of its exclusively licensed pharmaceutical Technology, as well as other drug candidates that it may license or otherwise secure in the future. Pursuant to the Separation Agreement:

●	The Management Agreement, dated January 18, 2019, as amended, between EPH and the Company was terminated by mutual agreement of the parties. Fees from this agreement constituted most of the Company’s revenue over the prior two years.

F-13

●	In lieu of any severance or other termination payments due under the Management Agreement, EPH released the Company from a total of $993,985 in liabilities, inclusive of advanced management fees and multiple promissory notes, including accrued and unpaid interest. An additional $114,700 in promissory notes owed to an affiliate of EPH were converted into Company common stock at a price of $8.80 per share.

●	The Company agreed to transfer to EPH its license agreement with Agrarian Technologies LLC and Mulch Masters Inc. for the ABS soil enhancement product and all associated knowhow, trade secrets and trademark/service marks. Accrued license fees in connection with this license agreement were also assumed by EPH in the amount of $37,500.

●	The prior officers and employees of the Company engaged in the Legacy Business were released from any non-competition, non-solicitation or other restricted covenant pursuant to their respective employment agreements. Effective October 1, 2020, several of these employees had already separated from the Company.

Pursuant to ASC 205-20 Presentation of Financial Statements: Discontinued Operations and amended by ASU No. 2014-08, management has determined that the Separation Agreement results in the disposal of a component that represents a strategic shift in the Company’s business operations that will have a major effect on the Company’s operations and financial results. Therefore, the net income (loss) generated from this disposed component have been presented as discontinued operations for the period ended December 31, 2020 on the statement of operations, including any gains or losses resulting from the forgiveness of liabilities and conversion liabilities to equity.

NOTE 5 – EQUITY METHOD INVESTMENT

During November 2018, the Company invested $50,000 for a 19.9% Class B limited liability membership interest in EPH and recorded this transaction as an equity method investment due to the Company’s ability to exercise significant influence over EPH. The carrying value of the investment at December 31, 2020 was zero due to continued losses incurred by EPH. In the first quarter of 2021, the Company sold this equity interest to an unrelated third party for $100,000. There were no distributions received from the equity method investment in 2021 or 2020. See Note 4 for discussion of the Separation Agreement with our equity method investment in November 2020.

Our prior Chairman and CEO of the Company who resigned in 2020, also serves as President of EPH; and Christopher Nelson, General Counsel and Director of the Company, also serves as General Counsel and Secretary of EPH. See Note 6 – Related Party Transactions for transactions with our equity method investment during the years ended December 31, 2021 and 2020.

NOTE 6 – RELATED PARTY TRANSACTIONS

The Company currently has a License Agreement with IGL Pharma, Inc., an entity in which the Company’s Executive Chairman serves as President. Effective November 17, 2021, the Company amended the license agreement with IGL Pharma, Inc which adjusted milestone payment amounts during the course of the agreement term. Additionally, the Company issued 12,500 shares of the Company to IGL Pharma, Inc (see Note 12). The associated expense of $140,000 was recorded in Professional Fees.

The Company currently maintains an executive office in Florida, which is leased by an investment firm in which the Company’s General Counsel serves as an officer but does not hold any equity or voting rights. The Company has no formal agreement for this space and pays no rent.

During the year ended December 31, 2020, the Company received $250,000 from its equity method investee, EPH, as management fee revenue. The Company did not receive any revenue from EPH for any period in 2021. Due to the Separation Agreement disclosed in Note 4, management fee revenues received during 2020 have been presented on the statement of operations as discontinued operations (see Note 9 – Discontinued Operations). Management fee revenues were the Company’s primary source of revenue during the prior year.

In 2021, the Company paid to EPH $34,136 arising from notes payable and accrued interest which was included in notes payable-related parties in prior periods in the consolidated balance sheet.

F-14

During the year ended December 31, 2020, the Company received $45,500 of proceeds from short-term notes payable with officers and directors of the Company bearing interest at 10%. As of December 31, 2021, $7,500 of principal remains outstanding on certain of these short-term notes payable. During 2021, $23,000 of these short-term notes payable were converted into 23 shares of the Company’s Series B preferred stock at a conversion ratio of $1,000 per share and warrants to purchase 1,643 shares of common stock at an exercise price of $14.00 per share, which resulted in no gain or loss on conversion (see Note 9).

During the year ended December 31, 2021, the Company incurred $272,064 in legal fees with a law firm in which the Company’s audit committee chair is an employee. During the year ended December 31, 2020, the Company incurred $67,147 of legal services with this related party. As of December 31, 2021 and 2020, accounts payable and accrued expenses include $195,000 and $32,716 for legal fees due to the law firm for services, respectively.

NOTE 7 – DEBENTURES, CONVERTIBLE BRIDGE NOTES, AND NOTES PAYABLE

Debentures

The Company has Original Issue Discount Senior Secured Convertible Debentures (the “Debentures”) in the aggregate amount of $35,000 and $137,500 outstanding as of December 31, 2021 and 2020, respectively. All assets of the Company are secured under the Debentures. The Debentures contain certain anti-dilutive protection provisions in the instance that the Company issues stock at a price below the conversion price of the Debentures, as adjusted from time to time, as well as other standard protections for the holder. There is no interest on these notes. On December 28, 2020, $27,500 of these Debentures was converted into common stock at a price of $8.80 per share resulting in the issuance of 3,125 shares of common stock and the recognition of a loss on conversion of $41,250 which is included in loss on convertible debt and other liabilities converted to common stock on the consolidated statements of operations. In the first quarter of 2021, the two institutional holders of the debentures converted an aggregate of $102,500 into 12,927 shares of common stock, and the Company recognized a loss on the two debenture conversions of $356,454 which is included in loss on debentures and accrued expenses converted to common stock on the consolidated statements of operations. As of December 31, 2021, the outstanding amount of $35,000 was in default. On February 22, 2022, the holder of the debenture converted the full balance of $35,000 into 5,469 shares of common stock at $6.40 per share, and the balance on the convertible debenture is currently $0 (see Note 14 - Subsequent Events).

Convertible Bridge Notes

In 2017, 2018 and 2019, the Company issued a total of $2,801,908 in a convertible promissory note (the “Bridge Notes”) offering, which included three of the Company’s directors converting $156,368 and one shareholder converting $11,784 of prior notes and cash advances, including interest thereon, into the offering. In 2020, $2.9 million of the Bridge Notes, inclusive of principal and accrued and capitalized interest, was converted into 332,804 shares of common stock at $8.80 per share. The Company recorded a loss on extinguishment of these Bridge Notes of $495,320, which is included in the loss on conversion of bridge notes and accrued interest. As of March 31, 2021, all remaining Bridge Notes inclusive of principal and accrued and capitalized interest, were settled with the holders of these notes converting their debt into a total of 165,692 shares of common stock of the Company with a fair value of $4,378,488 based on the stock price of the Company on the date of conversion. The Company recorded a loss on extinguishment of these Bridge Notes of $744,205 for the year ended December 31, 2021, which is included in loss on conversion of bridge notes and accrued interest, as other income expenses in the statements of operations.

Pursuant to ASC 825-10-25-1, Fair Value Option, the Company made an irrevocable election at the time of issuance to report the Bridge Notes at fair value, with changes in fair value recorded through the Company’s condensed consolidated statements of operations as other income (expense) in each reporting period. The estimated fair value of the remaining outstanding Bridge Notes as of December 31, 2021 and 2020 was $0 and $3,598,000 (see Note 8 – Fair Value Measurement), respectively. During 2020, the change in fair value resulted in a loss of $3,170,236, which is presented as change in fair value of convertible bridge notes on the consolidated statements of operations (see Note 8 - Fair Value Measurement).

Convertible Promissory Notes

In the fourth quarter of 2021, the Company issued a total of $605,000 in convertible notes payable. The convertible notes mature on December 31, 2023, and include a 6% simple interest rate per annum payable upon maturity. The notes are convertible, at the option of the holder, anything prior to maturity at a conversion price of $8.00. Each of the convertible notes have an automatic conversion feature in the event that the Company completes an equity offering resulting in gross proceeds to the Company of at least $5,000,000 or lists its equity securities on NASDAQ or NYSE. The conversion of notes will be at $8.00 per share and adjusted for stock splits, stock dividends or other recapitalizations. In addition to the notes payable, each holder received a warrant for the purchase of shares of common stock with a purchase price of $24.00 per share. The exercise period for the warrant holder expires on October 31, 2022. In accordance with accounting standards, the warrant was valued using a Black Scholes Model and the relative fair value of the warrant was applied against the convertible note for a debt discount of $72,600 for a net Convertible note liability on the balance sheet of $532,400.

Paycheck Protection Program

On April 14, 2020, the Company received $142,942 under the Paycheck Protection Program (PPP) overseen by the U.S. Small Business Administration. The loan has an annual interest rate of 1% with loan payments being deferred six months from the date of the loan with a maturity date of April 2022. On July 14, 2021, the Company’s PPP loan was forgiven, resulting in $142,492 gain on forgiveness of debt which is included as other income (expense) in the consolidated statements of operations.

F-15

NOTE 8 – FAIR VALUE MEASUREMENT

The Company measures fair value in accordance with a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

As disclosed in Note 7, the Bridge Notes are reported at fair value, with changes in fair value recorded through the Company’s consolidated statements of operations as a component of other income (expense) in each reporting period. All Bridge Notes were converted to shares of common stock as of December 31, 2021.

The following tables set forth the Company’s financial assets and liabilities measured at fair value by level within the fair value hierarchy as of December 31, 2021 and December 31, 2020. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Total	Level 1	Level 2	Level 3
Convertible Bridge Notes	$-	$-	$-	$-
Fair value as of December 31 2021	$-	$-	$-	$-

	Total	Level 1	Level 2	Level 3
Convertible Bridge Notes	$3,598,000	$-	$-	$3,598,000
Fair value as of December 31, 2020	$3,598,000	$-	$-	$3,598,000

The following tables present a reconciliation of the beginning and ending balances of items measured at fair value on a recurring basis that use significant unobservable inputs (Level 3) that has been recorded in the condensed consolidated balance sheets which is as follows:

Fair value, December 31, 2020	$3,598,000
Accrued interest	35,983
Conversion to shares of common stock	(3,633,983)
Fair value, December 31, 2021	$-

NOTE 9 – DISCONTINUED OPERATIONS

On November 6, 2020, the Company executed a Separation Agreement (see Note 4 – Separation Agreement), whereby the Company transferred its Legacy Business and the related assets and liabilities to EPH, a related party and equity method investee.

F-16

ASC 205-20 “Discontinued Operations” establishes that the disposal or abandonment of a component of an entity or a group of components of an entity should be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. As a result, the component’s results of operations have been reclassified as discontinued operations on a retrospective basis for the period ended December 31, 2020. There were no results of operations from the component in the current period. As of December 31, 2021, there were no assets or liabilities held associated with this business. The results of operations of this component, for all periods, are separately reported as “discontinued operations” on the consolidated statements of operations.

As disclosed in Note 4 – Separation Agreement, the Company sold its equity interest in EPH as of March 31, 2021. There have been no transactions between the Company and EPH since the Separation Agreement.

A reconciliation of the major classes of line items constituting the income (loss) from discontinued operations, net of income taxes as is presented in the consolidated statements of operations for the year ended December 31, 2020, are summarized below:

Reconciliation of revenue and expense items in discontinued operations in the consolidated statements of operations:

Year Ended
December 31,
2020

REVENUES	$541,200

OPERATING EXPENSES
Payroll and related expenses	515,741
General and administrative	53,398
Total operating expenses	569,139
Financing costs including interest	46,967
Gain on debt extinguishment	(1,032,160)
INCOME FROM DISCONTINUED OPERATIONS	$957,254

Reconciliation of cash flows from operating activities and financing activities on the statements of cash flows:

Year Ended
December 31,
2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income from discontinued operations	$957,254
Adjustments to reconcile net income to net cash provided by discontinued operations:
Gain on forgiveness or assumption of promissory notes and accrued expenses	(1,032,160)
Changes in operating assets and liabilities
Increase in accounts payable and accrued expenses	22,500
Increase in accrued interest - related party	46,967
Net cash provided by operating activities	(5,439)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from promissory notes - related parties	338,373
Repayments on promissory notes – related parties	(1,590)
Net cash provided by financing activities	336,783

Net cash provided by discontinued operations	$331,344

F-17

NOTE 10 – PREFERRED STOCK, COMMON STOCK, AND WARRANTS

Series A Redeemable Convertible Preferred Stock (“Series A Stock”)

As of December 31, 2021 and 2020, the Company has 480 and 600 shares of Series A Stock issued and outstanding , respectively. During the year ended December 31, 2020, the Company converted 120 shares of Series A Stock with a stated value of $120,000 into 18,750 shares of common stock with a fair value of $662,425 at a conversion ratio of $6.40. A deemed dividend was recognized in the amount of $542,500 for the difference between the value of the common shares using the market price on the date of conversion and the $120,000 stated value of the Series A Stock upon conversion into common stock, which has been presented as an increase to the net loss available to common stockholders in the consolidated statement of operations.

The remaining outstanding shares of Series A Stock are convertible at $6.40 per share of the Company’s common stock (the “Conversion Price”), which was adjusted to match the conversion price of the Company’s Series B Preferred Stock. The Series A Stock bears a 6% dividend per annum, calculable and payable per quarter in cash or additional shares of common stock as determined in the Certificate of Designation. The Series A Stock has no voting rights until converted to common stock and has a liquidation preference equal to the aggregate purchase price of $480,000 plus accrued dividends. The Series A Stock was in default at the end of 2021, and the Company is negotiating a modification with the holders, including the conversion of these shares into common stock. Each share of Series A Stock received warrants, all of which had expired as of the first quarter of 2021.

The Series A Stock has price protection provisions in the case that the Company issues any shares of stock not pursuant to an “Exempt Issuance” at a price below the Conversion Price. Exempt Issuances include: (i) shares of common stock or common stock equivalents issued pursuant to the original merger of the company or any funding contemplated by that transaction; (ii) any common stock or convertible securities outstanding as of the date of closing; (iii) common stock or common stock equivalents issued in connection with strategic acquisitions; (iv) shares of common stock or equivalents issued to employees, directors or consultants pursuant to a plan, subject to limitations in amount and price; and (v) other similar transactions. The Certificate of Designation contains restrictive covenants not to incur certain debt, repurchase shares of common stock, pay dividends or enter into certain transactions with affiliates without consent of holders of 67% of the Series A Stock.

Management has determined that the Series A Stock is more akin to a debt security than equity primarily because it contains a mandatory 2-year redemption at the option of the holder, which only occurs if the Series A Stock is not converted to common stock. Therefore, management has presented the Series A Stock outside of permanent equity as mezzanine equity, which does not factor into the totals of either liabilities or equity.

The Series A Stock carries a 6% per annum dividend calculated on the stated value of the stock and is cumulative and payable quarterly beginning July 1, 2016. These dividends are accrued at each reporting period and are added to the redemption value of the stock; however, since the Company as an accumulated deficit, the charge has been recognized in additional paid-in capital. The accrued dividends are $213,580 and $184,044 as of December 31, 2021 and 2020, respectively.

Series B Convertible Preferred Stock (“Series B Stock”)

In December 2020, the Company filed an amendment to its Articles of Incorporation to authorize the issuance of up to 2,500 shares of Series B Stock, par value $0.001 per share, pursuant to a Certificate of Designation. The Series B Stock provides the holders a 10% annual paid-in-kind dividend, a liquidation preference equal to the purchase price of the shares ($1,000 per share) followed by the right to participate with the common stockholders in the instance of a liquidation or other exit event, and provide the holders the right to vote along with the common holders based on the common conversion amount of their holdings. The Series B Stock is convertible into common stock at a ratio of $6.40 per share, subject to anti-dilution protections in the case of certain issuances of securities below that conversion price. The Series B Stock is not redeemable.

In January 2021, the Company closed a private offering of its Series B Stock for $1,000 per share, raising a total of $2,500,000, inclusive of $156,000 in prior debt conversion and $23,000 of notes payable with directors converted to shares of Series B Stock and warrants. Between July 27 and August 24, 2021, 15 holders of an aggregate of 991 shares of Series B Stock converted their preferred shares into 163,134 shares of common stock, which included $53,061 of accrued dividends. As of December 31, 2021, 38 shares of Series B Stock were issued and outstanding. The accrued dividends are $153,757 and $0 as of December 31, 2021 and 2020, respectively.

F-18

Series E-1 Preferred Stock (“Series E-1 Stock”)

On December 3, 2020, the Company filed an amendment to its Articles of Incorporation to authorize the issuance of up to 8,500 shares of Series E-1 Stock pursuant to a Certificate of Designation. The shares of Series E-1 Stock are incentive-based, vesting and forfeitable securities that provide the holders the right in the aggregate to receive an “earnout” equal to 20% of the total consideration received by the Company in the instance of a sale or sub-license of its core licensed radiopharmaceutical technology, or sale or merger of the Company, which is paid on a priority, senior basis. In addition, the holders of the Series E-1 Stock can convert their vested preferred stock at anytime or after an event resulting in an earnout payment, such as an acquisition of the Company, into an aggregate of 212,500 common shares. The holders of the Series E-1 Stock have the right to vote along with the common stockholders based on the common conversion amount of their holdings, and have the right to nominate two members of the Board of Directors.

On December 30, 2020, 7,650 shares of Series E-1 Stock were issued to five individuals, including the Company’s Executive Chairman, CEO and General Counsel which vest starting in July 2021 through January 2023 and are forfeitable by the holders prior to vesting. In February 2021, the remaining 850 shares of Series E-1 Stock were issued to one newly-appointed director, vesting half in February 2022 and the balance in February 2023.

The Company computed the total grant date fair value of the Series E-1 Stock to be approximately $6,528,000 using an option pricing model and the following assumptions: (1) with respect to the shares granted in 2020: expected term of four years, dividend yield of -0-%, volatility of 96.12%, and a risk-free rate of .27%; and (2) with respect to the shares granted in 2021: expected term of four years, dividend yield of 0%, volatility of 90.78%, and a risk-free rate of 0.29%.

On December 6, 2021, the Company entered into an Exchange Agreement and Plan of Reorganization (the “Exchange Agreement”) with all E-1 Stockholders pursuant to which all shares of Series E-1 Stock were exchanged into an aggregate of 720,986 shares of common stock of the Company. The fair value of the Series E-1 Stock was determined to be approximately $8.65 million at the time of exchange, and was based upon a valuation report provided to the Board by an independent third party expert, and approved for fairness by the independent chairman of the Compensation Committee. The common stock issued in the exchange was based on a value of $12.00 per share using a 30-day weighted average closing price calculation, and was issued proportionately to each holder based on their individual holdings of Series E-1 Stock. All shares of common stock issued to the shareholders are subject to the same vesting schedules as was originally provided in each shareholder’s Series E-1 Stock issuance agreement, meaning that such shares of common stock are forfeitable if certain conditions of employment are not met by the holders. As of December 31, 2021, approximately 575,000 common shares are fully vested and approximately 150,000 common shares are unvested.

During the year ended December 31, 2021, the Company recognized stock-based compensation to employees and directors totaling $7,751,087 related to the Series E-1 Stock, which is included in compensation and related expenses on the consolidated statements of operations. As of December 31, 2021, approximately $0.9 million of unrecognized compensation remains which will be recognized over a twelve-month vesting period and has been presented as deferred compensation on the consolidated balance sheets.

Common Stock

In 2021 and 2020, the Company issued 1,167,423 and 434,808 shares of common stock, respectively, as follows:

	For the Years Ended December 31,
	2021	2020
Conversion of bridge notes and accrued interest to common stock	165,692	332,804
Conversion of debentures and accrued expenses	15,825	5,467
Conversion of accrued salary and bonus, directors fees, and promissory notes with related parties	-	52,787
Conversion of Series A Stock to common stock	18,750	-
Conversion of Series B Stock to common stock	163,134	-
Exercise of Series B Warrants to common stock	46,786	-
Exchange of Series E-1 Stock to common stock	720,986	-
Stock based compensation for services	36,250	43,750
Total Common Shares issued	1,167,423	434,808

During the year ended December 31, 2021, the Company issued 163,134 shares of common stock in connection with the conversion of Series B Stock with an original investment amount of $911,000 plus $53,061 in accrued dividends at the original stated conversion rate of $6.40. The Company also issued 36,250 shares of common stock to service providers during the period. The fair market value of the common stock was $517,500 which was recorded as stock compensation expense under Professional fees.

F-19

As of December 31, 2021, $125,007 of debentures and accrued expenses plus bridge notes with principal and accrued interest of $1,447,315 for an aggregate of $1,572,315 of obligations were converted into 181,517 shares of common stock at a price of $6.40 per share. Further, $120,000 of Series A Stock was converted into 18,750 shares of common stock at a price of $6.40 per share. Due to the timing of the conversions and the Company’s stock price at that time of conversion, the Company recorded the following losses from liability conversions in the twelve months ended December 31, 2021: $744,505 from the conversion of Bridge Notes including accrued interest, and $390,068 from the conversion of a debenture and accrued expenses. A deemed dividend was recognized in the amount of $542,500 for the difference between the value of the common shares using market price on the date of conversion and the $120,000 stated value of the Series A Stock upon conversion into common stock which has been presented as an increase to the net loss available to common stockholders in the consolidated statement of operations. Further, on December 6, 2021, the Company entered into an Exchange Agreement and Plan of Reorganization (the “Exchange Agreement”) with all E-1 Stockholders pursuant to which all shares of Series E-1 Stock were exchanged into an aggregate of 720,986 shares of common stock of the Company. As part of the exchange, the Company recognized stock-based compensation to employees and directors totaling $7,751,087 related to the Series E-1 Stock, which is included in compensation and related expenses on the consolidated statements of operations. Further, on October 15, 2021, 46,786 of the Series B Warrants were exercised for proceeds to the Company of $467,858, and the remaining Series B Warrants and the Service Warrants expired.

For the years ended December 31, 2021 and 2020, the Company recognized $1,070,725 and $406,825 of compensation expense for several service agreements which is included in professional fees.

For the year ended December 31, 2020, $3,441,401 of total obligations were converted into shares of common stock at a price of $8.80 per share. Due to the timing of the conversions and the Company’s stock price at that time of conversion, the Company recorded the following losses from liability conversions in 2020: $495,320 from the conversion of Bridge Notes including accrued interest, $68,373 from the conversion of a debenture and note payable with unrelated parties, and $271,210 from the conversion of accrued salary, bonus, directors’ fees and notes payable with related parties.

Warrants

During the year ended December 31, 2021, the Company issued 168,590 warrants in connection with its Series B Stock offering (the “Series B Warrants”), 18,750 warrants to a service provider (the “Service Warrants”), and 25,208 warrants in connection with its convertible note offering (the “Note Warrants”), see Note 7.

The terms of the Series B Warrants and Service Warrants were modified twice in 2021 by resolution of the Company’s board of directors, first to extend the termination date from July 8, 2021 to September 30, 2021 and then to extend the termination date to October 15, 2021. As part of the second modification, the exercise price of the Series B Warrants was reduced from $14.00 per share to $10.00 per share. As of October 15, 2021, 46,786 of the Series B Warrants were exercised for proceeds to the Company of $467,855, and the remaining Series B Warrants and the Service Warrants expired.

A summary of warrant activity and related information during the years ended December 31, 2021 and 2020 is as follows:

	Warrants	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding as of December 31, 2019	3,154	$8.80	$-
Issued	-	-	-
Exercised	-	-	-
Expired	2,000	-	-
Outstanding as of December 31, 2020	1,154	$8.80	$-
Issued	212,548	11.55	-
Exercised	46,786	10.00	-
Expired	129,832	9.82	-
Outstanding as of December 31, 2021	37,083	$19.52	$-

The aggregate intrinsic value of the warrants is the difference between the fair market value of the Company’s closing price of its common stock at each reporting date, less the exercise price multiplied by the number of warrants outstanding, which was $0 at December 31, 2021.

The following is a summary of the outstanding common stock warrants as of December 31, 2021:

	Number of Warrants	Exercise price per share	Expiration Date
Warrants issued in connection with issuance of Series B Stock to lead investor	11,875	$10.00	January 15, 2022
Warrants issued in connection with convertible notes	25,208	$24.00	October 31, 2022
Total Outstanding as of December 31, 2021	37,083

F-20

With respect to the Series B Warrants, the Company recognized the incremental value associated with the two modifications for term extension and exercise price reduction as a deemed dividend charge of $850,214 within stockholders’ equity and as a reduction of net loss available to common stockholders on the consolidated statement of operations. The incremental value associated with these warrant modifications was determined using a Black-Scholes pricing model using the original terms of the warrants and the modified terms and the following assumptions: expected term of 0.0- .25 years, dividend yield of 0%, volatility of 6.5-183.2%, and a risk-free rate of 0.04%-0.07%.

With respect to the Service Warrants, the Company computed the total grant date fair value of the warrants to be approximately $405,000 using a Black-Scholes option pricing model and the following assumptions: expected term of 0.5 years, dividend yield of -0%-, volatility of 129.81%, and a risk-free rate of .08%. The value of these warrants was recognized as stock-based compensation expense on the date of grant and is included in professional fees on the consolidated statement of operations for year ended December 31, 2021, as the warrants were fully earned upon issuance. On June 17, 2021 and September 22, 2021, the term of these warrants was extended, resulting in incremental compensation expense of $109,208, has been included in professional fees on the consolidated statement of operations for the year ended December 31, 2021. The incremental value associated with these modified warrants was determined using a Black-Scholes pricing model using the original terms of the warrants and the modified terms and the following assumptions: expected term of 0.00 – 0.04 years, dividend yield of 0%, volatility of 106.5% -183.2%, and a risk-free rate of 0.05-0.07%.

With respect to the Note Warrants, the Company computed the total grant dates fair value of the warrants to be $82,522 using a Black-Scholes option pricing model and the following assumptions: expected term of 0.5 years, dividend yield of 0%, volatility of 175.7% to 184.4% and a risk-free rate of .11% to .14%. The value of these warrants was recorded against the convertible notes as a debt discount using the relative fair value method and included in additional paid- in capital.

NOTE 11 – STOCK OPTIONS AND RESTRICTED STOCK UNITS

To compensate officers, directors and other key service providers with equity grants, the Board approved the 2016 Omnibus Equity Incentive Plan (“2016 Plan”) in 2016, which initially allowed for 4,000 shares of common stock, stock options, stock rights (restricted stock units), or stock appreciation rights to be granted by the Board in its discretion. This authorized amount was increased to 10,000 shares by Board resolution and amendment in 2017, and further increased to 1 million shares by Board resolution in 2021. As of December 31, 2021, there are no shares available under the 2016 Plan for future issuance; however, the Board approved an increase in the authorized shares available to 8 million by resolution on January 13, 2022, as provided under the 2016 Plan (See Note 14 – Subsequent Events).

The Company issued 16,100 options to purchase common stock to officers and directors of the Company during 2021. These options have a 10 year term, a vesting period of 50% six months after issuance and the balance 12 months after issuance, and an exercise price of $14.00 per share.

A summary of stock option activity and related information during the years ended December 31, 2021 and 2020 is as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding as of December 31, 2019	8,515	$120.00	3.9	$-
Granted	3,200	$20.00	8.9	$-
Outstanding as of December 31, 2020	11,715	$70.00	5.6	$-
Granted	16,100	$14.40	10.0	$-
Outstanding as of December 31, 2021	27,815	$30.40	7.9	$-
Exercisable as of December 31, 2021	11,715	$52.40	5.5	$-

F-21

The Company recorded $75,692 and $24,327 of stock-based compensation expense and one-time incremental charge for option repricing which is included in compensation and related expenses for the years ended December 31, 2021 and 2020, respectively, on the consolidated statement of operations.

The aggregate intrinsic value of options is the difference between the fair market value of the Company’s closing price of its common stock at each reporting date, less the exercise price multiplied by the number of options granted, which was $0 at December 31, 2021.

As of December 31, 2021, the unrecognized stock-based compensation of $136,828 is expected to be expensed through August 2022 based on the option vesting requirements. The weighted average fair value of options granted was $14.40 per share for the year ended December 31, 2021.

We estimate the fair value of stock-based awards on the date of grant using the Black-Scholes option pricing model using the fair market value of our common stock on the date of grant and a number of other assumptions. These assumptions include estimates regarding the expected term of the awards, estimates of the stock volatility over a duration that approximates the expected term of the awards, estimates of the risk-free rate, and estimates of expected dividend rates.

The assumptions that were used in Black-Scholes option pricing model for the year ended December 31, 2021 were as follows:

	For the years ended
	2021	2020
Expected term (years)	5.38	5.0
Expected volatility	153.9%	149.67%
Risk-free interest rate	0.94%	1.610%
Expected dividend yield	0.0%	0.0%

Option Repricing

On January 6, 2020, the compensation committee of the Company’s Board of Directors, approved a one-time stock option repricing program (the “Option Repricing”) to permit the Company to reprice certain options to purchase the Company’s Common Stock held by its current directors, officers and employees (the “Eligible Options”), which actions became effective on January 6, 2020. Under the Option Repricing, Eligible Options with an exercise price at or above $100.00 per share (representing an aggregate of 6,311 options, or 54% of the total outstanding) were amended to reduce such exercise price to $20.00 per share.

The impact of the Option Repricing was a one-time incremental non-cash charge of $6,304, which was recorded as stock option expense for the year ended December 31, 2020 which was included in compensation and related expenses on the consolidated statements of operations.

NOTE 12 – INCOME TAXES

A reconciliation of the differences between the effective income tax rates and the statutory federal tax rates for the years ended December 31, 2021 and 2021 (computed by applying the U.S. Federal corporate tax rate of 21 percent to the loss before taxes) is as follows:

	2021		2020
Tax benefit at U.S. statutory rate		$(2,515,184)		$(1,021,163)
State taxes, net of federal benefit		(89,264)		(260,154)
Stock based compensation		1,875,514
Change in fair value of convertible bridge notes and derivatives		-		792,877
PPP loan forgiveness		(30,018)		-
Gain on extinguishment of liabilities		238,260		-
Other permanent differences		-		60,941
Change in valuation allowance		520,692		427,499
	$-		$-

F-22

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities for the years ended December 31, 2021 and 2020 consisted of the following:

SCHEDULE OF DEFERRED TAX ASSETS AND LIABILITIES

	2021	2020
Net operating loss carry-forward	$3,073,065	$2,657,931
Accrued expenses	166,783	80,676
Stock based compensation	70,128	50,944
Charitable contribution	267	-
Net deferred tax assets	3,310,243	2,789,552
Valuation allowance	(3,310,243)	(2,789,552)
Total net deferred tax asset	$—	$—

At December 31, 2021 and 2020, the Company had net deferred tax assets of $3,310,243 and $2,789,552 principally arising from net operating loss carry-forwards for income tax purposes (“NOLs”). As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been established at December 31, 2021 and 2020. At December 31, 2021, the Company has net operating loss carry forwards totaling approximately $12,125,000. The potential tax benefit arising from NOLs generated of approximately $5,474,000 prior to 2018 effective date will begin to expire in 2034. The potential tax benefit arising from the net operating loss carryforwards of approximately $6,651,000 generated after 2018 can be carried forward indefinitely within the annual usage limitations. The Company is delinquent in filing its federal tax returns for several of the previous year periods since inception. Therefore, all tax years since the Company’s inception remain open for examination. Management expects to retain a tax professional to assist in bringing these filings current.

The Company’s NOL and tax credit carryovers may be significantly limited under the Internal Revenue Code (“IRC”). NOL and tax credit carryovers are limited under Section 382 when there is a significant “ownership change” as defined in the IRC. During the year ended December 31, 2021 and in prior years, the Company may have experienced such ownership changes, which could impose such limitations.

The limitations imposed by the IRC would place an annual limitation on the amount of NOL and tax credit carryovers that can be utilized. When the Company completes the necessary studies, the amount of NOL carryovers available may be reduced significantly. However, since the valuation allowance fully reserves for all available carryovers, the effect of the reduction would be offset by a reduction in the valuation allowance.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

Employment Agreements

The employment agreements as amended for the Company’s Executive Chairman and CEO each contain termination provisions whereby if they are terminated without cause or following a material change, as defined therein, they will receive salary through the date of termination plus an additional 24 months, bonus that would be earned during the full year when the termination became effective (or a lump sum of 50% of the full target bonus), all stock options shall vest and healthcare benefits will continue for 24 months. The Company’s General Counsel’s employment agreement, as amended, contains an 18-month severance payment in the instance of a termination without cause or following a material change, as defined therein. Additionally, the management team are currently taking partial salary of their approved salary per their employment agreements and the difference is being accrued starting as of December 1, 2021. As of December 31, 2021, the accrued salary for the management team was $83,731.

The employment agreements, as amended, for the Company’s Executive Chairman and CEO each contain a transaction bonus in the instance any of the Company’s assets are sold or sublicensed or if the Company or its subsidiary is acquired, equal to 1.75% of the consideration received by the Company. The employment agreement, as amended, for the Company’s General Counsel contains a similar transaction bonus equal to 0.5% of consideration received by the Company.

F-23

License Agreement

The Company’s License Agreement for the Technology, as amended, with IGL is for 20 years or until the expiration of the multiple patents covered under the license and requires multiple milestone-based payments including: up to $410,000 as CycloSam® advances through Phase 3 of clinical trials, and $2 million upon commercialization. IGL has also received 500,000 shares of the Company as additional compensation. Upon commercialization, IGL will receive an on-going royalty equal to 4.5% of Net Sales, as defined in the License Agreement, and 5% of any consideration we receive pursuant to a sublicense, sale of the asset, or sale of QSAM Therapeutics. QSAM will also pay for ongoing patent filing and maintenance fees, and has certain requirements to defend the patents against infringement claims.

In connection with the License Agreement, QSAM signed a two-year Consulting and Confidentiality Agreement (the “Consulting Agreement”) with IGL, which provides IGL with payments of $8,500 per month starting 60 days after signing through April 2022. The Consulting Agreement is to provide QSAM with additional consulting and advisory services from the technology’s founders to assist in the clinical development of CycloSam. As of December 31, 2021, the Company has paid $15,101 in expense reimbursements required under the agreement. As of December 31, 2020, the Company paid $60,000 under the License Agreement representing the full upfront license fee, as well $97,999 in expense reimbursements required under that agreement. The drug development costs to service providers including the fixed $8,500 monthly consulting fee, which has been reflected as research and development expense on the consolidated statement of operations was $647,302 and $362,456 for the years ended December 31, 2021 and 2020, respectively.

NOTE 14 – SUBSEQUENT EVENTS

On January 13, 2022, by resolution of the Board of Directors, the Company increased the authorized shares issuable under its 2016 Omnibus Equity Incentive Plan, as amended, from 1,000,000 to 8,000,000 shares.

On January 15, 2022, the Company modified the terms of the warrant issued to Checkmate Capital Group LLC under a modification agreement, to extend the term of such warrant until January 15, 2023, in return for an agreement for the holder to sign a six-month lock-up agreement in the instance that the Company completes an upcoming underwritten equity offering and lists its shares on NASDAQ.

On January 15, 2022, the Company issued one of its Directors 10,000 shares of common stock for services previously rendered to the Company.

On January 24, 2022, the Board approved a plan of compensation for independent directors, which provides: an annual retainer of $30,000; additional annual fees of $20,000, $15,000 and $10,000 for serving as Chair of the Audit Committee, Compensation Committee and Nominating & Governance Committee, respectively; and annual fees of $7,500, $5,000 and $3,500 for serving as members of the Audit Committee, Compensation Committee and Nominating & Governance Committee, respectively. Upon appointment to our Board, non-employee directors receive 6,250 stock options, exercisable for 10 years at a price equal to the closing price of our common stock on the date of appointment, and vesting 50% in 12 months and the balance in 24 months.

On January 25, 2022, the Company appointed Adriann Sax to the Board of Directors and issued her 6,250 stock options, exercisable at a price of $8.00, and vesting half on January 25, 2023, and the balance on January 25, 2024. The options are exercisable for ten years from issuance. Ms. Sax was appointed to the Audit Committee and Chair of the Nominating & Governance Committee.

On February 21, 2022, one of the Company’s independent directors was granted 25,000 stock options, exercisable at a price of $8.00, and vesting on December 31, 2022. The options are exercisable for ten years from issuance.

On February 22, 2022, the holder of the Company’s convertible debenture converted the $35,000 principal balance of that debt security into 5,469 shares of common stock at $6.40 per share. No convertible debentures remain outstanding.

On February 22, 2022, one of the Company’s key employees was granted 25,000 stock options, exercisable at a price of $8.00, and vesting in one-third increments over the following three years from grant. All options are exercisable for ten years from issuance.

F-24

Shares of Common Stock

QSAM Biosciences Inc.

PRELIMINARY PROSPECTUS

ThinkEquity

            , 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee and the FINRA filing fee. Except as otherwise noted, all the expenses below will be paid by us.

Amount
SEC registration fee	$2,265
FINRA filing fee	$4,138
NASDAQ application and listing fee*	$50,000
Accountants’ fees and expenses*	$10,000
Legal fees and expenses*	$500,000
Transfer Agent’s fees and expenses*	$25,000
Printing and engraving expenses*	$3,000
Underwriter expenses*	$200,000
Miscellaneous*	$105,597
Total expenses	$900,000

*	Amounts shown are estimates.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the Company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our amended and restated certificate of incorporation, as amended, and amended and restated bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the Delaware General Corporation Law. Any repeal or modification of these provisions shall be prospective only, and shall not adversely affect any limitation on the liability of our directors or officers existing prior to the time of such repeal or modification. We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the Delaware General Corporation Law would permit indemnification.

II-1

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued and sold the following securities that were not registered under the Securities Act of 1933, as amended:

The following table sets forth the sales of unregistered securities by the Company in 2021:

Purpose / Holder	Number of Shares of Common Stock	Total Price/Amount
Conversion into common stock of promissory notes among multiple note holders (1)	165,692	$1,447,315
Sale of Series B Shares to multiple investors (2)	55	$2,219,000
Common stock warrants issued to investors in Series B Offering (3)	168,589	-
Common stock warrants issued to service provider (4)	18,750	$120,000
Common stock issued to service providers for services (5)	18,750	$132,500
Grant of Series E-1 Preferred Shares to director (6)	21	-
Conversion of Series A Preferred Stock with unrelated party (7)	18,750	$120,000
Common stock issued to service provider for services (8)	17,500	$210,000
Conversion of Series B preferred shares and accrued dividends into common stock (9)	163,134	$1,344,068
Common stock options issued to directors (10)	16,100	-
Series B warrant exercise (11)	46,786	$467,858
Convertible Note Warrants (12)	23,125	$555,000
Common shares issued in exchange for Series E-1 preferred shares (13)	720,986	$8,651,829

(1)	Shares of common stock issued to six holders of the Company’s Bridge Notes.
(2)	Shares of common stock sold to 25 unaffiliated accredited investors as part of Series B financing.
(3)	156,714 warrants issued to 27 investors who participated in Series B financing at an exercise price of $14.00, expiring July 8, 2021 (subsequently amended to October 15, 2021 with reduced $10.00 exercise price – see Note 11 below); and 11,875 warrants issued to Checkmate Capital Group LLC at an exercise price of $18.00, expiring January 15, 2022 (subsequently amended to January 15, 2023).
(4)	Warrants issued to Sterling Management Inc. at an exercise price of $8.80 per share, expiring July 8, 2021 (subsequently amended to expire October 15, 2021; expired on October 15, 2021).
(5)	6,250 shares of common stock issued to Sterling Management, and 12,500 shares of common stock issued to IGL Pharma, Inc. under our License Agreement as amended.
(6)	Series E-1 preferred shares issued to Charles J. Link Jr. (Director) (subsequently exchanged for common shares – see Note 13 below).
(7)	Conversion of preferred shares by Alpha Capital Anstalt.
(8)	Common shares issued to Redstone Communications and affiliate for investor relations services pursuant to contract.
(9)	Common shares issued to nine unaffiliated parties upon conversion of Series B preferred shares and accrued unpaid dividends (see Note 2 above).
(10)	Options granted to directors, officers, and certain service providers of the Company under its Equity Incentive Plan.
(11)	Common stock issued to 8 non-affiliate investors upon exercise of warrants.
(12)	Issued in connection with Convertible Promissory Notes in the total principal amount of $605,000 among six non-affiliated accredited investors. Warrants are exercisable prior to October 31, 2022 at $24.00 per share.
(13)	Issued pursuant to exchange agreement and plan of reorganization dated December 6, 2021, between the Company and six officers, directors and key employee holders of the Series E-1 Preferred Stock.

During the year ended December 31, 2020, the Company made the following sales of unregistered securities:

Purpose / Holder	Number of Shares	Total Price/Amount
Conversion into common stock of promissory notes among multiple note holders (1)	332,804	$2,928,679
Conversion into common stock of related party notes (2)	17,404	$153,155
Issuance of common stock to officers and directors in lieu of salary and bonus (3)	31,931	$280,990
Common stock issued to related party for services (4)	5,682	$50,000
Common stock issued to one service provider (5)	20,000	$200,000
Common stock issued to one service provider (6)	3,750	$30,000
Conversion of debt into Series B shares (7)	3.9	$156,000
Sale of Series B Preferred Shares (8)	3	$125,000
Grant of Series E-1 Preferred Shares to management (9)	191	-

(1)	Shares of common stock issued to 27 holders of the Company’s Bridge Notes.
(2)	Shares of common stock issued to Kevin Bolin, Joel Mayersohn, Scott Whitney (all current or former directors of the Company) and Checkmate Capital Group LLC or its affiliated entity (a 10% holder of the Company).
(3)	Shares of common stock issued to Kevin Bolin (former Chairman and CEO), Christopher Nelson (Director and General Counsel), Joel Mayersohn (Director), and Scott Whitney and Tristan Peitz (former directors), at a conversion price of $8.80 per share.
(4)	Shares of common stock issued to Checkmate Capital Group LLC or its affiliate.
(5)	Shares of common stock issued to Redstone Communications Inc. or its affiliate for investor relations services under contract.
(6)	Shares of common stock issued to Atlanta Capital Partners LLC for investor relations services under contract.
(7)	Shares of common stock issued to Checkmate Capital Group LLC or its affiliate.
(8)	Shares of common stock sold to two unaffiliated parties as part of Series B financing.
(9)	Series E-1 preferred shares issued to C. Richard Piazza (Executive Chairman), Douglas Baum (CEO and Director), Christopher Nelson (General Counsel and Director), and two non-executive management / advisors of the Company.

The Company did not conduct any sales of unregistered securities in 2019.

We issued the securities reported hereunder to “accredited investors” as that term is defined in Rule 501 of Regulation D of the SEC, to “sophisticated investors”, or to directors and officers, each of whom had prior access to all material information about us prior to the offer and sale of these securities, and had the right to consult legal and accounting professionals, pursuant to registration exemptions provided in section 4(a)(2) and Rule 506 of Regulation D of the Securities Act.

II-2

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to the Form 8-K filed December 15, 2015 and Form 8-K filed December 23, 2010)
3.2*	Certificate of Amendment of the Amended and Restated Certificate of Incorporation dated November 18, 2015
3.3*	Certificate of Amendment of the Amended and Restated Certificate of Incorporation dated August 18, 2017
3.4	Certificate of Amendment of the Amended and Restated Articles of Incorporation of Q2Earth, Inc. (incorporated by reference to the Form 8-K dated September 11, 2020)
3.5	Certificate of Amendment of the Amended and Restated Certificate of Incorporation dated March 4, 2022 (incorporated by reference to the Form 8-K dated March 9, 2022)
3.6**	Amended and Restated Bylaws
4.1	Certificate of Designation of Preferences, Rights and Limitations of Series A 6% Convertible Preferred Stock (incorporated by reference to the Form 8-K filed November 18, 2015)
4.2	Certificate of Designation for the Series B Convertible Preferred Stock (incorporated by reference to Form 8-K dated December 31, 2020)
4.3	Certificate of Designation for the Series E-1 Incentive Preferred Stock (incorporated by reference to Form 8-K dated December 31, 2020)
4.4*	Form of Representative’s Warrant (included as Exhibit B to the Form of Underwriting Agreement Filed as Exhibit 1.1)
4.5*	Form of Pre-Funded Warrant
5.1*	Opinion of Dickinson Wright PLLC
10.1	2016 Omnibus Equity Incentive Plan (incorporated by reference to the Form 10-K filed for the year ended December 31, 2017)
10.2	Employment Agreement with Christopher Nelson (incorporated by reference to the Form 10-K filed for the year ended December 31, 2017)
10.3	Patent and Technology License Agreement and Trademark Assignment between IGL Pharma, Inc. and QSAM Therapeutics Inc., dated April 20, 2020 (incorporated by reference to the Form 8-K dated April 24, 2020)
10.4	Consulting and Confidentiality Agreement by and between IGL Pharma, Inc. and QSAM Therapeutics Inc., dated April 20, 2020 (incorporated by reference to the Form 8-K dated April 24, 2020)
10.5	Omnibus Separation Agreement, dated November 6, 2020, between the Company and Earth Property Holdings, LLC (incorporated by reference to the Form 8-K dated November 6, 2020)
10.6	Employment Agreement dated November 6, 2020, between the Company and C. Richard Piazza (incorporated by reference to the Form 8-K dated November 6, 2020)
10.7	Employment Agreement dated November 6, 2020, between the Company and Douglas Baum (incorporated by reference to the Form 8-K dated November 6, 2020)
10.8	Form of Issuance Agreement for the Series E-1 Incentive Preferred Stock (incorporated by reference to the Form 8-K dated December 31, 2020)
10.9	Form of Securities Purchase Agreement for Series B Convertible Preferred Stock (incorporated by reference to the Form 8-K dated January 28, 2021)
10.10	Form of Warrant for purchase of shares of common stock in connection with Series B offering (incorporated by reference to the Form 8-K dated January 28, 2021)
10.11	Form of Convertible Note (incorporated by reference to the Form 8-K dated December 8, 2021)
10.12	Form of Warrant for purchase of shares of common stock in connection with Convertible Note offering (incorporated by reference to the Form 8-K dated December 8, 2021)
10.13	First Amendment to the Patent and Technology License Agreement and Trademark Assignment between IGL Pharma, Inc. and QSAM Therapeutics Inc., dated April 20, 2020 effective November 17, 2021 (incorporated by reference to the Form 8-K dated November 30, 2021)
10.14	Amended and restated employment agreement dated December 6, 2021 with Christopher Nelson (incorporated by reference to the Form 8-K dated December 10, 2021)
10.15	Amended and restated employment agreement dated December 6, 2021 with Douglas R. Baum (incorporated by reference to the Form 8-K dated December 10, 2021)
10.16	Amended and restated employment agreement dated December 6, 2021 with Richard C. Piazza (incorporated by reference to the Form 8-K dated December 10, 2021)
10.17	Employment agreement dated March 3, 2022 with Adam King (incorporated by reference to the Form 8-K dated March 4, 2022)
10.17	Exchange Agreement and Plan of Reorganization dated December 6, 2021 (incorporated by reference to the Form 8-K dated December 10, 2021)
10.18	Independent Director Compensation Plan (incorporated by reference in the Form 8-K dated January 28, 2022)
14*	Code of Ethics
21*	List of Subsidiaries
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Dickinson Wright PLLC (included in Exhibit 5.1)
24.1	Power of Attorney (included on Signature Page)
99.1*	Consent of Jeffrey M. Soinski
107*	Filing Fee Table

*	Filed herewith.
**	To be filed by amendment.

II-3

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser: If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) For the purpose of determining any liability under the Securities Act, the registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(d) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, we have duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Austin, Texas, on the 10th day of March, 2022.

QSAM Biosciences Inc.

By:	/s/ Douglas Baum
Douglas Baum
Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of QSAM Biosciences, Inc. hereby constitute and appoint Douglas Baum and Christopher Nelson, and each of them, any of whom may act without joinder of the other, as the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to the Registration Statement, including a prospectus or an amended prospectus therein and any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Douglas Baum	Chief Executive Officer and Director (Principal Executive Officer)	March 10, 2022
Douglas Baum

/s/ Adam King	Chief Financial Officer	March 10, 2022
Adam King	(Principal Accounting and Financial Officer)

/s/ C. Richard Piazza	Executive Chairman	March 10, 2022
C. Richard Piazza

/s/ Charles J. Link Jr.	Director	March 10, 2022
Charles J. Link, Jr.

/s/ Adriann Sax	Director	March 10, 2022
Adriann Sax

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